   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 1999



                                                      REGISTRATION NO. 333-90979

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                EXTENSITY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7372                          68-0368868
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)                NUMBER)

                         2200 POWELL STREET, SUITE 400
                          EMERYVILLE, CALIFORNIA 94608
                                 (510) 594-5700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ROBERT A. SPINNER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                EXTENSITY, INC.
                         2200 POWELL STREET, SUITE 400
                          EMERYVILLE, CALIFORNIA 94608
                                 (510) 594-5700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                HOWARD S. ZEPRUN, ESQ.                               JOHN W. CAMPBELL III, ESQ.
                 CAINE T. MOSS, ESQ.                                   CRAIG S. MORDOCK, ESQ.
           WILSON SONSINI GOODRICH & ROSATI                           BRANDON C. PARRIS, ESQ.
               PROFESSIONAL CORPORATION                               MORRISON & FOERSTER LLP
                  650 PAGE MILL ROAD                           19900 MACARTHUR BOULEVARD, 12TH FLOOR
             PALO ALTO, CALIFORNIA 94304                              IRVINE, CALIFORNIA 92612
                    (650) 493-9300                                         (949) 251-7500

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
          TITLE OF EACH CLASS                                           PROPOSED MAXIMUM             AMOUNT OF
            OF SECURITIES TO                     AMOUNT TO             AGGREGATE OFFERING           REGISTRATION
             BE REGISTERED                    BE REGISTERED(1)              PRICE(2)                   FEE(3)
----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001
  par value per share...................         4,600,000                $46,000,000                 $11,120
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------



(1) Includes 600,000 shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.



(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).



(3) Computed based on filing fee schedule in effect at time of initial filing. A fee of $15,985 has previously been paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


Subject to Completion, Dated December 21, 1999


[LOGO]

--------------------------------------------------------------------------------

4,000,000 SHARES

COMMON STOCK
--------------------------------------------------------------------------------


This is the initial public offering of Extensity, Inc. and we are offering 4,000,000 shares of our common stock. We anticipate that the initial public offering price will be between $8.00 and $10.00 per share. We have applied to list our common stock on the Nasdaq National Market under the symbol "EXTN."


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                UNDERWRITING
                                        PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                         PUBLIC                 COMMISSIONS                EXTENSITY
  Per Share                      $                         $                         $
  Total                          $                         $                         $


We have granted the underwriters the right to purchase up to 600,000 additional shares to cover over-allotments.


DEUTSCHE BANC ALEX. BROWN
                             BEAR, STEARNS & CO. INC.
                                                   HAMBRECHT & QUIST

THE DATE OF THIS PROSPECTUS IS                     , 1999

                 DESCRIPTION OF GRAPHICS FOR BACK-INSIDE COVER


At the top right-hand margin of the page appears the Extensity logo and to the right of the logo appears "Extensity." On the right margin below the Extensity logo and name appears the phrase in large print "Extensity at Work." Below and to the far left-hand margin of "Extensity at Work" appears a small graphic depiction of a human. Below the graphic depiction of the human appears the phrase "1. Plan Business Trip." Below this phrase appears a graphic depiction of a computer screen that contains the graphic of the Extensity Travel Plans user-interface. To the lower right of this graphic appears the phrase "2. Book Airline Tickets through Travel Service Partner." Below this phrase appears a graphic depiction of a computer screen that contains the graphic of the Extensity Travel Plans user-interface, which contains information regarding an itinerary of a flight from San Francisco to New York. To the lower right of this graphic appears the phrase "3. Order Supplies to Support Customer." Below this phrase appears a graphic depiction of a computer screen that contains the graphic of the Extensity Purchase Reqs user-interface. To the lower-left of this graphic appears a graphic depiction of a Palm VII hand-held computing device. Appearing on the screen of the Palm VII is the Extensity Expense Reports user-interface, which contains purchase information for a hypothetical transaction. To the right of this graphic appears the phrase "4. Enter Billable Time on Handheld Device." To the left of the Palm VII graphic is a graphic depiction of a computer screen that contains the graphic of the Extensity Expense Reports user-interface. Below this graphic appears the phrase "5. Complete Expense Report in Minutes and Get Paid in Days." To the upper left of this graphic appears a graphic depiction of a computer screen that contains a detailed report of the hypothetical trip as reported by Extensity Expense Reports. At the top of this graphic appears the phrase "6. Gain Management Insights from Reporting." The background of the entire graphic is a swirling set of eight lines. Below all of the graphics appears the table of contents.

                 DESCRIPTION OF GRAPHICS FOR INSIDE-FRONT COVER

At the top left-hand margin of the page appears the Extensity logo and to the right of the logo appears "Extensity." Below the Extensity name and logo appears the phrase in large print "Internet-Based Workforce Optimization Software." Below this phrase appear five bullet points in a vertical row. To the right of the first bullet point appears the phrase "Designed and Delivered Using the Internet." To the right of the second bullet point appears the phrase "Improving Employee Productivity and Satisfaction." To the right of the third bullet point appears the phrase "Enhancing Enterprise Operating Efficiency." To the right of the fourth bullet point appears the phrase "Increasing Control Over Internal Processes." To the right of the fifth bullet point appears the phrase "Universally Accessible via Networked and Mobile PCs and Handheld Devices." Below the five bullet points appears the graphic depiction of a very large oval that is set at a forty-five degree angle. The oval is separated into four sections, each a different shade. In the top-left section appears a graphic of one square intersected by another square. On the top of the squares appears the graphic depiction of a one hundred dollar bill. In the upper-left hand portion of this section appears the phrase "Extensity Expense Reports Automates the Creation, Approval and Payment of Expense Reports While Enforcing Company Policy." In the top right-hand section appears a graphic of one square intersected by another square. On the top of the squares appears the graphic depiction of an airplane. In the upper-right hand portion of this section appears the phrase "Extensity Travel Plans Automates the Planning, Approval, and Procurement Process for Corporate Travel Prior to Travel Expenses Being Incurred." In the lower right-hand section appears a graphic of one square intersected by another square. On the top of the squares appears the graphic depiction of a wrist watch around another smaller square. In the lower-right hand portion of this section appears the phrase "Extensity Timesheets Automates the Reporting and Tracking of Billable Hours to Ensure Timely and Accurate Client Billing." In the lower left-hand section appears a graphic of one square intersected by another square. On the top of the squares appears the graphic depiction of a computer screen, a computer mouse and a pencil. In the lower left-hand portion of this section appears the phrase "Extensity Purchase Reqs Automates and Optimizes the Requisitioning of Non-Production Goods and Services While Enforcing Company Procurement Policies." Extending from the right of the large sphere are four lines connecting to a half of a cloud which is located on the far right-hand margin of the page. Extending to, and over the cloud, and to the upper center of the page are four diagonal lines.

                   DESCRIPTION OF GRAPHICS FOR BACK GATEFOLD

On the inside back cover of the gatefold at the top left-hand margin of the page appears the Extensity logo and to the right of the logo appears "Extensity." Below the Extensity name and logo appears the phrase in large print "Extensity Network of Employee Desktops." Below this phrase appears the phrase "Thousands of Employees Across Multiple Organizations Leveraging Extensity's Integrated Applications." Below this phrase appears the graphic depiction of a very large oval that is set at a forty-five degree angle. The oval is separated into four sections, each a different shade. In the top-left section appears a graphic of one square intersected by another square. On the top of the squares appears the graphic depiction of a one hundred dollar bill. In the upper-left hand portion of this section appears the phrase "Extensity Expense Reports Allows Remote Employees to Submit Expense Reports and Get Paid in Days." In the top right-hand section appears a graphic of one square intersected by another square. On the top of the squares appears the graphic depiction of an airplane. In the upper-right hand portion of this section appears the phrase "Extensity Travel Plans Allows Business Managers to Enforce Travel Policy Through Software and to Deal with Exceptions Only." In the lower right-hand section appears a graphic of one square intersected by another square. On the top of the squares appears the graphic depiction of a wrist watch around another smaller square. In the lower-right hand portion of this section appears the phrase "Extensity Timesheets Allows Consultants to Easily Enter Time Worked and Accelerates Client Bill-Back Cycle." In the lower left-hand section appears a graphic of one square intersected by another square. On the top of the squares appears the graphic depiction of a computer screen, a computer mouse and a pencil. In the lower left-hand portion of this section appears the phrase "Extensity Purchase Reqs Enables Procurement Managers to View Purchasing Reports and Gain Insights into Buying Patterns." In the center of the oval appears the phrase in large print "Extensity Workforce Optimization Applications Suite." Below this phrase appears three vertically stacked bullet points. To the right of the first bullet point appears the phrase "Consistent User Interface." To the right of the second bullet point appears the phrase "Integration into ERP, Financial, Credit Card and Legacy Systems." To the right of the third bullet point appears the phrase "Integrated Reporting and Management Intelligence." Extending from the upper left-hand margin of the page to down and around the large oval are a number of graphic depictions of human figures. Underneath and around the large oval appear ten swirling lines. Extending from the right of the large oval to the left hand margin of the page appear four lines. Within the four lines appears the incomplete phrase "Provide Access to Pre-Qualified Users," which, when connected to the inside back cover, creates the phrase "Providing Access to Valuable, Pre-Qualified Users." Extending from the upper right hand margin of the page and to the center of the right hand margin are four diagonal lines.

On the inside front cover of the gatefold extending from the left-hand margin of the page to the lower right-hand margin of the page appears four diagonal lines. The lines extend to, and over, a cloud. Extending from the right of the cloud to the left hand margin appear four lines (connecting to the gatefold). Within the four lines appears the incomplete phrase "Valuable, Users," which when connected to the preceding page of the gatefold creates the phrase "Providing Access to Valuable, Pre-Qualified Users." Below the cloud appears the phrase "Extensity Content and Commerce Gateway for the Enterprise Workforce." To the right of the cloud appear four lines, two of which extend to the top of the page, and two of which extend to the right hand margin of the page. In between the two lines that extend to the top of the page appears a graphic depiction of a bridge in a square. Below the square appears the phrase "Content Providers." To the right of the square, in the right-hand corner of the page appears the phrase "Extensity Partner Network Third Party Content, Service and Commerce Providers." Below this phrase appears a graphic depiction of a computer monitor within a square. Below the square appears the phrase "Service Providers." To the lower right of this square appears the graphic depiction of a one hundred dollar bill within a square. Below the square appears the phrase "Commerce Providers."

                       DESCRIPTION OF GRAPHICS FOR PAGE 45


The top left-hand margin of the graphic contains the phrase "Extensity Architecture" in large bold font. Below the phrase "Extensity Architecture" appears the graphic of three desktop computers. Each computer is linked together by a solid bold line. Underneath the graphic depiction of the three computers appears the phrase "Remote LAN." The solid bold line connecting the three computers extends down below the computers to a cloud. Inside the cloud appears the phrase "Internet." Extending from the left of the cloud is another solid bold line connecting to a graphic depiction of a large rectangular box and a small cube which represent a computer server. Under the rectangle and the cube graphics appears the phrase "Content Partner." Extending from the cloud to the lower left-hand corner of the graphic is a lightening bolt connecting the cloud to a graphic depiction of a laptop computer. Underneath the laptop computer appears the phrase "Mobile Travelers." Extending from the cloud to the lower right-hand corner of the graphic is a lightening bolt connecting the cloud to a graphic depiction of a handheld computing device. Underneath the handheld computing device appears the phrase "Palm and Visor." Extending from the right of the cloud is another solid line connecting the cloud to a graphic depiction of a large rectangular box which represents a computer server. Under the rectangle appears the phrase "Firewall." Extending from the right of the large rectangular box is a solid bold line connecting to a large vertical solid bold line. Appearing at the top of the large vertical solid bold line and extending to the right of the graphic is another solid bold line connecting to the graphic depiction of three desktop computers. Underneath the three computers appears the phrase "LAN." Extending from the middle of the three computers up to the right diagonally is a solid bold line. This solid bold line connects to a large rectangular box in the right hand corner of the graphic. Within the large rectangular box appears the phrase "Thin Client" in the upper left-hand corner and two smaller rectangular boxes, one stacked upon the other, appear in the bottom center of the box. In the center of the top stacked box appears the phrase "GUI Presentation." In the center of the lower stacked box appears the phrase "Business Rules." Appearing at the middle of the large vertical solid bold line and extending to the right are three solid bold lines each connecting to a rectangle box, each which represent a computer server. Under the three rectangle boxes appears the phrase "Extensity Application Server(s)." Extending from the right of the front rectangle box is a solid bold line connecting to a large rectangular box. Within the large rectangular box appears the phrase "Application Server" in the upper left-hand corner, and three smaller cubes within another rectangular box in the lower center of the large rectangular box. In the left-hand box appears the phrase "Business Rule System." In the center box appears the phrase "Workflow System." In the right-hand box appears the phrase "Advanced Data Management." Extending from the top of the large rectangular box is a solid bold line connecting to another large rectangular box. Within the large rectangular box appears the phrase "Extensity Applications" in the upper left-hand corner, and four smaller rectangular boxes stacked two-by-two in the center of the large rectangular box. In the upper left-hand box appears the phrase "Extensity Expense Reports." In the lower left-hand box appears the phrase "Extensity Travel Plans." In the upper right-hand box appears the phrase "Extensity Purchase Reqs." . In the lower right-hand box appears the phrase "Extensity Timesheets." Appearing at the bottom of the large vertical solid bold line is a solid bold line extending to the right and connecting to a rectangular box and a small cube, which represent a computer server. Appearing under this rectangle and cube appears the phrase "Enterprise Applications." Extending from the right of this rectangle and cube is another solid bold line connecting to another rectangular box and a small cube, which represent a computer server. Appearing under the rectangle and cube appears the phrase "Database Server."

                                   [ARTWORK]

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    4
Special Note Regarding Forward-
  Looking Statements and Industry
  Data................................   17
Use of Proceeds.......................   18
Dividend Policy.......................   18
Capitalization........................   19
Dilution..............................   20
Selected Consolidated Financial
  Data................................   21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   22
Business..............................   34



                                        PAGE
                                        ----
Management............................   51
Certain Transactions..................   60
Principal Stockholders................   63
Description of Capital Stock..........   65
Shares Eligible for Future Sale.......   68
Underwriting..........................   70
Legal Matters.........................   72
Experts...............................   72
Where You Can Find Additional
  Information.........................   72
Index to Consolidated Financial
  Statements..........................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making an investment decision.

                                  OUR BUSINESS


     Extensity provides Internet-based software applications designed to improve the productivity of employees across an enterprise and to enhance enterprise operating efficiency. We sell an integrated application suite that automates expense reporting, travel management, procurement and billable time management. We refer to these applications that improve productivity and efficiency as workforce optimization software. Our workforce optimization software solution streamlines traditionally inefficient and largely paper-based processes, and captures cost savings by automatically enforcing spending policies and tracking information valuable to management.



     In the intensely competitive global business environment, businesses have increasingly adopted the Internet to streamline their business processes and make their employees more productive. In this regard, Giga Information Group estimates that in 1998, businesses worldwide realized $17.6 billion in e-commerce driven cost savings and forecasts that by 2002 these savings will total $1.25 trillion annually. According to preliminary estimates by International Data Corporation, the worldwide market for workforce management applications will grow from $766 million in 1998 to $4.0 billion in 2003, and the Internet commerce procurement applications market will grow from $147 million in 1998 to $5.3 billion in 2003.



     Our objective is to become the leading provider of Internet-based communication and commercial activity between employees and third-party content, commerce and service providers. We refer to this point of interactivity as a content and commerce gateway. We have designed our applications to be readily integrated with Internet-based third-party content, commerce and services. This will enable us and our partners to deliver relevant and timely content and business-to-business services targeted at the specific needs of employees. For example, a consultant planning an engagement can obtain internal travel expense approval, book airline tickets and hotel reservations through a travel service partner, plan business entertainment through a content partner, track billable time and record additional expenses for rapid approval and reimbursement - all through our integrated application suite accessible at the office or on the road. The growing network of organizations and employees using our applications will constitute a valuable target market for our Internet-based content, commerce and service partners.



     Our applications can be readily integrated with enterprise resource planning and other information technology software applications commonly used in organizations, including older, legacy systems. Our applications are universally accessible through a variety of devices including networked and mobile PCs and handheld computing devices, such as a PalmPilot or Visor. The architecture of our products enables us to complete a standard implementation of our software applications in less than 90 days. Since the introduction of our first application in 1998, we have licensed our products to 61 customers, the largest of which include AirTouch, BEA Systems, Brigham Young University, Cendant Business Services, Cisco Systems, Clarify, Documentum, Gelco Information Network, Genesys Telecommunications, Home Box Office, Sara Lee, Sybase, TransCanada PipeLines and the University of California.

                                  THE OFFERING


Common stock offered by
Extensity..........................    4,000,000 shares



Common stock to be outstanding
after this offering................    21,847,747 shares



Use of proceeds....................    For repayment of indebtedness and general
                                       corporate purposes, including working
                                       capital, expansion of our sales and
                                       marketing efforts and, potentially, for
                                       acquisition opportunities that may arise in the future.


Proposed Nasdaq National Market
Symbol.............................    EXTN

    The number of shares to be outstanding upon completion of this offering is based on shares outstanding as of September 30, 1999. This number assumes the conversion into common stock of all of our preferred stock outstanding on that date and excludes:


    - 7,000,000 shares of common stock that will be reserved for issuance under our 1996 Stock Option Plan upon completion of this offering, of which 2,682,693 shares were subject to outstanding options;



    - 500,000 shares of common stock that will be reserved for issuance under our Employee Stock Purchase Plan 2000 upon completion of this offering; and


    - 183,888 shares subject to outstanding warrants to purchase preferred stock which will convert into warrants to purchase common stock upon completion of this offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                   NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                           -------------------------------------   ------------------
                                           1995(1)    1996     1997       1998      1998       1999
                                           -------   ------   -------   --------   -------   --------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Licenses...............................  $   --    $   --   $    --   $    718   $   542   $  2,376
  Services and maintenance...............      --        --        --        409       183      1,575
                                           ------    ------   -------   --------   -------   --------
         Total revenues..................      --        --        --      1,127       725      3,951
Gross profit (loss)......................      --        --        --       (517)     (301)       732
Loss from operations.....................      (4)     (854)   (3,335)   (11,013)   (7,330)   (15,095)
Net loss.................................      (1)     (830)   (3,228)   (10,985)   (7,328)   (15,076)
Net loss per share:
  Basic and diluted......................  $(0.01)   $(3.79)  $ (4.35)  $  (8.28)  $ (5.85)  $  (8.96)
  Weighted average shares................     167       219       742      1,326     1,252      1,683
Pro forma net loss per share (unaudited):
  Basic and diluted......................                               $  (1.12)            $  (1.18)
  Weighted average shares................                                  9,766               12,822



                                                                        SEPTEMBER 30, 1999
                                                              ---------------------------------------
                                                                                         PRO FORMA
                                                              ACTUAL    PRO FORMA(2)   AS ADJUSTED(3)
                                                              -------   ------------   --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $22,282     $22,282          54,662
Working capital.............................................   16,177      16,177          48,557
Total assets................................................   27,953      27,953          60,333
Notes payable and capital lease obligations, noncurrent
  portion...................................................    1,692       1,692           1,692
Mandatorily redeemable convertible preferred stock..........   43,648          --              --
Total stockholders' equity (deficit)........................  (27,244)     16,404          48,784


-------------------------

(1) Period from inception (November 13, 1995) to December 31, 1995.



(2) The pro forma column gives effect to the conversion of our preferred stock outstanding as of September 30, 1999 into common stock upon the closing of this offering. See Note 7 of Notes to Consolidated Financial Statements.



(3) The pro forma as adjusted column also reflects the receipt of the net proceeds from the sale of 4,000,000 shares of common stock offered by us at an assumed initial public offering price of $9.00 per share and the application of the net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses.

     We were incorporated in Delaware as Celerity, Inc. on November 13, 1995, changed our name to At Large Software, Inc. on April 12, 1996 and changed our name to Extensity, Inc. on September 2, 1997. Our principal executive offices are located at 2200 Powell Street, Suite 400, Emeryville, California 94608. Our telephone number at that location is (510) 594-5700. Our website is located at www.extensity.com. The information contained on our website does not constitute part of this prospectus.



     Extensity is a registered trademark, and Extensity Expense Reports, Extensity Travel Plans, Extensity Timesheets, Extensity Purchase Reqs, and Extensity System Administration Tool are trademarks of Extensity. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.


                            ------------------------

     Unless otherwise indicated, all information in this prospectus assumes:

     - that the underwriters have not exercised their option to purchase additional shares;

     - conversion of all shares of preferred stock into shares of common stock upon completion of this offering; and


     - the filing of an amended and restated certificate of incorporation upon completion of this offering to increase our authorized common stock and decrease our authorized preferred stock.

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. In any such case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                         RISKS RELATED TO OUR BUSINESS


OUR EXTREMELY LIMITED OPERATING HISTORY AND THE FACT THAT WE OPERATE IN A NEW INDUSTRY MAKES OUR BUSINESS PROSPECTS DIFFICULT TO EVALUATE.



     We were incorporated in 1995 and commenced licensing of our software applications in March 1998. Accordingly, we have an extremely limited operating history. An investor in our common stock must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the market for Internet-based software applications. Risks and difficulties include our ability to:


     - expand our base of customers with fully installed and deployed systems that can serve as reference accounts for our ongoing sales efforts;

     - expand our pipeline of sales prospects in order to promote greater predictability in our period-to-period sales levels;

     - continue to offer new products that complement our existing product line, in order to make our suite of applications more attractive to customers;

     - continue to develop and upgrade our technology to add additional features and functionality;

     - continue to attract and retain qualified personnel;

     - expand sales channels through geographic expansion and the development of indirect channels such as relationships with OEM customers and application service providers;

     - increase awareness of our brand; and

     - maintain our current, and develop new, third-party relationships.


     We cannot assure you that our business strategy will be successful or that we will successfully address these risks or difficulties. If we fail to address these risks or difficulties adequately, our business will likely suffer.


WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOW AND EXPECT THIS TO CONTINUE FOR THE FORESEEABLE FUTURE.


     Our business is new; we have offered products for a relatively short period of time; and our base of customers and prospective customers is still relatively small. We have spent significant funds to date to develop our current products and to develop our sales and market resources. We have incurred significant operating losses and have not achieved profitability. As of September 30, 1999, we had an accumulated deficit of $30.1 million. We expect to continue to invest in research and development to enhance current products and develop future products.

We also plan to continue to grow our sales force and to spend significant funds in marketing to promote our company and our products. We expect to continue to hire additional people in all other areas of our company in order to support our growing business. As a result, we will need to increase our revenues significantly to achieve profitability. In addition, because we expect to continue to invest in our business ahead of anticipated future revenues, we expect that we will continue to incur operating losses for the foreseeable future.


OUR BUSINESS IS CHANGING RAPIDLY, WHICH COULD CAUSE OUR QUARTERLY OPERATING RESULTS TO VARY AND OUR STOCK PRICE TO FLUCTUATE.


     Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are beyond our control. We expect to continue to expend significant sums in all areas of our business, particularly in our sales and marketing operations, in order to promote future growth. Because the expenses associated with these activities are relatively fixed in the short-term, we may be unable to adjust spending quickly enough to offset any unexpected shortfall in revenue growth or any decrease in revenue levels. As a result, we expect our quarterly operating results to fluctuate. Our financial results may as a consequence fall short of the expectations of public market analysts or investors. If this occurs, the price of our common stock may drop.



     We also seek to develop and maintain a significant pipeline of potential sales prospects, but it is difficult to predict when individual customer orders will be closed. Our base of customers and the number of additional customer licenses we enter into each quarter are still relatively small. Accordingly, the loss or deferral of a small number of anticipated large customer orders in any quarter could result in a significant shortfall in revenues for that quarter, which could result in a drop in the price of our stock.



     Other important factors which could cause our quarterly results and stock price to fluctuate materially include:



     - our ability to grow our customer base and our base of referencing customers, in light of our relatively limited number of customers to date;



     - our ability to successfully develop alternative sales channels for our products (such as OEM sales through application service providers and application vendors) in light of our limited sales to date other than direct sales;



     - our ability to expand our implementation and consulting resources through third-party relationships, in light of the fact that we have no third-party implementation or consulting relationships currently in place; and



     - technical difficulties or "bugs" affecting the operation of our software.



     Due to our limited operating history, the early stage of our market and the factors discussed above, you should not rely on quarter-to-quarter comparisons of our results of operations as indicators of our future performance.


OUR BUSINESS WILL SUFFER IF WE DO NOT SIGNIFICANTLY EXPAND OUR SALES
CAPABILITIES.

     We sell our workforce optimization applications primarily through our direct sales force. We must significantly expand our direct sales operations to increase our revenues. We cannot be certain that we will be successful in these efforts. Our products and services require sophisticated sales efforts and our ability to increase our direct sales operation will depend on our ability to recruit, train and retain top sales people with effective sales skills and advanced technical knowledge. Competition for qualified personnel is intense in our industry. Moreover, new sales personnel require training and take time to achieve full productivity. If we are unable to hire or retain qualified sales personnel, if newly hired personnel fail to develop the necessary skills, or if they reach productivity more slowly than anticipated, we may be unable to grow our revenues as rapidly as planned, if at all, and our business could be harmed.


WE FACE INTENSE COMPETITION, WHICH COULD AFFECT OUR ABILITY TO INCREASE REVENUE, MAINTAIN OUR MARGINS AND INCREASE OUR MARKET SHARE.


     The market for our Internet-based workforce optimization applications is intensely competitive and we expect competition to increase in the future. Competitors vary in size and in the scope and breadth of the products and services they offer. Companies offering one or more products directly competitive with our products include Ariba, Captura Software, Concur Technologies and IBM. We also expect to encounter competition in the near future from major enterprise software vendors such as Oracle, PeopleSoft and SAP, to the extent they enhance their existing product offerings with competitive workforce optimization applications. As a result of the large market opportunity for workforce optimization applications, we also expect competition from other established and emerging companies. For example, as the emergence of the application service provider (ASP) market enables hosted solutions from our competitors to become broadly available, our future success may also depend upon our ability to establish successful relationships with leading ASPs.



     Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than us. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidation. Increased competition may result in price reductions, reduced margins and loss of market share, any one of which could seriously harm our business.



IF WE DO NOT PROVIDE SOFTWARE APPLICATIONS AND RELATED SERVICES THAT MEET THE CHANGING DEMANDS OF OUR CUSTOMERS, THE MARKET FOR OUR PRODUCTS WILL NOT GROW OR MAY DECLINE, AND OUR PRODUCT SALES WILL SUFFER.



     To successfully implement our business strategy, we have to provide software applications and related services that meet the demands of our customers and prospective customers as the market and customer requirements evolve. We expect that competitive factors will create a continuing need for us to improve and add to our suite of software applications. Not only will we have to expend significant funds and other resources to continue to improve our existing suite of applications, but we must also properly anticipate, address and respond to consumer preferences and demands. As organizations' needs change with respect to their enterprise applications, our existing suite of software applications may become obsolete or inefficient relative to our competitors' offerings and may require modifications or improvements. The addition of new products and services will also require that we continue to improve the technology underlying our applications. These requirements could be significant, and we may fail to fulfill them quickly and efficiently. If we fail to expand the breadth of our applications quickly in response to customer needs, or if these offerings fail to achieve market acceptance, the market of our products will not grow or may decline, and our business may suffer significantly.

     Our workforce optimization software products and related services have accounted for all of our revenues to date. We anticipate that revenues from these products and related services will continue to constitute substantially all of our revenues for the foreseeable future. Consequently, our future financial performance will depend, in significant part, upon the successful development, introduction and customer acceptance of enhanced versions of our workforce optimization applications and any new products or services that we may develop or acquire. We cannot assure you that we will be successful in enhancing, upgrading or continuing to effectively market our workforce optimization applications, or that any new products or services that we may develop or acquire will achieve market acceptance.



OUR REVENUES HAVE BEEN DERIVED FROM A RELATIVELY SMALL NUMBER OF CUSTOMERS, AND THE LOSS OF A SMALL NUMBER OF CUSTOMERS OR POTENTIAL CUSTOMERS COULD ADVERSELY IMPACT OUR REVENUES OR OPERATING RESULTS.



     We licensed our first workforce optimization application in March 1998 and have fully implemented our applications for only a limited number of customers to date. As of September 30, 1999 we had licensed our applications to a total of 54 customers and had implemented the solutions for a total of 29 of these customers. Moreover, as of September 30, 1999, we had not completed an implementation of our Extensity Purchase Reqs or Extensity Timesheets applications for any customers. We expect that we will continue to derive a significant portion of our revenues from a relatively small number of customers in the future. Accordingly, the loss of a small number of major customers could materially and adversely affect our business, and the deferral or loss of anticipated orders from a small number of prospective customers could materially and adversely impact our revenues and operating results in any period.



IF WE FAIL TO ACHIEVE POSITIVE MARGINS ON SERVICE REVENUES IN THE FORESEEABLE FUTURE, OUR RESULTS OF OPERATION WOULD SUFFER.



     Our margins on service revenues to date have been negative and are expected to continue to be negative for the foreseeable future. We cannot assure you that we will achieve positive margins on our service revenues. Failure to achieve positive margins on service revenues could cause our business to suffer. For more information related to our costs associated with our service revenues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."


WE HAVE LIMITED EXPERIENCE WITH LARGE-SCALE DEPLOYMENTS, WHICH ARE IMPORTANT TO OUR FUTURE SUCCESS.


     We have limited experience in implementing our applications on a large scale. As of September 30, 1999, our largest implementation has been 3,000 employee users. We believe that the ability of large customers to roll-out our products across large numbers of users is critical to our future success. If our customers cannot successfully implement large-scale deployments, or if they determine for any reason that our products cannot accommodate large-scale deployment, our business could be harmed.



WE HAVE ONLY RECENTLY UNDERTAKEN TO CREATE A CONTENT AND COMMERCE GATEWAY BETWEEN OUR CUSTOMERS' EMPLOYEES AND THIRD-PARTY PROVIDERS, AND OUR FUTURE OPERATING RESULTS WILL DEPEND ON OUR ABILITY TO SUCCEED IN THIS STRATEGY.


     A key component of our business strategy includes establishing an integrated point of access, or gateway, between the network of customer employees that utilize our workforce optimization solution and third-party content, commerce and service providers who consider this employee base to be potentially valuable business customers. We have only begun to establish this gateway and, to date, we have only established relationships with two content providers (from which we have not yet derived revenues). We cannot assure you that we will be successful in developing this gateway. Moreover, we cannot assure you that our customers will consider a content and commerce gateway to be a valuable feature of our workforce optimization applications, or that third-party providers will choose to access our network of customer employees to generate e-commerce. If a market for such a gateway develops and we are unable to establish a compelling product offering within this market, or if we build a gateway and the market for such an offering fails to mature, our business could be seriously harmed.


     We expect to depend increasingly on a number of third parties to expand our content and commerce gateway and thereby generate revenues. We cannot assure you that third parties will regard our relationship with them as important to their own respective businesses and operations. They may choose not to partner with us or, after having established a partnership with us, they may reassess their commitment to us at any time in the future and may develop their own competitive services or products. Also, we cannot assure you that the content, products or services of those companies that provide access or links to our network will achieve market acceptance or commercial success. Accordingly, we cannot assure you that our existing or prospective relationships will result in sustained business partnerships, successful product or service offerings or the generation of significant revenues for us.


IF WE FAIL TO EXPAND OUR RELATIONSHIPS WITH THIRD PARTIES THAT CAN PROVIDE IMPLEMENTATION AND CONSULTING SERVICES TO OUR CUSTOMERS, WE MAY BE UNABLE TO GROW OUR REVENUES AND OUR BUSINESS COULD BE HARMED.



     In order for us to focus more effectively on our core business of developing and licensing software solutions, we need to establish relationships with third parties that can provide implementation and consulting services to our customers. Third-party implementation and consulting firms can also be influential in the choice of workforce optimization applications by new customers. If we are unable to establish and maintain effective, long-term relationships with implementation and consulting providers, or if these providers do not meet the needs or expectations of our customers, we may be unable to grow our revenues and our business could be seriously harmed. As a result of the limited resources and capacities of many third-party implementation providers, we may be unable to attain sufficient focus and resources from the third-party providers to meet all of our customers' needs, even if we establish relationships with these third parties. If sufficient resources are unavailable, we will be required to provide these services internally, which could limit our ability to expand our base of customers. A number of our competitors have significantly more well-established relationships with these third parties and, as a result, these third parties may be more likely to recommend competitors' products and services rather than our own. Even if we are successful in developing relationships with third-party implementation and consulting providers, we will be subject to significant risk, as we cannot control the level and quality of service provided by third-party implementation and consulting partners.


CUSTOMER SATISFACTION AND DEMAND FOR OUR PRODUCTS WILL DEPEND ON OUR ABILITY TO EXPAND OUR PROFESSIONAL SERVICES ORGANIZATION.

     We believe that growth in our product sales depends on our ability to provide our customers with professional services to assist with support, training, consulting and initial implementation and deployment of our products and to educate third-party systems integrators in the use of our products. As a result, we plan to increase the number of professional services personnel to meet these needs. New professional services personnel will require training and take time to reach full productivity. We may not be able to attract or retain a sufficient number of highly qualified professional services personnel. Competition for qualified professional services personnel is intense due to the limited number of people who have the requisite knowledge and skills. To meet our customers' needs for professional services, we may also need to use more costly third-party consultants to supplement our own professional services group. In addition, we could experience delays in recognizing revenue if our professional services group fails to complete implementations in a timely manner.


OUR EXPECTATIONS OF FUTURE GROWTH DEPEND ON OUR ABILITY TO EXPAND
INTERNATIONALLY AND FACTORS SPECIFIC TO OUR INTERNATIONAL EXPANSION MAY PREVENT US FROM ACHIEVING OUR ANTICIPATED GROWTH.


     We intend to expand our international operations to achieve our anticipated growth, but we may face significant challenges to our international expansion. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. To achieve broad acceptance in international markets, our products must be internationalized to handle a variety of factors specific to each international market, such as tax laws and local regulations. The incorporation of these factors into our products is a complex process and often requires assistance from third parties. We have limited experience in internationalizing our products and we may not adequately address all of the factors necessary to achieve broad acceptance in our target international markets. Further, to achieve broad usage by employees across international organizations, our products must be localized to handle native languages and cultures in each international market. Localizing our products is also a complex process and we intend to work with third parties to develop localized products. To date, we have not localized our products for any international market and we cannot assure you that our localization efforts will be successful.


     We have only a limited history of marketing, selling and supporting our products and services internationally. In the second quarter of 1999, we opened a sales office in the United Kingdom and established a relationship with an international reseller. As of September 30, 1999, we had two employees in the United Kingdom office. To date, we have not derived any revenues from our international operations. To expand internationally we must hire and train experienced international personnel as well as export qualified domestic personnel to staff and manage our international operations. However, we may experience difficulties in recruiting and training an international staff. We must also be able to enter into strategic relationships with companies in international markets. If we are not able to maintain successful strategic relationships internationally or recruit additional companies to enter into strategic relationships, our future growth could be limited.

     We also face other risks inherent in conducting business internationally, such as:


     - difficulties in collecting accounts receivable and longer collection periods;


     - seasonal business activity in certain parts of the world;


     - fluctuations in currency exchange rates; and



     - trade barriers.



     Any of these factors could seriously harm our international operations and, consequently, our business.

WE ARE GROWING RAPIDLY, AND OUR FAILURE TO MANAGE THIS GROWTH COULD HARM OUR BUSINESS.

     We have experienced and are currently experiencing a period of significant growth. Our full-time employees increased from 35 at December 31, 1997 to 83 at December 31, 1998 to 145 at September 30, 1999. This growth has placed a significant strain on our resources. We expect that any future growth would cause similar or increased strains on our resources. As part of this growth, we will have to implement new operational and financial systems and procedures and controls; expand, train and manage our employee base; and maintain close coordination among our technical, accounting, finance, marketing and sales staffs. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be adversely affected.


     Several members of our senior management joined us in 1999, including David Yarnold, our Vice President of Business Development and Mark Oney, our Vice President of Engineering. Although we believe that these individuals are currently integrated with the other members of our management team, we cannot assure you that our management team will be able to continue to work together effectively or to manage our growth successfully. We believe that the successful integration of our management team is critical to our ability to manage effectively our operations and support our anticipated future growth.



WE MAY BE UNABLE TO ATTRACT OR RETAIN HIGHLY SKILLED EMPLOYEES THAT ARE NECESSARY FOR THE SUCCESS OF OUR GROWTH PLAN.



     In addition to our sales and professional services personnel as previously discussed, our ability to execute our growth plan and be successful also depends on our continuing ability to attract and retain highly skilled employees. We depend on the continued services of senior management and other personnel, particularly Robert A. Spinner, our Chief Executive Officer. As we continue to grow, we will need to hire additional personnel in all operational areas. Competition for personnel in our industry is intense. We have in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting or retaining personnel, our business could be adversely affected.



OUR SALES CYCLES ARE LONG AND UNPREDICTABLE, WHICH MAKES PERIOD-TO-PERIOD REVENUES DIFFICULT TO PREDICT.


     Because the market for our workforce optimization software products and related services is new, we experience long and unpredictable sales cycles. The sales cycle for our workforce optimization applications typically ranges from two to six months. In the early stages of this market, our customers have frequently viewed the purchase of our products as part of a long-term strategic decision regarding the management of their workforce-related operations and expenditures. This decision process has sometimes resulted in customers taking a long period of time to assess alternative solutions by our competitors or deferring a purchase decision until the market evolves. Sales cycles continue to be long and the timing of purchase decisions by individual customers remains at times uncertain. We must continue to educate potential customers on the use and benefits of our products and services, as well as the integration of our products and services with additional software applications utilized by the individual customers. Because the sales cycle is long and the time of individual orders is uncertain, our period-to-period revenues are difficult to predict.

EVOLVING TECHNOLOGICAL DEVELOPMENTS AND EMERGING INDUSTRY STANDARDS WILL REQUIRE US TO ENHANCE THE FUNCTIONALITY OF OUR WORKFORCE OPTIMIZATION APPLICATIONS, AND ANY INABILITY TO SO ENHANCE THE FUNCTIONALITY OF OUR APPLICATIONS COULD CAUSE OUR SALES TO DECLINE.


     Because the market for our products is emerging and subject to rapid technological change and evolving industry standards, the life cycles of our products are difficult to predict. Competitors may introduce new products or enhancements to existing products employing new technologies, which could render our existing products and services obsolete and unmarketable. For example, our currently available software applications are written entirely in the Java computer language. While we believe that this provides our solution with significant advantages in terms of functionality and flexibility, the market for Java-based software is still relatively new and it is not clear whether Java-based systems will continue to maintain commercial acceptance.


     To be successful, our products and services must keep pace with technological developments and emerging industry standards, address the ever-changing and increasingly sophisticated needs of our customers and achieve market acceptance. Our results of operations would be seriously harmed if we are unable to develop, release and market new software product enhancements on a timely and cost-effective basis, or if new products or enhancements do not achieve market acceptance or fail to respond to evolving industry or technology standards.



     In developing new products and services, we may also fail to develop and market products that respond to technological changes or evolving industry standards in a timely or cost-effective manner, or experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products and services.



SOFTWARE DEFECTS COULD LEAD TO LOSS OF REVENUE OR DELAY THE MARKET ACCEPTANCE OF OUR APPLICATIONS.


     Our enterprise applications software is complex and, accordingly, may contain undetected errors or failures when first introduced or as new versions are released. This may result in loss of, or delay in, market acceptance of our products. We have in the past discovered software errors in our new releases and new products after their introduction. In the event that we experience significant software errors in future releases, we could experience delays in release, customer dissatisfaction and potentially lost revenues during the period required to correct these errors. We may in the future discover errors, including Year 2000 errors and additional scalability limitations, in new releases or new products after the commencement of commercial shipments.


WE MAY BECOME INCREASINGLY DEPENDENT ON THIRD-PARTY SOFTWARE INCORPORATED IN OUR PRODUCTS AND, IF SO, IMPAIRED RELATIONS WITH THESE THIRD PARTIES, ERRORS IN THIRD PARTY SOFTWARE OR INABILITY TO ENHANCE THE SOFTWARE OVER TIME COULD HARM OUR BUSINESS.


     We incorporate third-party software into our products. Currently, the third-party software we use includes application server software that we license from BEA Systems. We expect to incorporate additional third-party software into our products as we expand our product line and broaden the content and services accessible through our gateway. The operation of our products would be impaired if errors occur in the third-party software that we license. It may be more difficult for us to correct any errors in third-party software because the software is not within our control. Accordingly, our business would be adversely affected in the event of any errors in this software. Furthermore, it may be difficult for us to replace any third-party software if a vendor seeks to terminate our license to the software.

POTENTIAL YEAR 2000 ISSUES COULD INVOLVE SIGNIFICANT TIME AND EXPENSE AND MAY AFFECT OUR OPERATIONS.

     The risks posed by Year 2000 issues could adversely affect our business in a number of significant ways. We believe after examining and testing our products that our internally developed technology, as well as the third-party technology incorporated into our products, is Year 2000 compliant. Nonetheless, our products could experience unexpected Year 2000 issues that cause our products to be substantially impaired or cease to operate. We also use third-party financial and other systems in our internal business operations. Although we have received assurances from most of our vendors that these systems are Year 2000 compliant, these systems could suffer from unexpected Year 2000 issues. Any such Year 2000 issues could materially adversely affect our business. Moreover, we may in the future be required to defend our products or services in litigation or arbitration proceedings involving our products or services related to Year 2000 compliance issues, or to negotiate resolutions of claims based on Year 2000 issues. Defending or resolving Year 2000-related disputes, regardless of the merits of such disputes, and any liability we have for Year 2000-related damages, including consequential damages, could be expensive. Additionally, the Internet could face serious disruptions arising from the Year 2000 issue, which could severely harm our business.

     Many of our customers and potential customers have implemented policies that prohibit or strongly discourage making changes or additions to their internal computer systems until after they have resolved all potential or actual Year 2000 issues. We will experience fewer sales if potential customers, who might otherwise purchase our software solutions delay the purchase and implementation of our solutions, until they have assured themselves that their internal computer systems cope adequately with the Year 2000 issue or in the event their information technology budgets have been diverted to address Year 2000 issues. If our potential customers delay purchasing or implementing solutions as a result of the Year 2000 issue, our business would be seriously harmed.

     We cannot guarantee that any of our participating partners or other Internet vendors will be Year 2000 compliant in a timely manner, or that there will not be significant interoperability problems among information technology systems. We also cannot guarantee that our customers will be able to utilize our software solutions without disruptions arising from the Year 2000 issue. Given the pervasive nature of the Year 2000 issue, we cannot guarantee that disruptions in other industries and market segments will not adversely affect our business. Moreover, the costs related to Year 2000 compliance, which thus far have not been material, could ultimately be significant. In the event that we experience disruptions as a result of the Year 2000 issue, our business could be seriously harmed. For more information regarding the state of our Year 2000 readiness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."


OUR SUCCESS DEPENDS IN PART UPON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY, BUT WE MAY NOT BE ABLE TO DO SO ADEQUATELY.


     Our success depends in large part upon our proprietary technology. We rely on a combination of copyright, trademark and trade secret protection, confidentiality and nondisclosure agreements and licensing arrangements to establish and protect our intellectual property rights. We license rather than sell our solutions and require our customers to enter into license agreements, which impose restrictions on their ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including requiring those persons with access to our proprietary information to execute nondisclosure agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

     We have no patents or current patent applications pending. Our future patents, if any, may be successfully challenged or may not provide us with any competitive advantages. We may not develop proprietary products or technologies that are patentable.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products, or design around our proprietary intellectual property.


WE MAY FACE COSTLY DAMAGES OR LITIGATION COSTS IF A THIRD PARTY CLAIMS THAT WE INFRINGE ITS INTELLECTUAL PROPERTY.


     There has been a substantial amount of litigation in the software industry and the Internet industry regarding intellectual property rights. It is possible that in the future, third parties may claim that we or our current or potential future products infringe upon their intellectual property. We expect that software product developers and providers of Internet-based software applications will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

ANY FUTURE ACQUISITIONS OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISTRACTION OF OUR MANAGEMENT AND DISRUPTIONS TO OUR BUSINESS.

     We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. From time to time we may engage in discussions and negotiations with companies regarding our acquiring or investing in such companies' businesses, products, services or technologies. We cannot make assurances that we will be able to identify future suitable acquisition or investment candidates, or if we do identify suitable candidates, that we will be able to make such acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty assimilating that company's personnel, operations, technology or products and service offerings. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders. As of the date of this prospectus, we have no agreement to enter into any material investment or acquisition transaction.

WE HAVE ANTI-TAKEOVER PROVISIONS IN OUR CHARTER AND IN OUR CONTRACTS THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY, EVEN IF SUCH AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.


     Provisions of our certificate of incorporation, our bylaws, Delaware law and the employment agreements of some of our key officers could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Please see "Description of Capital Stock" and "Certain Transactions -- Officer Transactions -- Officer Employment Arrangements."

OUR BUSINESS MAY FACE ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US WHICH COULD CAUSE OUR BUSINESS TO SUFFER.

     In addition to the risks specifically identified in this Risk Factors section or elsewhere in this prospectus, we may face additional risks and uncertainties not presently known to us or that we currently deem immaterial which ultimately may impair our business, results of operations and financial condition.

                         RISKS RELATED TO OUR INDUSTRY

OUR SUCCESS WILL DEPEND UPON THE GROWTH AND ACCEPTANCE OF THE MARKET WE ADDRESS AND OUR ABILITY TO MEET THE NEEDS OF THE EMERGING MARKET FOR OUR SOLUTIONS.

     The market for our workforce optimization applications and services is at an early stage of development. Our success will depend upon the continued development of this market and the increasing acceptance by customers of the benefits to be provided by workforce optimization applications and services. In addition, as the market evolves, it is unclear whether the market will accept our suite of applications as a preferred solution for workforce optimization needs. Accordingly, our products and services may not achieve significant market acceptance or realize significant revenue growth. Unless a critical mass of organizations and their suppliers use our solutions and recommend them to new customers, our solutions may not achieve widespread market acceptance, which may cause our business to suffer.


CUSTOMERS MAY NOT ACCEPT THE INTERNET AS A MEANS TO ACCESS ENTERPRISE APPLICATIONS, AND THIS WOULD LIKELY CAUSE OUR BUSINESS MODEL TO BE UNSUCCESSFUL.


     To date, enterprises have generally managed operational functions through internal computer systems rather than over the Internet. Our business model assumes that enterprises and their employees will increasingly adopt the Internet or corporate intranets as a means of managing important business functions. This business model is not yet proven, and if we are unable to successfully implement our business model, our business will be materially adversely affected.

SECURITY RISKS AND CONCERNS MAY DETER THE USE OF THE INTERNET FOR CONDUCTING ELECTRONIC COMMERCE.

     A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of our security systems or those of other websites to protect proprietary information. If any well-publicized compromises of security were to occur, it could have the effect of substantially reducing the use of the Internet for commerce and communications. Anyone who circumvents our security measures could misappropriate proprietary information or cause interruptions in our services or operations. The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses and software programs that disable or impair computers have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems or those of our customers or suppliers, which could disrupt our software solutions or make them inaccessible to customers or suppliers. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. To the extent that our activities may involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. Our security measures may be inadequate to prevent security breaches, and our business would be harmed if we do not prevent them.

INCREASING GOVERNMENT REGULATION COULD LIMIT THE MARKET FOR, OR IMPOSE SALES AND OTHER TAXES ON THE SALE OF, OUR PRODUCTS AND SERVICES.

     As Internet commerce evolves, we expect that federal, state or foreign agencies will adopt regulations covering issues such as user privacy, pricing, taxation of goods and services provided over the Internet, and content and quality of products and services. It is possible that legislation could expose companies involved in electronic commerce to liability, which could limit the growth of electronic commerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws, rules or regulations could limit the market for our products and services.

                         RISKS RELATED TO THIS OFFERING

INVESTORS WILL BE RELYING ON OUR MANAGEMENT'S JUDGMENT REGARDING THE USE OF PROCEEDS FROM THIS OFFERING.


     Our management will have broad discretion with respect to the use of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. Uses we currently anticipate include repayment in full of our currently outstanding indebtedness, expansion of our sales and marketing operations, increased spending in the areas of research and development and customer support, broadening our operational and administrative infrastructure, the leasing of additional facilities and for working capital and other general corporate purposes. We may also use a portion of the proceeds for strategic alliances and acquisitions. These investments may not yield a favorable return. We have not yet determined the amount of net proceeds to be used specifically for each of the foregoing purposes.


THE LIQUIDITY OF OUR COMMON STOCK IS UNCERTAIN SINCE IT HAS NOT BEEN PUBLICLY TRADED.

     There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

OUR NEED FOR ADDITIONAL FINANCING IS UNCERTAIN AS IS OUR ABILITY TO RAISE FURTHER FINANCING IF REQUIRED.

     We currently anticipate that our available cash resources, combined with the net proceeds from this offering, will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 12 months after the date of this prospectus. We may need to raise additional funds, however, to respond to business contingencies which may include the need to:

     - fund more rapid expansion;

     - fund additional marketing expenditures;

     - develop new or enhance existing products and services;

     - enhance our operating infrastructure;

     - hire additional personnel;

     - respond to competitive pressures; or

     - acquire complementary businesses or necessary technologies.

     If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products and services or otherwise respond to competitive pressures would be significantly limited.

MARKET PRICES OF INTERNET AND TECHNOLOGY COMPANIES HAVE BEEN HIGHLY VOLATILE, AND THE MARKET FOR OUR STOCK MAY EXHIBIT VOLATILITY AS WELL.

     The stock market has experienced significant price and trading volume fluctuations, and the market prices of technology companies generally, and Internet-related companies particularly, have been extremely volatile. Recent initial public offerings by technology companies have been accompanied by exceptional share price and trading volume changes in the first days and weeks after the securities were released for public trading. Investors may not be able to resell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of management's attention and resources.

NEW INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE TANGIBLE NET BOOK VALUE OF THEIR SHARES.


     We expect the initial public offering price to be substantially higher than the net tangible book value per share of the common stock. The net tangible book value of a share of common stock purchased at an assumed initial public offering price of $9.00 per share will be only $2.23. Additional dilution may be incurred if holders of stock options, whether currently outstanding or subsequently granted, exercise their options or if warrantholders exercise their warrants to purchase common stock.

THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

     The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Please see "Shares Eligible for Future Sale" for a description of sales that may occur in the future.

MANY CORPORATE ACTIONS WILL BE CONTROLLED BY OFFICERS, DIRECTORS AND AFFILIATED ENTITIES REGARDLESS OF THE OPPOSITION OF OTHER INVESTORS OR THE DESIRE OF OTHER INVESTORS TO PURSUE AN ALTERNATIVE CAUSE OF ACTION.


     Our executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 43.6% of our common stock following this offering. If they were to act together, these stockholders would be able to exercise control over most matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company, which could have a material adverse effect on our stock price. These actions may be taken even if they are opposed by the other investors, including those who purchase shares in this offering.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
                               AND INDUSTRY DATA

     We make many statements in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere that are forward-looking and are not based on historical facts. These statements relate to our future plans, objectives, expectations and intentions. We may identify these statements by the use of words such as "believe," "expect," "will," "anticipate," "intend" and "plan" and similar expressions. These forward-looking statements involve a number of risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we discuss in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus, and we caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus.


     This prospectus contains estimates of market growth related to the Internet and e-commerce, as well as cost savings expected to be realized through e-commerce. These estimates have been included in studies published by the market research and other firms including American Express, Forrester Research, Giga Information Group, International Data Corporation and Killen & Associates. These estimates have been produced by industry analysts based on trends to date, their knowledge of technologies and markets, and customer research, but these are forecasts only and are subject to inherent uncertainty.

                                USE OF PROCEEDS


     The net proceeds to us from the sale of the 4,000,000 shares being offered by us at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $32.4 million, or approximately $37.4 million if the underwriters' over-allotment option is exercised in full.



     We intend to use a portion of the net proceeds of this offering to repay in full outstanding indebtedness to Comdisco Ventures of approximately $2.0 million under a loan and security agreement and approximately $1.3 million under various capital leases. Indebtedness under the loan and security agreement has been accruing interest at an average rate of 11.4% and matures through March 25, 2001, and indebtedness under the capital leases accrue interest at an average rate of 7.4% and mature at various dates March 2002 to July 2003.



     We expect to use the remainder of the net proceeds for working capital and general corporate purposes, including increased spending on sales and marketing, customer support, research and development, expansion of our operational and administrative infrastructure, and the leasing of additional facilities. Specific amounts for these purposes have not yet been determined. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, product lines or products. However, we have no current plans, agreements or commitments with respect to any such acquisition, and we are not currently engaged in any negotiations with respect to any such transaction. Pending these uses, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities.



     The principal purposes of this offering are:



     - to obtain additional working capital;



     - to create a public market for our common stock;



     - to facilitate future access by Extensity to public equity markets; and



     - to enhance our ability to use our stock to make future acquisitions due to the fact that our shares will be publicly traded.



     The amounts we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in "Risk Factors." Therefore, we will have broad discretion in the way we use the net proceeds.


                                DIVIDEND POLICY


     The payment of dividends is within the discretion of our board of directors. Our ability to pay any future dividends will depend on our earnings, operating and financial condition, projected capital requirements, and restrictions under our credit facilities. In this regard, our credit facility with Comdisco Ventures restricts our ability to declare cash dividends without the consent of Comdisco Ventures. Notwithstanding the foregoing, we have never declared or paid any cash dividends on shares of our capital stock and do not intend to do so at any time in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the following information:

     - our actual capitalization as of September 30, 1999;

     - our pro forma capitalization as of that date after giving effect to the conversion of all outstanding shares of convertible preferred stock into 14,094,549 shares of common stock upon completion of this offering; and


     - our pro forma capitalization as adjusted to reflect the receipt of the net proceeds from our sale of 4,000,000 shares of common stock at an assumed initial public offering price of $9.00 per share in this offering, less underwriting discounts and commissions and estimated offering expenses payable by us.



                                                                SEPTEMBER 30, 1999
                                                       ------------------------------------
                                                                                 PRO FORMA
                                                        ACTUAL     PRO FORMA    AS ADJUSTED
                                                       --------    ---------    -----------
                                                                  (IN THOUSANDS)
Notes payable and capital lease obligations,
noncurrent...........................................  $  1,692    $  1,692      $  1,692
Mandatorily redeemable convertible preferred stock;
  14,094,549 shares issued and outstanding actual;
  none issued and outstanding pro forma and pro forma
  as adjusted........................................    43,648          --            --
Stockholders' equity (deficit):
  Common stock; $0.001 par value, 30,000,000 shares
     authorized, 3,753,198 shares issued and
     outstanding actual; 17,847,747 shares issued and
     outstanding pro forma and 21,847,747 shares
     issued and outstanding pro forma as adjusted....         4          18            23
Additional paid-in capital...........................     6,710      50,344        82,719
Notes receivable from stockholders...................      (230)       (230)         (230)
Deferred stock compensation..........................    (3,607)     (3,607)       (3,607)
Accumulated deficit..................................   (30,121)    (30,121)      (30,121)
                                                       --------    --------      --------
     Total stockholders' equity (deficit)............   (27,244)     16,404        48,784
                                                       --------    --------      --------
       Total capitalization..........................  $ 18,096    $ 18,096      $ 50,476
                                                       ========    ========      ========


     This table does not include:


     - 2,682,693 shares subject to outstanding options as of September 30, 1999 at a weighted average exercise price of $0.62;



     - 1,422,820 additional shares available for grant as of September 30, 1999 under our 1996 Stock Option Plan which will increase to 2,322,820 shares available as of that date pursuant to an amendment of the Plan to be effective upon completion of this offering;



     - 183,888 shares of common stock subject to outstanding warrants at a weighted average exercise price of $3.08;



     - 500,000 shares to be available for grant under our Employee Stock Purchase Plan 2000 upon completion of this offering;



     - 500,000 shares of Series F Preferred Stock (convertible into 500,000 shares of Common Stock) sold to J.D. Edwards & Company on December 16, 1999 at a price of $9.00 per share; and



     - the amendment to our certificate of incorporation upon completion of this offering to increase our authorized common stock and to decrease our authorized preferred stock.



     Upon completion of this offering, each outstanding share of convertible preferred stock will convert into one share of common stock.

                                    DILUTION


     Our pro forma net tangible book value as of September 30, 1999, after giving effect to the automatic conversion of our preferred stock upon the closing of this offering, was $16.4 million, or $0.92 per share of common stock. Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock at that date. After giving effect to the sale of the 4,000,000 shares of our common stock offered hereby at an assumed initial public offering price of $9.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our net tangible book value at September 30, 1999 would have been $48.8 million, or $2.23 per share. This represents an immediate increase in net tangible book value to existing stockholders of $1.31 per share and an immediate dilution to new investors of $6.77 per share. The following table illustrates the per share dilution:



Assumed initial public offering price per share.............          $9.00
Pro forma net tangible book value per share as of September
30, 1999....................................................  $0.92
  Increase per share attributable to new investors..........   1.31
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................           2.23
                                                                      -----
Net tangible book value dilution per share to new
  investors.................................................          $6.77
                                                                      =====



     The following table summarizes, on a pro forma basis as of September 30, 1999, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by the new public investors (based upon an assumed initial public offering price of $9.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses):



                              SHARES PURCHASED        TOTAL CONSIDERATION
                            ---------------------    ----------------------    AVERAGE PRICE
                              NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                            ----------    -------    -----------    -------    -------------
Existing stockholders.....  17,847,747     81.7%     $44,628,000     55.4%         $2.50
New public investors......   4,000,000     18.3%      36,000,000     44.6%          9.00
                            ----------     ----      -----------     ----          -----
  Total...................  21,847,747      100%     $80,628,000      100%         $3.69
                            ==========     ====      ===========     ====          =====



     The above discussion and tables assume no exercise of stock options or warrants outstanding as of September 30, 1999 and gives effect to the conversion of all outstanding shares of our preferred stock into common stock upon completion of this offering. As of September 30, 1999, there were options outstanding to purchase a total of 2,682,693 shares of common stock at a weighted average exercise price of $0.62 per share under our 1996 Stock Plan, 1,422,820 additional shares were reserved for grant of future options under such plan which will increase to 2,322,820 shares available as of that date pursuant to an amendment of the Plan effective upon completion of this offering, and an aggregate of 500,000 shares of our common stock will be reserved for issuance under our Employee Stock Purchase Plan 2000 upon completion of the offering. To the extent that any of these options or warrants are exercised, there will be further dilution to the new public investors. See "Capitalization,"
"Management -- Compensation Plans" and Notes 9 and 11 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data set forth below should be read together with the consolidated financial statements and related notes, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other information contained in this prospectus. The statement of operations data set forth below with respect to the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 and the balance sheet data at December 31, 1997, 1998 and September 30, 1999 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this prospectus. The selected balance sheet data at December 31, 1995 and 1996 are derived from our audited balance sheets not included herein. The statement of operations data for the period from inception (November 13, 1995) to December 31, 1995 is derived from our statement of operations not included herein.



                                                                                        NINE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                                                -------------------------------------   ------------------
                                                1995(1)    1996     1997       1998      1998       1999
                                                -------   ------   -------   --------   -------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
REVENUES:
  Licenses....................................      --    $   --   $    --   $    718   $   542   $  2,376
  Services and maintenance....................      --        --        --        409       183      1,575
                                                ------    ------   -------   --------   -------   --------
    Total revenues............................      --        --        --      1,127       725      3,951
                                                ------    ------   -------   --------   -------   --------
COST OF REVENUES:
  Licenses....................................      --        --        --         90        37        145
  Services and maintenance....................      --        --        --      1,554       989      3,074
                                                ------    ------   -------   --------   -------   --------
    Total cost of revenues....................      --        --        --      1,644     1,026      3,219
                                                ------    ------   -------   --------   -------   --------
Gross profit (loss)...........................      --        --        --       (517)     (301)       732
OPERATING EXPENSES:
  Sales and marketing.........................      --       102     1,082      4,703     3,266      6,406
  Research and development....................      --       519     1,713      4,401     2,865      4,986
  General and administrative..................       4       233       540      1,392       898      1,956
  Amortization of non-cash stock based
    compensation..............................      --        --        --         --        --      2,479
                                                ------    ------   -------   --------   -------   --------
    Total operating expenses..................       4       854     3,335     10,496     7,029     15,827
                                                ------    ------   -------   --------   -------   --------
    Loss from operations......................      (4)     (854)   (3,335)   (11,013)   (7,330)   (15,095)
Interest income, net..........................       3        24       107         28         2         19
                                                ------    ------   -------   --------   -------   --------
      Net loss................................  $   (1)   $ (830)  $(3,228)  $(10,985)  $(7,328)  $(15,076)
                                                ======    ======   =======   ========   =======   ========
Net loss per share:
  Basic and diluted...........................  $(0.01)   $(3.79)  $ (4.35)  $  (8.28)  $ (5.85)  $  (8.96)
                                                ======    ======   =======   ========   =======   ========
  Weighted average shares.....................     167       219       742      1,326     1,252      1,683
Pro forma net loss per share (unaudited):
  Basic and diluted                                                          $  (1.12)            $  (1.18)
                                                                             ========             ========
  Weighted average shares                                                       9,766               12,822


---------------

(1) Period from inception (November 13, 1995) to December 31, 1995



                                                                   DECEMBER 31,
                                                      --------------------------------------    SEPTEMBER 30,
                                                      1995(1)    1996       1997      1998          1999
                                                      -------   -------    ------    -------    -------------
                                                                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...........................  $1,005    $    32    $2,560    $10,883      $ 22,282
  Working capital...................................     988         26     2,061      7,319        16,177
  Total assets......................................   1,005        197     3,584     13,811        27,953
  Notes payable and capital lease obligations,
    noncurrent......................................      --         --        --      2,471         1,692
  Mandatorily redeemable convertible preferred
    stock...........................................   1,000      1,000     6,983     21,269        43,648
  Total stockholders' deficit.......................      (1)      (841)   (4,040)   (15,012)      (27,244)


---------------

(1) Period from inception (November 13, 1995) to December 31, 1995

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read together with "Selected Consolidated Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW


     Extensity was formed in November 1995 and introduced its first commercial product for general availability in March 1998. During this period, our operating activities consisted of the design and development of our product architecture and our first application, the building of our corporate infrastructure, and the development of our professional services and customer support organizations. Our first application, Extensity Expense Reports, was released for general availability in March 1998. We released Extensity Travel Plans in December 1998, and Extensity Timesheets and Extensity Purchase Reqs in July 1999.



     We generate revenue principally from licensing our applications and providing related services, including product installation, maintenance and support, consulting and training. We license our applications individually or as an integrated suite of products. The dollars amount of our contracts depends on number of users and applications being used. License revenues comprised 64% and 60% of our total revenues in the year ended December 31, 1998 and in the nine months ended September 30, 1999, while services and other revenues comprised 36% and 40% of our total revenues for the same periods.


     Prior to the July 1999 release of Version 4.0 of our Extensity Application Suite, we recognized revenues from customer contracts using the completed contract method because, given our lack of history implementing our products, it was difficult to reliably estimate the costs and efforts necessary to complete product implementations. This recognition policy is consistent with the American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition, or SOP 97-2, as amended by Statements of Position 98-4 and 98-9, and the American Institute of Certified Public Accountants Statement of Position 81-1, Accounting for Performance of Construction Type and Certain Production Type Contracts, or SOP 81-1.


     Following the introduction in July 1999 of the current version of our application suite, Version 4.0, we concluded that the implementation services we offer no longer included significant modifications or customization of our software. At the same time, however, we believe that our limited contracting history does not provide sufficient vendor-specific objective evidence for the allocation of revenues to the various elements of our contracts. SOP 97-2 requires revenues to be recognized ratably over the maintenance period in circumstances where vendor-specific objective evidence of the fair values of the respective elements of the contract do not exist and the only remaining undelivered element of such contract are the maintenance services. Accordingly, for contracts in which we commenced implementation after our July 1999 release of Version 4.0 of our Extensity Application Suite, we recognize revenues from both licenses and related services ratably over the maintenance period, which is typically one year. This recognition policy is consistent with SOP 97-2, as amended by SOP 98-4 and SOP 98-9.



     Payments received in advance of permitted revenue recognition are recorded as deferred revenues until recognized. Our deferred revenues balances were $2.5 million and $5.7 million at December 31, 1998 and September 30, 1999. At September 30, 1999, this deferred revenues balance included $1.7 million of amounts to be recognized under the completed contract method. All of our customers enter into one-year maintenance and support contracts when they purchase their initial Extensity applications and have the option to purchase additional contracts after completion of the initial contract period. Although we do not grant any rights to our customers to return products, we do provide a 90-day warranty that our products will function according to written documentation.



     We promote and sell our software products through our direct sales force and through indirect channels, including third-party outsourcers of expense management services. We also have co-marketing arrangements with a number of companies including Cisco Systems, First USA, GetThere.com and Netscape.


     In the second quarter of 1999, we expanded our presence in international markets by opening a sales office in the United Kingdom and by establishing a relationship with a provider of enterprise financial applications. We hired our Vice President and General Manager of European Operations in July 1999. We have continued to hire staff in our United Kingdom office and expect to continue to do so in advance of anticipated revenues. Hence, we expect our costs for establishing international sales to exceed related revenues as we invest in international operations. We have derived no revenues from international sales to date.


     We have incurred substantial research and development costs since inception and have more recently invested in our sales and marketing and professional services organizations in order to support our long-term growth strategy. Our full-time employees increased from 35 at December 31, 1997 to 83 at December 31, 1998 to 145 at September 30, 1999. As a result of these investments, we have incurred net losses in each fiscal quarter since inception and, as of September 30, 1999, we had an accumulated deficit of $30.1 million. We anticipate that our operating expenses will continue to increase as we continue to expand our product development and sales and marketing efforts. Accordingly, we expect to continue to incur quarterly net losses for the foreseeable future.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited consolidated statement of operations data for the six quarters following the general availability of our products in March 1998 through September 30, 1999, as well as this information expressed as a percentage of total revenues for the periods indicated. This information has been derived from our unaudited consolidated financial statements. The unaudited consolidated quarterly financial statements have been prepared on the same basis as the audited consolidated financial statements contained in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we considered necessary for a fair presentation of such information when read in conjunction with our audited consolidated financial statements and related notes. Operating results for any quarter are not necessarily indicative of results for any future period.


                                                                        THREE MONTHS ENDED
                                                ------------------------------------------------------------------
                                                JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                                                  1998       1998        1998       1999        1999       1999
                                                --------   ---------   --------   ---------   --------   ---------
                                                                    (IN THOUSANDS, UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Licenses....................................  $    75     $   160    $   176     $   220    $   800     $ 1,356
  Service and maintenance.....................       49         118        226         206        673         696
                                                -------     -------    -------     -------    -------     -------
        Total revenues........................      124         278        402         426      1,473       2,052
Cost of revenues:
  Licenses....................................        9          22         55          28         40          77
  Services and maintenance....................      344         475        564         758      1,087       1,229
                                                -------     -------    -------     -------    -------     -------
        Total cost of revenues................      353         497        619         786      1,127       1,306
Gross profit (loss)...........................     (229)       (219)      (217)       (360)       346         746
Operating expenses:
  Sales and marketing.........................    1,001       1,263      1,436       1,319      2,009       3,079
  Research and development....................      860       1,268      1,537       1,408      1,727       1,851
  General and administrative..................      295         376        495         427        658         870
  Amortization of non-cash stock based
    compensation..............................       --          --         --         315        578       1,586
                                                -------     -------    -------     -------    -------     -------
        Total operating expenses..............    2,156       2,907      3,468       3,469      4,972       7,386
                                                -------     -------    -------     -------    -------     -------
Loss from operations..........................   (2,385)     (3,126)    (3,685)     (3,829)    (4,626)     (6,640)
Interest income (expense), net................      (62)         57         27         (27)       (49)         94
                                                -------     -------    -------     -------    -------     -------
Net loss......................................  $(2,447)    $(3,069)   $(3,658)    $(3,856)   $(4,675)    $(6,546)
                                                =======     =======    =======     =======    =======     =======



                                                                        THREE MONTHS ENDED
                                                ------------------------------------------------------------------
                                                JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                                                  1998       1998        1998       1999        1999       1999
                                                --------   ---------   --------   ---------   --------   ---------
                                                                           (UNAUDITED)
PERCENTAGE OF REVENUES:
Revenues:
  Licenses...................................        60%        58%        44%        52%         54%        66%
  Service and maintenance....................        40         42         56         48          46         34
                                                 ------     ------       ----       ----        ----       ----
        Total revenues.......................       100        100        100        100         100        100
Cost of revenues:
  Licenses...................................         7          8         14          7           3          4
  Services and maintenance...................       277        171        140        178          74         60
                                                 ------     ------       ----       ----        ----       ----
        Total cost of revenues...............       285        179        154        185          77         64
Gross profit (loss)..........................      (185)       (79)       (54)       (85)         23         36
                                                 ------     ------       ----       ----        ----       ----
Operating expenses:
  Sales and marketing........................       807        454        357        310         136        150
  Research and development...................       694        456        382        331         117         90
  General and administrative.................       238        135        123        100          45         42
  Amortization of non-cash stock based
    compensation.............................        --         --         --         74          39         77
                                                 ------     ------       ----       ----        ----       ----
        Total operating expenses.............     1,739      1,046        863        814         338        360
                                                 ------     ------       ----       ----        ----       ----
Loss from operations.........................    (1,923)    (1,124)      (917)      (899)       (314)      (324)
Interest income (expense), net...............       (50)        20          7         (6)         (3)         5
                                                 ------     ------       ----       ----        ----       ----
Net loss.....................................    (1,973)%   (1,104)%     (910)%     (905)%      (317)%     (319)%
                                                 ======     ======       ====       ====        ====       ====

SIX QUARTERS ENDED SEPTEMBER 30, 1999

  Revenues

     LICENSE REVENUES. Our license revenues have increased in every quarter following the introduction of our first product in March 1998. These increases are attributable to the increasing market awareness of the benefits of workforce optimization software and increasing market acceptance of our solutions. License revenues in the quarters ended June 30 and September 30, 1999 in particular have increased significantly as we have established a more visible market presence and expanded our sales and marketing resources.


     SERVICE AND MAINTENANCE REVENUES. Our service and maintenance revenues have increased in each quarter in the periods presented, except for the first quarter of 1999. The generally increasing trend resulted from increases in the number of installations being completed for our growing customer base, and to a lesser extent, a growing base of maintenance revenues. The increase in service revenues on an absolute dollar basis and as a percentage of revenues from the quarter ended September 30, 1998 to the quarter ended December 31, 1998 resulted from a higher mix of service revenues for contracts completed in the quarter ended December 31, 1998 as compared to other quarters. The decrease in service revenues as a percentage of revenues in the quarter ended September 30, 1999 as compared to the preceding quarter was due to a lower mix of service revenues for contracts completed in the quarter ended September 30, 1999 as compared to previous quarters.


  Cost of Revenues

     COST OF LICENSE REVENUES. Cost of license revenues consists primarily of third-party license and support fees and, to a lesser extent, costs of duplicating media and documentation. This cost has fluctuated within a small absolute dollar range of $9,000 to $77,000 for the six quarters ended September 30, 1999. With a more substantial level of license revenues during the second and third quarters of 1999, our cost of license revenues as a percentage of license revenues has been less than 6%.

     COST OF SERVICE AND MAINTENANCE REVENUES. Cost of service and maintenance revenues consists of compensation and related overhead costs for personnel engaged in consulting, training, maintenance and support services for our customers as well as costs for third parties contracted to provide such services to our customers. This cost has increased each quarter in the six quarters ended September 30, 1999. The increase in cost of service revenues as a percentage of revenues in the quarter ended March 31, 1999 was attributable to the expansion of our professional services organization in advance of recognized revenues from implementations during that period. Cost of service revenues has significantly exceeded our service revenues as we have built our consulting and customer support groups in advance of growing contract volume. Although cost of service revenues has declined as a percentage of service revenues over time, this cost continues to exceed the amount of related service revenues. We are seeking to reduce our cost of service revenues and are also seeking to engage third parties to provide a substantial portion of services related to our applications. We expect, however, that cost of service revenues will continue to exceed service revenues for the foreseeable future. In addition, we have not yet established significant relationships with any third-party service provider, and we may not be successful in doing so in the future.

     Our bundled service revenues are generally recognized ratably over a one-year period. However, implementation services typically represent a large proportion of total cost of service revenues and are typically completed within the first two quarters of that one-year period. This timing difference results in higher cost of service revenues as a percentage of recognized service revenues in the early portion of each contract. In addition, we plan to continue to build our services capability, both internally and through third-party implementation and consulting providers in advance of targeted revenue increases. We expect that cost of service revenues will continue to exceed service revenues for the foreseeable future. Furthermore, the mix of license versus service revenues may cause our overall costs of service revenues as a percentage of total revenues to fluctuate.

  Operating Expenses

     SALES AND MARKETING. Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel, including commissions and marketing program costs. Sales and marketing expenses have increased steadily since the commercial introduction of our products in March 1998 as we have continued to build our sales and marketing resources. The primary reasons for these increases are increased personnel and associated sales commissions, expanded marketing programs, expansion of regional sales offices and the addition of an international sales office. Our sales and marketing expenses decreased slightly to $1.3 million in the first quarter of 1999 from $1.4 million in the last quarter of 1998 due primarily to larger commissions and bonuses in the fourth quarter of 1998. The increase in sales and marketing expenses as a percentage of revenues in the quarter ended September 30, 1999 was attributable to increased advertising expenditures relating to our first national marketing program, and coincided with the roll-out of Version 4.0 of our Extensity Application Suite. We expect our sales and marketing expenses to increase in absolute dollars for the foreseeable future.

     RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of compensation and related personnel costs and fees associated with contractors. Research and development expenses continued to grow during the six quarters ended September 30, 1999 as we continued to build on our underlying technology platform, develop new applications and enhance existing applications.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of compensation and related costs for our executive, finance and administrative personnel and other related expenses. General and administrative expenses have generally grown consistently during the six quarters ended September 30, 1999. We have continued to increase the number of general and administrative personnel to support our growing organization and transaction volume. We expect general and administrative costs to increase in absolute dollars as we continue to build the infrastructure necessary to support the growth of our business and to operate as a public company.


     You should not rely on quarter-to-quarter comparisons of our results of operations as indicators of future performance due to our limited operating history, the early stage of our market and the factors discussed in the section entitled "Risk Factors" above. In particular, because our base of customers and the number of additional customer licenses we enter into each quarter are still relatively small, the loss or deferral of a small number of anticipated large customer orders in any quarter could result in a significant shortfall in revenues for that quarter. If in some future periods our operating results are below the expectations of public market analysts and investors, the price of our common stock may underperform or fall.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the statement of operations data as a percentage of total revenues.


                                                                             NINE MONTHS
                                                                                ENDED
                                                                            SEPTEMBER 30,
                                                       YEAR ENDED          ----------------
                                                    DECEMBER 31, 1998       1998       1999
                                                    -----------------      ------      ----
Revenues:
Licenses..........................................          64%                75%       60%
  Services and maintenance........................          36                 25        40
                                                          ----             ------      ----
     Total revenues...............................         100                100       100
                                                          ----             ------      ----
Cost of revenues:
  Licenses........................................           8                  5         4
  Services and maintenance........................         138                137        78
                                                          ----             ------      ----
     Total cost of revenues.......................         146                142        81
                                                          ----             ------      ----
Gross profit (loss)...............................         (46)               (42)       19
                                                          ----             ------      ----
Operating expenses:
  Sales and marketing.............................         417                450       162
  Research and development........................         391                395       126
  General and administrative......................         124                124        50
  Amortization of non-cash stock-based
     compensation.................................          --                 --        63
                                                          ----             ------      ----
     Total operating expenses.....................         931                970       401
                                                          ----             ------      ----
Loss from operations..............................        (977)            (1,011)     (382)
Interest income, net..............................           2                 --        --
                                                          ----             ------      ----
Net loss..........................................        (975)%           (1,011)%    (382)%
                                                          ====             ======      ====


NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

     Revenues


     Total revenues increased to $4.0 million for the nine months ended September 30, 1999 from $725,000 for the nine months ended September 30, 1998.



     LICENSE REVENUES. Our license revenues increased to $2.4 million for the nine months ended September 30, 1999 from $542,000 for the nine months ended September 30, 1998. This increase was due to increased market awareness of the benefits of workforce optimization software and increasing market acceptance of our solutions.


     SERVICE AND MAINTENANCE REVENUES. Our service and maintenance revenues increased to $1.6 million for the nine months ended September 30, 1999 from $183,000 for the nine months ended September 30, 1998. This increase was attributable to consulting fees associated with new customer installations, and to a lesser extent, maintenance and support fees associated with a growing customer base.


     For the nine months ended September 30, 1998, sales to Scopus Technology, Franklin Templeton and RELTEC Corporation accounted for 30%, 19% and 12% of our total revenues. For the nine months ended September 30, 1999, sales to Sara Lee, Gelco Information Network and Cisco Systems accounted for 19%, 18% and 11% of our total revenues.

     Cost of Revenues

     Total cost of revenues increased to $3.2 million for the nine months ended September 30, 1999 from $1.0 million for the nine months ended September 30, 1998.


     COST OF LICENSE REVENUES. Cost of license revenues increased to $145,000 for the nine months ended September 30, 1999 from $37,000 for the nine months ended September 30, 1998. As a percentage of license revenues, cost of license revenues decreased from 6.8% to 6.1% for the nine months ended September 30, 1998 and 1999. Cost of license revenues as a percentage of total license revenues may increase if we incorporate additional third-party software into our products.



     COST OF SERVICE AND MAINTENANCE REVENUES. Cost of service and maintenance revenues increased to $3.1 million for the nine months ended September 30, 1999 from $989,000 for the nine months ended September 30, 1998. As a percentage of service revenues, cost of service revenues decreased from 540% to 195% for the nine months ended September 30, 1998 and 1999.


     Operating Expenses


     SALES AND MARKETING. Sales and marketing expenses increased to $6.4 million for the nine months ended September 30, 1999 from $3.3 million for the nine months ended September 30, 1998, an increase of 96%. The increase was primarily attributable to increased compensation, commissions and other related costs associated with hiring additional sales representatives, management and marketing personnel, as well as increased spending on marketing programs. Approximately 70% of the increase was due to an increase in sales and marketing personnel. Sales and marketing expenses as a percentage of total revenues were 450% and 162% for the nine months ended September 30, 1998 and 1999. We expect that the absolute dollar amount of sales and marketing expenses will continue to increase as we expand our domestic and international sales force and marketing efforts.



     RESEARCH AND DEVELOPMENT. Research and development expenses increased to $5.0 million for the nine months ended September 30, 1999 from $2.9 million for the nine months ended September 30, 1998, an increase of 74%. The increase was primarily attributable to the addition of personnel to our research and development organization as we continued to develop new products and new versions of existing products. Approximately 55% of the increase was due to an increase in research and development personnel and 35% was due to an increase in consulting services. Research and development expenses as a percentage of total revenues were 395% and 126% for the nine months ended September 30, 1998 and 1999. We expect that the absolute dollar amount of research and development expenses will continue to increase as we make additional investments in our technology and products.



     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $2.0 million for the nine months ended September 30, 1999 from $898,000 for the nine months ended September 30, 1998, an increase of 118%. The increase was primarily attributable to hiring additional executive and financial personnel as well as incurring additional general expenses, such as consulting and professional service fees. Approximately 60% of the increase was due to an increase in administrative personnel. General and administrative expenses as a percentage of total revenues were 124% and 50% for the nine months ended September 30, 1998 and 1999. We expect that the absolute dollar amount of general and administrative expenses will continue to increase as we expand our operations and incur the typical incremental costs of a public company.

     Amortization of Non-Cash Stock Based Compensation



     We granted certain stock options to our officers and employees at prices deemed to be below fair value of the underlying stock. The cumulative differential between the fair value of the underlying stock at the date the options were granted and the exercise price of the granted options was $6.1 million at September 30, 1999. This amount is being amortized, on an accelerated basis, over the four year vesting period of the granted options. Accordingly, our results from operations will include deferred compensation expense at least through 2003. During the nine months ended September 30, 1999, $2.5 million was recognized as expense.



     Interest and Other Income, Net


     Net interest income was $19,000 for the nine months ended September 30, 1999, and $2,000 for the nine months ended September 30, 1998. The nominal income for the nine months ended September 30, 1998 resulted primarily from the interest generated from funds raised in our May 1998 equity offering, partially offset by interest expense from our subordinated debt facility and capital equipment loans and leases. Interest income for the nine months ended September 30, 1999 primarily resulted from interest earned on the proceeds from both our May 1998 and July 1999 equity offerings, partially offset by interest expense from these same debt facilities.

FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1997

     Revenue and Cost of Revenues

     We recognized $1.1 million of revenues for the year ended December 31, 1998, consisting of $718,000 in license revenues and $409,000 in service and maintenance revenues. The 1998 revenue resulted from licenses and related services for Extensity Expense Reports, released in March 1998. We did not recognize any revenues in 1997. For the year ended December 31, 1998 sales to Scopus Technology, Baltimore Gas & Electric and Gelco Information Network accounted for 20%, 19% and 14% of total revenues. Total cost of revenues was $1.6 million for the year ended December 31, 1998. Cost of license revenues was $90,000, or 13% of license revenues, for the year ended December 31, 1998. Cost of service revenues was $1.6 million, or 380% of service revenues, for the year ended December 31, 1998. Total cost of service revenues significantly exceeded related revenues as we built our service and support group in advance of revenues.

     Operating Expenses


     SALES AND MARKETING. Sales and marketing expenses increased to $4.7 million for the year ended December 31, 1998 from $1.1 million for the year ended December 31, 1997. The increase was primarily attributable to building our sales and marketing capabilities for our newly launched products, including increased compensation, commissions and other related costs for sales representatives, marketing personnel and management and, to a lesser degree, increased spending on marketing programs. Approximately 60% of the increase was due to an increase in sales and marketing personnel and 29% was due to an increase in spending on marketing programs. Sales and marketing expenses as a percentage of total revenues were 417% for the year ended December 31, 1998.



     RESEARCH AND DEVELOPMENT. Research and development expenses increased to $4.4 million for the year ended December 31, 1998 from $1.7 million for the year ended December 31, 1997. The increase was primarily attributable to the addition of personnel to our research and development organization in connection with development of new products and enhancement of existing products. Approximately 70% of the increase was due to an increase in research and development personnel. Research and development expenses as a percentage of total revenues were 391% for the year ended December 31, 1998.



     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $1.4 million for the year ended December 31, 1998 from $540,000 for the year ended December 31, 1997, an increase of 158%. The increase was attributable to hiring additional executive and financial personnel as well as incurring additional general expenses, such as consulting and professional service fees. Approximately 45% of the increase was due to an increase in administrative personnel and 30% of the increase was due to an increase in consulting and professional service fees. General and administrative expenses as a percentage of total revenues were 124% for the year ended December 31, 1998.



     Amortization of Non-Cash Based Stock Compensation



     Our results of operations will include amortization of deferred non-cash stock-based compensation expense at least through 2003. There was no amortization of deferred non-cash stock-based compensation in 1997 or 1998.



     Interest and other Income, Net


     Net interest income was $107,000 for the year ended December 31, 1997 and $28,000 for the year ended December 31, 1998. These nominal income amounts resulted primarily from the interest generated from funds raised in our prior equity offerings, partially offset by interest expense.

INCOME TAXES

     Since inception, we have incurred net losses for federal and state tax purposes and have not recognized any material tax provision or benefit. As of December 31, 1998, we had net operating loss carryforwards of approximately $14.1 million and $8.7 million for federal and state income tax purposes, respectively. The federal and state net operating loss carryforwards, if not utilized, expire through 2018 and 2003, respectively. We also have research and development credit carryforwards of approximately $220,000 and $145,000 for federal and state tax purposes. Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a shift in our ownership that constitutes an ownership change, as defined in
Section 382 of the Internal Revenue Code. See Note 4 of Notes to Consolidated Financial Statements for additional information regarding these carryforwards.

     We have placed a valuation allowance against our net deferred tax assets due to the uncertainty of the realization of these assets. The allowance totaled $5.8 million at December 31, 1998, resulting in no net deferred asset. We evaluate on a quarterly basis the recoverability of net deferred tax assets and the level of the valuation allowance. When we have determined that it is more likely than not that the net deferred tax assets are realizable, we will reduce the valuation allowance.

LIQUIDITY AND CAPITAL RESOURCES


     Since inception, we have financed our operations and funded our capital expenditures through the private sale of equity securities, supplemented by loan facilities and equipment leases. Aggregate net proceeds to date from equity financings total $42.3 million. As of September 30, 1999, we had $22.3 million in cash, cash equivalents and short term investments and $16.2 million in working capital.

     Net cash used in operating activities was $779,000 in 1996, $2.5 million in 1997, $8.6 million in 1998 and $9.6 million for the nine months ended September 30, 1999. For such periods, net cash used in operating activities was primarily used to fund ongoing operations including increases in deferred revenues.

     Net cash used in investing activities was $195,000 in 1996, $917,000 in 1997, $6.1 million in 1998 and $2.2 million for the nine months ended September 30, 1999. Investing activities consisted primarily of purchases of short term investments and capital expenditures.

     We received no financing in 1996. Net cash provided by financing activities was $6.0 million in 1997, $17.4 million in 1998 and $21.8 million for the nine months ended September 30, 1999, and consisted primarily of proceeds from the issuance of preferred stock and proceeds from loans as offset by repayments on loans and capital leases. During 1998, we entered into a loan and security agreement with Comdisco Ventures for $3.5 million and borrowed the total amount. These borrowings bear an average annual interest rate of approximately 11.4% and are payable in equal monthly installments through 2001. We have also entered into capital lease agreements with Comdisco to finance up to $1,750,000 of capital expenditures. Interest accrues under the terms of these agreements at an average of approximately 7.4% per annum based on the outstanding utilized capital lease line. Each borrowing under the capital lease line shall have a term of up to four years, with interest and principal payable monthly. As of September 30, 1999, we had drawn approximately $1,736,000 of these lines. In connection with these financings, we issued to Comdisco warrants to purchase a total of 160,303 shares of our Series D Preferred Stock, each at an exercise price of $3.30 per share, subject to adjustments.

     As we execute our strategy, we expect significant increases in our operating expenses, especially in sales, marketing and engineering. Presently, we anticipate that our existing capital resources and the proceeds from this offering will meet our operating and investing needs for at least the next 12 months. After that time, we cannot be certain that additional funding will be available on acceptable terms or at all. If we require additional capital resources to grow our business, execute our operating plans, or acquire complimentary technologies or businesses at any time in the future, we may seek to sell additional equity or debt securities or secure additional lines of credit, which may result in additional dilution to our stockholders.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in 2000.

     ASSESSMENT. We define Year 2000 compliance to mean that systems or products can accurately process date data from, into and between the years 1999 and 2000, including leap years, provided that all other products with which they are used, such as hardware, software, operating systems and firmware, properly exchange date data with the systems or products.

     We designed all of our products from inception for Year 2000 compliance and have tested our applications for Year 2000 compliance. We have tested software obtained from third parties that is incorporated into our applications and obtained assurances from our vendors that licensed software is Year 2000 compliant. We have received assurances from our vendors of financial systems, databases, development tools, groupware and hardware systems regarding Year 2000 compliance. We were unable to obtain assurances from the vendor of our customer support and defect tracking system regarding Year 2000 compliance, but have performed internal testing and detected no material errors. We have substantially completed our Year

2000 compliance initiatives and have not become aware of any material errors in our applications, the third-party software incorporated into our products or our internal management systems. However, despite our testing and assurances from our vendors, we cannot be certain that our applications or the products we use to run our business do not contain undetected errors associated with processing date-sensitive data.

     COSTS. We have not incurred any material costs directly associated with Year 2000 compliance efforts, except for compensation costs for certain employees who have dedicated time to our assessment of Year 2000 compliance and associated remedies. We do not expect to incur additional material costs associated with Year 2000 compliance; however, in the event that we have not identified and corrected any significant Year 2000 compliance issues, such unresolved issues could materially harm our business.

     RISKS. Numerous risks associated with Year 2000 issues could negatively impact our business. These risks include, but are not limited to:

     - reduced contract sales during the last quarter of 1999 or first quarter of 2000 as potential or existing customers prepare for 2000 or are focused on remedying potential issues;

     - inability of our products to process date-sensitive information, despite our efforts to ensure Year 2000 compliance of our products;

     - claims from our customers asserting our liability, with potential legal costs or settlements, regardless of whether our applications have Year 2000 compliance issues;

     - diversion of information system, engineering or management resources to remedy unanticipated problems;

     - management information system failures; infrastructure failures, including our phone system; or external system failures, including utilities and transportation, that would hinder our operations; or

     - damage to our reputation resulting from any of the above.

     The most significant potential adverse situation would include the inability of our customers to use our products, material legal fees or settlements, or system failures that render us unable to run our business.

     CONTINGENCY PLANS. We have not developed contingency plans for the Year 2000 compliance risks previously discussed, either because our assessments have not detected material issues or because we have not determined cost effective solutions in light of our assessment of the risks. In the event that we encounter significant Year 2000 compliance issues for which we have not developed contingency plans, our business and financial condition could be materially harmed.

MARKET RISK

     We develop products in the United States and market our products in North America and, to a lesser extent, in Europe and the rest of the world. As a result, our financial results could be affected by factors such as changes in foreign currency rates or weak economic conditions in foreign markets. Because all of our revenues are currently denominated in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets.

INTEREST RATE RISK

     We have an investment portfolio of money market funds and fixed income certificates of deposit. The fixed income certificates of deposit, like all fixed income securities, are subject to interest rate risk and will fall in value if market interest rates increase. We attempt to limit this exposure by investing primarily in short-term securities. In view of the nature and mix of our total portfolio, a 10% movement in market interest rates would not have a significant impact on the total value of our portfolio as of September 30, 1999.

     Our interest expense is not sensitive to changes in the general level of U.S. interest rates because all of our debt arrangements are based on fixed rates of interest.

                                    BUSINESS

OVERVIEW


     Extensity provides a suite of Internet-based software applications that automates expense reporting, travel management, procurement and billable time management for the enterprise employee. These workforce optimization applications increase employee productivity by streamlining these traditionally paper-based processes, and enhance operational efficiency by enforcing spending policies and tracking information that is valuable to management. We have designed our software from inception to leverage the ease-of-use, accessibility and open architecture of the Internet. By taking advantage of the Internet as an application platform, we enable employees to use our applications in their environment, whether at the office through a networked PC, at home or on the road through a laptop or with a handheld device, such as a PalmPilot or Visor. Further, our software design allows our application to be readily integrated with enterprise resource planning and other information technology systems.



     Since the introduction of our first application in 1998, we have licensed our applications to 61 customers, the largest of which include AirTouch, BEA Systems, Brigham Young University, Cendant Business Services, Cisco Systems, Clarify, Documentum, Gelco Information Network, Genesys Telecommunications, Home Box Office, Sara Lee, Sybase, TransCanada PipeLines and the University of California. Our customers' employees constitute a growing network of targeted business users who need access to relevant content, commerce and services in order to complete their daily tasks associated with expense reporting, travel planning, procurement and time sheet management. Our objective is to become a leading provider of applications that optimize an enterprise's workplace and that facilitate exchange between our customers' employees and third-party content, commerce and service providers. We refer to this point of exchange as a content and commerce gateway.


INDUSTRY BACKGROUND

     Growth of the Internet as a Platform for Efficient Business-to-Business E-Commerce


     The Internet has emerged as a universal communications medium and has become a catalyst for fundamental business change for companies of all sizes. The efficient, pervasive and interactive nature of the Internet make it a necessary platform for relevant content exchange and e-commerce transactions from business to business. Forrester Research estimates that business-to-business e-commerce will generate $1.3 trillion in revenues by 2003. In the intensely competitive global business environment, businesses have increasingly adopted the Internet to streamline their business processes and make their employees more productive. Giga Information Group estimates that in 1998, businesses worldwide realized $17.6 billion in e-commerce driven cost savings and forecasts that by 2002 these savings will total $1.25 trillion annually. According to preliminary estimates by International Data Corporation, the worldwide market for workforce management applications will grow from $766 million in 1998 to $4.0 billion in 2003, and the Internet commerce procurement applications market will grow from $147 million in 1998 to $5.3 billion in 2003.


     Traditional Areas of Business Process Automation

     Businesses have traditionally made significant investments in ERP and other enterprise software applications to automate processes in functions such as manufacturing, sales, human resources and finance. These systems typically have been focused on specific individual functional areas and only address the business processes unique to each functional area. Also, they offer limited integration of information across functional areas. These systems have been significantly limited in their ability to integrate information external to the enterprise. ERP and

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

other enterprise software systems have also traditionally required lengthy and expensive customization and implementation and are expensive to maintain because their client-server architecture requires installation and continued maintenance on each desktop. While these systems are in place in many companies, they have not focused historically on certain pervasive business processes, such as expense reporting, travel management, procurement and billable time management, which touch large numbers of employees in any organization.


     These employee-centric business processes have been left largely unautomated to date, resulting in processes that are time-consuming, inefficient and costly. Most organizations today conduct travel expense, procurement and billable time management through paper-based processes that require actions by many individuals both inside and outside the enterprise. These processes involve re-keying of data, manual tracking of forms, limited data capture and reporting, and limitations on the ability to track and enforce corporate spending policies. Without business process automation, expense reporting, procurement and time management transactions can have significant processing costs. For example, American Express has estimated that the average company spends $36 to process an expense report using traditional paper-based methods. In addition, traditional processes do not generally feature automated spending and procurement controls and, as a result, may fail to direct spending to preferred vendors and may permit spending on unapproved goods and services. The inefficiencies associated with traditional processes can involve significant total cost, as operating resource expenditures typically represent 33% of a company's total revenues, according to Killen & Associates.


     Opportunity for Workforce Optimization Applications

     A significant market opportunity exists for workforce optimization applications that streamline processes within the organization and across the extended enterprise and provide integrated access to third-party content, commerce and services. At the same time, the rapid adoption of the Internet by businesses has radically changed the business environment. The growth of the Internet in conjunction with increasing business globalization and technological advancements has increased competitive pressures for all businesses by lowering barriers to market entry, rewarding innovative business models and providing an easily accessible commerce channel over the Internet. Accordingly, the rapid growth of the Internet has both enabled the introduction of Internet-based workforce optimization solutions and made their adoption a strategic imperative.

     A comprehensive workforce optimization solution must provide benefits inside and outside a business organization, to employee users, business managers and third-party content, commerce and service providers. Such a solution must:

     - give companies a highly scalable, easily implemented and widely accessible set of applications that streamlines workforce processes by linking employees, approvers and administrative personnel;

     - reduce the time employees spend on general workforce management tasks, freeing them to focus on their core responsibilities;

     - provide data to business managers for contract negotiation and for enforcing discounts with preferred vendors;

     - provide business managers with information on individual employee and overall workforce utilization, in order to better manage employee productivity and profitability;

     - enable business administrators to enforce policies actively and efficiently; and

     - provide an end-to-end solution by connecting the employee to third-party content, commerce and service providers over the Internet.

     A comprehensive workforce optimization solution should benefit both employees and third-party providers by directing information, services and focused commerce opportunities to employees while delivering valuable business customers and business spending to participating providers. We refer to this integrated point of exchange between employees and third-party providers as a content and commerce gateway.

THE EXTENSITY SOLUTION

     We provide an integrated suite of Internet-based, workforce optimization software applications designed to improve the productivity of employees across the enterprise and to enhance enterprise operating efficiency. Our Extensity Application Suite currently includes applications for expense reporting, business travel, procurement and billable time management. In addition, our solution can leverage the Internet to serve as a gateway between employees and third-party content, commerce and service providers through buying exchanges, online marketplaces, specialized portals and supplier sites. We believe our solution makes our customers' employees more productive and companies more efficient, while providing better information to management.

     The Extensity Application Suite


     Our application suite is currently comprised of the Extensity Expense Reports, Extensity Travel Plans, Extensity Timesheets and Extensity Purchase Reqs applications and the Extensity System Administration Tool. The application suite is fully integrated so that each application works with and shares information with all the other applications. In addition, our applications aggregate and integrate information for management reporting and analysis. Our applications are easy to learn for the user, as users can access all applications through a common, intuitive, browser-based user interface. The integration of the suite to online services such as travel bookings, credit card feeds and content services provides a true end-to-end workforce optimization solution. Our applications are designed to be rapidly implemented by us for our customers, and cost-effectively deployed by our customers to their end users. Moreover, our applications are designed to be scalable for organizations of all sizes. We offer a guarantee to all of our customers that we will complete a standard implementation for each application within 90 days.


     Our workforce optimization solution provides direct and indirect cost savings by:

     - streamlining and automating traditional paper-based processes, thereby reducing the time and personnel requirements associated with processing expense reports, travel plans, purchase requisitions and timesheets;

     - increasing accuracy through automation of error-checking, data import and business rule compliance;

     - providing greater control of expenditure policy administration and enforcement;

     - supporting analysis of business purchasing and utilization patterns to enhance decision-making capabilities and to increase leverage in negotiating vendor and service provider contracts; and

     - promoting and enforcing the use of preferred vendors.

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

     Our workforce optimization solution also increases productivity throughout the enterprise by:

     - reducing employee time spent on tasks outside of their core responsibilities;

     - providing a consistent, intuitive, browser-based user interface to all applications;

     - supporting remote access via Palm Pilot and other mobile computing devices; and

     - enabling exception-based management that allows business managers to review only those expenditures which fall outside of a company's policies.

     The Extensity Partner Network

     We have recently begun to develop our Extensity Partner Network to establish an Internet gateway between a company's workforce and third-party content, commerce and service providers. We believe this network will benefit both our customers' employees and third-party providers by directing relevant information, services and focused commerce opportunities to our customers' employees while delivering valuable business customers and spending to participating providers.

     We will continue to develop this gateway to provide benefits to employees and third-party providers by:

     - providing users with seamless, integrated access to relevant content, services and e-commerce capabilities;

     - delivering to our partners access to a network of employees that are likely to engage in specific commerce transactions;

     - reducing transaction costs to both our customers' employees and content, commerce and service providers by utilizing the Internet to enhance information flow; and

     - enabling open access to multiple online markets to minimize reliance on a single marketplace.

     As more companies implement our solution, the Extensity network of our customers' employees continues to grow. We believe that this network of employees will become a valuable aggregated base of potential customers for additional third-party content, commerce and service providers. As these providers offer additional products and services through our network, customers are encouraged to join, establishing a cycle that increases the value of the Extensity solution to both our customers and third-party providers.

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

EXTENSITY STRATEGY

     Our objectives are to gain broad market acceptance of our workforce optimization applications and to build the largest Internet-based network of organizations and employees. By building this network, we plan to become the leading content and commerce gateway for the enterprise workforce. This will allow our partners and us to deliver valuable content and business-to-business services to our growing network.

     Key elements of our growth strategy include:

          EXPANDING OUR WORKFORCE OPTIMIZATION SOLUTIONS. We intend to continue to enhance the Internet-based architecture of our technology platform in order to provide a comprehensive, functionally-rich solution for employee-centric business processes. We also intend to continue to enhance the functionality of our existing application suite and, by leveraging the existing platform, to introduce additional integrated workforce optimization applications.

          AGGRESSIVELY PENETRATING THE LARGE AND UNTAPPED WORKFORCE OPTIMIZATION MARKET. We believe that the market for automated workforce optimization solutions is large and underpenetrated for enterprises of all sizes. In order to address this market opportunity, we intend to aggressively expand our direct and indirect sales channels. We plan to focus our direct sales efforts on large multinational organizations across a variety of industries. In addition, we plan to address small and mid-size organizations through a combination of telesales and relationships with application service providers, OEMs and other resellers.

          STRENGTHENING INTERNATIONAL PRESENCE THROUGH STRATEGIC PARTNERSHIPS AND DIRECT DISTRIBUTION. We plan to capitalize on international market opportunities by establishing additional international sales offices, expanding our international direct sales force and building strategic overseas partnerships. We will continue to staff our international organization with senior local management and experienced domestic management with specific product and market expertise. Our application suite is internationalized and we plan to localize it for certain European languages during 2000.

          INCREASING MARKET ADOPTION THROUGH STRATEGIC PARTNERSHIPS WITH APPLICATION SERVICE PROVIDERS. Because customers are increasingly utilizing application service providers to host or outsource their applications, we intend to partner with application service providers as an additional indirect sales channel. We believe that our readily-implemented, Internet-based architecture and easy-to-learn end-user solution is attractive to application service providers. We currently have two application service provider partners, Gelco Information Network and Cendant Business Services, and intend to develop strategic relationships with others.

          OFFERING A SINGLE GATEWAY FOR THE MOST COMPREHENSIVE NETWORK OF EXTERNAL CONTENT, COMMERCE AND SERVICE PROVIDERS. Our applications are designed to provide a single, Internet standards-based point of access, or gateway, for any online provider of indirect goods and services, including travel and entertainment, office equipment and supplies, professional services, information and technology equipment, and other repeat purchase items. This gateway will give our customers flexibility in the suppliers with which they choose to integrate, without requiring point-to-point integration or a commitment to a proprietary single solution. We believe our gateway will provide to our customers a superior e-commerce solution as online transactions gain market acceptance and as online vertical marketplaces emerge.

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

EXTENSITY PRODUCT AND SERVICES

     Integrated Suite of Applications

     We provide an integrated suite of Internet-based workforce optimization applications designed to enhance employee productivity and corporate efficiency. Our product suite currently includes the Extensity Expense Reports, Extensity Travel Plans, Extensity Timesheets and Extensity Purchase Reqs applications and the Extensity System Administration Tool. Our applications can be licensed individually or in any combination to provide a complete solution. All applications share a consistent and easy-to-use, browser-based graphical user interface and are launched from a unifying screen. The applications share a common underlying technology architecture and a common data model which allow them to work together and share information. In addition, our applications are universally accessible, allowing employees to work anywhere, through desktop or mobile computing and via Palm Pilots or other handheld devices.

     Once deployed, our applications are quickly configured, easily customized, and easily upgraded, regardless of the degree of customization. Our Internet-based architecture also keeps system administration costs to a minimum. For example, customers can automatically install and update new versions via the Internet.

     Our application suite provides real-time comprehensive data regarding spending, suppliers, policy violations, resource utilization and budgets. We offer pre-configured reports, and our database approach facilitates further query and analysis using standard report writing applications. We believe that this information can improve an organization's strategic management and decision-making processes and can enhance vendor negotiation.

                      COMMON FEATURES OF OUR APPLICATIONS

                 FEATURES                                           DESCRIPTION
                 --------                                           -----------
Employee self service                       Employees can track in real time the status of any document that has been submitted, reducing the number of calls and
                                            inquiries to managers and processing departments.
Document linking                            Documents can be linked -- for example, a travel plan for
                                            conference attendance and an expense report for the trip, a time sheet and expense report for a project or purchase
                                            requisition and an expense report associated with the
                                            purchase.
Proxy user creation                         Employees can appoint another person to create documents for them.
Project and cost center allocation          Expenses and time can be allocated across multiple cost
                                            centers and project codes as percentages or absolute dollar amounts.
Configurable interface and data capture     The application suite is fully configurable to incorporate each organization's specific data capture needs.
Intelligent personalization                 Each employee's application becomes customized, maintaining previously used information, such as prior travel
                                            itineraries, cities traveled to, purposes and previously
                                            used vendors.
Online help                                 Context sensitive online help is provided for all
                                            applications.

          EXTENSITY EXPENSE REPORTS. Extensity Expense Reports is a full-featured application providing automation of the entire expense reporting process. Extensity Expense Reports brings accuracy, efficiency and control to this process. Using Extensity Expense Reports, employees, whether operating as a remote, off-line or local user, can quickly and easily create an expense report. This process is expedited and made more accurate through the use of online credit card data for automatic data entry. Compliance to business policy is checked as the expense report is created. Compliant reports can be automatically approved, and only noncompliant reports are routed to managers for approval. In reviewing noncompliant reports, managers need only focus on highlighted exceptions. Re-keying data and auditing of expense reports are reduced or eliminated so the accounting team can spend time analyzing the centralized travel and entertainment expense data and leveraging that knowledge into cost savings. Employees can receive reimbursement rapidly through seamless integration with the organization's financial, payroll and human resources systems.

                     FEATURES                                       DESCRIPTION
                     --------                                       -----------
    Credit card integration and pre-            Uses the data feed from corporate card vendors to
      population                                enable travelers to select charges and automatically
                                                populate the expense report, reducing creation time
                                                and avoiding data entry errors.
    Foreign currency support                    Enables users to complete reports using local
                                                currencies.
    Itemization and allocation                  Supports expense itemization for more accurate
                                                accounting and allows allocations to be made at the
                                                line item level without requiring a separate expense
                                                report for each project.
    Receipt reconciliation                      Guides users through itemizing receipts to ensure
                                                the expense is fully allocated.

          EXTENSITY TRAVEL PLANS. Extensity Travel Plans automates the planning, approval and procurement process for corporate travel. The application enables users to plan, request and book travel and allows managers to approve business travel through a streamlined method that enforces corporate travel policies before travel expenses are incurred. Extensity Travel Plans provides an immediate link to information and resources needed by a business traveler, such as corporate travel policies, online booking systems and general travel information resources. Extensity Travel Plans can be seamlessly integrated with Extensity Expense Reports for an end-to-end business travel solution. Through this integration with Extensity Expense Reports, Extensity Travel Plans is designed to provide a seamless flow of information, from pre-trip planning to post-trip expense reimbursement, and a view of projected and actual costs for variance analysis, providing an efficient and accurate travel management system.

                     FEATURES                                       DESCRIPTION
                     --------                                       -----------
    Industry average cost data                  Integrates benchmark costs into the product to
                                                create an accurate itinerary for domestic and
                                                international travel, which allows the user to
                                                better estimate travel costs.
    Policy enforcement                          Streamlines pre-trip approval process for cost
                                                savings and increased business efficiency, warning
                                                the user of out-of-policy items before costs are
                                                incurred.
    Integrated with Extensity Expense Reports   Automatically approves expense reports that fall
                                                within the specified parameters of an approved
                                                travel plan.

          EXTENSITY PURCHASE REQS. Extensity Purchase Reqs automates and optimizes the requisitioning of non-production goods and services while enforcing a company's procurement policies. The application is designed to minimize rogue purchasing and to ensure usage of preferred vendors for volume discounts. Extensity Purchase Reqs allows employees to quickly and easily submit purchase requisitions so that materials and services can be obtained when they are needed. Corporate expenditure policies are automatically applied, approvals are accelerated and employees can have their orders fulfilled in a fraction of the time required for paper-based procurement. Extensity Purchase Reqs centrally captures key purchasing information that can be analyzed to continually evaluate and improve the procurement processes for further optimization and savings. Through automation, Extensity Purchase Reqs significantly reduces administrative hassle, freeing purchasing professionals to focus on more strategic activities such as reducing redundant sources, selecting better vendors and negotiating contracts.

                     FEATURES                                       DESCRIPTION
                     --------                                       -----------
    Purchase requisition templates              Accelerates document creation by pre-populating
                                                requests with a user's most frequent purchases or
                                                with template purchases such as "new hire" packages.
    Sourcing requests                           Generates requests for quotes from professional
                                                buyers using the organization's specific
                                                requirements.
    Catalog repository                          Creates a catalog as items are ordered or supports a
                                                centrally created catalog for easy reference by
                                                employees.
    Default shipment locales                    Creates default shipping locations from the user
                                                profile for additional control over corporate
                                                purchasing. Any change to a ship-to address can be
                                                treated as a policy exception.

          EXTENSITY TIMESHEETS. Extensity Timesheets is a full-featured time management application that quickly and accurately tracks billable hours. Extensity Timesheets streamlines processes to ensure timely and accurate client billing, which helps improve cash flow. Users can quickly identify charge codes from potentially thousands of options with an easy-to-use project code chooser. Extensity Timesheets centralizes time and expense information so that project managers can leverage critical data to evaluate employee utilization and productivity, as well as profitability on individual, project and organizational levels. Resources can then be deployed more effectively and projects can be managed to finish on time and under budget. Extensity Timesheets integrates with existing financial systems and with Extensity Expense Reports to ensure accurate bill-back to clients and reduction of administrative errors. By integrating with Extensity Expense Reports, Extensity Timesheets provides a complete time and expense management solution for service organizations.

                     FEATURES                                       DESCRIPTION
                     --------                                       -----------
    Templates for timesheet creation            Allows users to create a template with commonly used
                                                project codes, minimizing data entry and eliminating
                                                errors.
    Drill-down project chooser                  Enables users to quickly identify detailed project
                                                and task codes from thousands of options using
                                                drill-down menus and business rules to ensure
                                                accuracy.
    Multiple viewing and data entry options     Allows users to enter and track time by line item or
                                                calendar view. Accommodates customized billing
                                                periods and billing rates and multiple work
                                                schedules.

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

          EXTENSITY SYSTEM ADMINISTRATION TOOL. The Extensity System Administration Tool is a robust application administration tool designed to allow the business users within an organization to maintain the Extensity applications, minimizing reliance on the internal information technology staff. The interface is graphical and easy to use. Single or multiple administrators can be created for various departments, groups or functional areas. All systems changes are recorded in an audit log for further security.

                     FEATURES                                       DESCRIPTION
                     --------                                       -----------
    User and group setup and maintenance        Maintains all aspects of user and group information,
                                                such as department identification, group-specific
                                                business rules and individual approval authority.
                                                Allows administrators to perform group-wide editing.
    Corporate data setup and maintenance        Enables a system administrator to modify corporate
                                                data values such as cost centers, departments,
                                                mileage rates and permitted charge codes.
    Business rules setup and maintenance        Enables a system administrator to modify business
                                                rules and policies.
    Document viewing and modification           Allows an administrator to view and modify work
                                                items by reassigning access privileges of a
                                                particular document.

     Services

     Our customer satisfaction is essential to our long-term success and we offer customers a comprehensive selection of implementation services, support and training. Our professional services organization consisted of 30 professionals as of September 30, 1999.

          EXTENSITY EXPRESS -- GUARANTEED 90-DAY IMPLEMENTATION. Extensity Express is our rapid implementation program that allows us to guarantee to our customers that we will implement any of our applications within 90 days. A standard implementation requires tailoring of business rules, configuring the workflow, integrating customer data and integration with a financial system, a human resources system and an external corporate credit card system. We guarantee to our customers that, for a standard implementation, we will complete the process within 90 days, or we will refund a portion of the implementation fee for each day over 90 days until completion, up to a full refund of the implementation fee. To date, we have never failed to meet our implementation guarantee.

          ENHANCED IMPLEMENTATION SERVICES. Customizations beyond our standard implementation, such as integration with more than one financial system, can be completed by our professional services organization and are billed based on a daily rate.

          CUSTOMER SUPPORT AND MAINTENANCE. We provide support and maintenance services for each customer to whom we license an application. Support and maintenance contracts are required for one year and can be renewed by the customer thereafter. Our customer support provides timely and accurate resolution of customer inquiries and is available via telephone and e-mail during normal business hours. We provide self-service Internet support. At a customer's request and for an additional fee, we provide more comprehensive 24 hours per day, 7 days per week customer support services.

          TRAINING. We offer a comprehensive training program designed to quickly train our customers' end-users, support staff and internal trainers. The training program includes an end-user curriculum to teach end-users how to use all key application features; an application administration curriculum that teaches accounting personnel, help desk staff and the implementation team how to modify the dynamic aspects of Extensity applications; and a trainer curriculum that prepares company trainers for the roll-out and delivery of our applications within the organization. The curriculum is also available as computer-based training, providing convenient access to training for local and remote users, new employees, travelers and managers.

CUSTOMERS


     We have licensed our applications to 61 customers in a broad range of industries. The following is a list of our current customers.



        TECHNOLOGY                 FINANCIAL SERVICES             CONSUMER PRODUCTS/MANUFACTURING
America Online              Advent International              Ademco
BEA Systems                 Atlantic Mutual Insurance         Bestfoods
Channelpoint Software       Eaton Vance                       Embraer Aircraft
Cisco Systems               Franklin Resources                Gannett
Clarify                     John Hancock                      International Home Foods
Cybercash                   Royal Bank of Canada              Sara Lee
Documentum                  Volpe, Brown, Whelan & Company
Epoch Internet              Weiss, Peck & Greer               PUBLIC SECTOR
Excite@Home                 Wellington Management
Extreme Networks                                              Brigham Young University
Icarian                     TELECOMMUNICATIONS/UTILITIES      Center for Technology Access
Ikos Systems                                                  Lawrence Berkeley National Laboratories
Incyte Pharmaceuticals      AirTouch Support Services         Lawrence Livermore National Laboratories
Litton Data Systems         Aspect Communications             University of California
Macromedia                  BT North America
Mylex                       Baltimore Gas & Electric          SERVICES/ENTERTAINMENT
NEC Systems                 Berk-Tek
Sterling Commerce           Genesys Telecommunications        Cendant Business Services
Sybase                      RELTEC Corporation                Gelco Information Network
Trimble Navigation          TransCanada PipeLines             Home Box Office
Wall Data                                                     Ogilvy & Mather Worldwide
WhiteOak Semiconductor                                        Parson Group
                                                              SFX Entertainment


     Customer case studies

          BESTFOODS. International food giant, Bestfoods, with revenue of $8.4 billion, uses our applications to streamline its travel expense reporting and automatically enforce corporate travel expense policies. In North America, Bestfood's 3,000 regular travelers generate over 68,000 expense reports each year. In 1998 Bestfoods began to evaluate several Internet-based software applications to implement on its worldwide corporate intranet, including expense report applications. After evaluating several expense reporting applications, Bestfoods selected Extensity because of its web-based solution and high ratings from its user panel. Bestfoods chose Extensity Expense Reports in November 1998, re-engineered its expense reporting procedures and began to deploy our application to its U.S. users in May 1999.

          By using Extensity Expense Reports, Bestfoods can now reimburse employees within three days of travel and enforces Bestfood's travel and expense policies in a less intrusive way. Bestfoods integrates Extensity Expense Reports with American Express, allowing traveling employees to automatically download their receipts from American Express on a daily basis, fill out their reports and submit them without waiting for monthly credit card statements to arrive by mail. Using Extensity business rules, the application is set up to authorize expenses within certain parameters. If the report falls within those guidelines it is automatically approved by the system and managers only need to review expense reporting exceptions. Because employees are reimbursed within two to three days, Bestfoods is able to eliminate most travel advances and a significant amount of accounting overhead. Bestfoods also uses the reporting capabilities to minimize re-keying of data and auditing of expense reports, so it can spend time analyzing travel and entertainment data and leverage that knowledge into cost savings.

          EXCITE@HOME. Excite@Home is a leading provider of broadband Internet services over the cable television infrastructure. One of Excite@Home's key operational goals is to implement best practices and eliminate paper-based processes across its organization. In March 1998, Excite@Home selected Extensity Expense Reports to manage travel, entertainment and other corporate expenses. Prior to the merger with Excite, @Home had its employee base on the Extensity applications. As the two companies continue to integrate their systems, all Excite@Home employees will become users of the Extensity application. Excite@Home currently has 500 employees on the Extensity system. By using our application, Excite@Home has been able to process more than twice the volume of expense reports in half the time without increasing its accounting staff. Excite@Home is integrating its accounting system with Extensity for seamless information flow and plans to implement direct deposit capabilities to further remove paper from its workforce processes. Due to our database approach, finance personnel can query their centralized database using their standard tools and can gather valuable information for consolidation and budgeting. This analysis has proven to be extremely valuable in negotiations with airline and lodging vendors.

TECHNOLOGY

     Our applications are fully standards-based, designed for the Internet and built upon an underlying architecture that is written entirely in Java. Our applications run on standard Web browsers and servers and support leading relational database management systems (RDBMS), including Oracle, Sybase and Microsoft SQL Server. The multi-tier architecture connects browser-based applications to application servers and the RDBMS through a corporate local area network (LAN), wide area network (WAN), intranet or a secure Internet connection. Our technology performs messaging between clients and the application engine in real time over TCP/IP, and makes database connections via standard Java database drivers. Our applications are inherently scalable, due to our multi-tier architecture employing thin clients, multi-threaded application servers and relational databases. In addition, our Java-based architecture enables the Extensity Application Suite to operate across multiple platforms within any organization, including Windows 95, 98 or NT, Macintosh, Solaris and Palm Pilot operating systems.

     The Extensity Architecture



     Building on a standards-based foundation, Extensity has designed a component-based application infrastructure composed of readily-configurable business rules, a workflow system and advanced data management capabilities. Each of these core elements plays a crucial role in deploying enterprise-wide solutions that can model a company's unique policies and processes and manage key business functions.



     The following diagram illustrates the multi-tiered architecture of the Company's software applications the use of the Internet for deployment, and the relationship of the application server to the other Extensity application components.



                                   [GRAPHIC]



          BUSINESS RULES SYSTEM. Our business rules system allows each Extensity application to be configured so that companies can effectively monitor their processes and policies. This system is also flexible and can be edited and modified as a company's processes and policies evolve. Employees are presented with appropriate warnings, explanations and message prompts to guide data entry and encourage conformance with corporate policies. The business rules dramatically reduce reworking of procedures, track and resolve policy exceptions online and eliminate re-keying of data into back-end systems. The business rules system permits management by exception, in which items requiring managerial attention are automatically highlighted while managers need not review items that are clearly in compliance with established business rules.



          WORKFLOW SYSTEM. Our workflow system ensures that information flows through the organization in a timely, secure and efficient manner. Robust enterprise applications require database-driven workflow, rather than e-mail-based messaging, to provide increased security and reliability, data and transaction integrity, real-time availability, optimization for high performance and usage reporting. Workflow processes can be configured to reflect the unique process flow of documents and business processes in any organization. Our applications also permit e-mail notification to users of the status of a procedure or of events requiring attention, alteration and action, such as notifying the creator of an expense report of its location in the process cycle or notifying a manager of a document requiring attention.


          ADVANCED DATA MANAGEMENT. Data management ensures that all Extensity applications can be customized and extended to add, delete or modify buttons, type-in fields or other controls on an application's user interface, in each case as required by a customer's unique business objectives. New functionality can also be assigned to existing controls, or new controls, with little application modification and minimal programming. The Extensity Application Suite can integrate with enterprise systems such as ERP systems and other financial, human resources (for user information and organizational structure) and project accounting systems and corporate credit card systems. These interfaces allow for the automatic exchange of data between the Extensity system and other enterprise systems and for the downloading of data managed by these enterprise systems into Extensity. These integration processes are scheduled according to the needs of our customer's information services and finance departments.


STRATEGIC RELATIONSHIPS

     To rapidly deliver a comprehensive, robust solution to our customers, we have established strategic relationships with companies in three general categories: e-business providers; content, commerce and service providers; and marketing and distribution partners.


     E-BUSINESS PROVIDERS. We have established relationships with key solutions providers to deliver integrated workforce optimization solutions to our customers. Cisco Systems has selected Extensity as one of four solutions providers to support its workforce optimization effort. We have an agreement with Cisco which establishes us as Cisco's strategic Internet business solutions software partner and Cisco as Extensity's strategic networking partner. This relationship includes a mutual agreement to integrate each party's sales and marketing plans and obligates each party to review the other party's respective architectures for possible product integration. In this initiative, Cisco has taken an active role in communicating to its customers the benefits of Extensity Expense Reports. Cisco also supports Extensity through sales assistance, customer referrals and co-marketing activities. In the procurement card market, we work with American Express to integrate the Extensity Application Suite with the American Express Procurement card. We have agreed to a product integration workplan with American Express. This relationship ensures the quality of integration for our customers. We are also a strategic partner with IBM, a leader in defining e-business in the marketplace. We have a co-marketing agreement with IBM that is designed to ensure compatibility of our complementary solutions. This agreement obligates Extensity to support IBM's DB2 database, and obligates IBM to pay a co-marketing fee to Extensity for agreed upon marketing activities.


     CONTENT, COMMERCE AND SERVICE PROVIDERS. We have formed strategic relationships with several content, commerce and service providers to allow our network of customer employees to conduct commerce efficiently over the Internet.

     Commerce One -- We support Commerce One's open platform by bringing employee buyers and suppliers of indirect goods and services together. Our suite of products is integrated with MarketSite.net, Commerce One's online marketplace. In addition, Commerce One has chosen us to be the preferred provider of expense reporting applications to its customers and prospects. Commerce One also refers its prospects to us for joint selling.

     Under a fee agreement, Commerce One and Extensity have each agreed to pay to the other party reciprocal business referral fees.



     GetThere.com -- We partner with GetThere.com to deliver an online booking solution as a key integrated component in our Extensity Travel Plans application. As a leader in business-to-business online booking, GetThere.com provides airline, hotel and car rental for our customers. Under a fee agreement, Extensity and GetThere.com have each agreed to pay to the other party reciprocal business referral fees.



     Ontheroad.com -- Ontheroad.com is a premier provider of travel information for the business traveler. Ontheroad.com is the exclusive provider of travel information content for the Extensity Application Suite.


     Runzheimer International -- Extensity is the only integrated application suite that provides access to Runzheimer benchmarking travel data. This data is integrated with our application suite to provide cost comparison detail for hotels, cars and meals both domestically and internationally. Runzheimer and Extensity also have entered a marketing referral agreement.


MARKETING AND DISTRIBUTION PARTNERS



     We have established relationships with solutions providers to resell our products and to provide prospect referrals to us.



     QSP -- We have a worldwide distribution arrangement in place with QSP. QSP is headquartered in the United Kingdom and has satellite offices in London, Raleigh, NC, and Sydney, Australia supporting its 200 worldwide customers. QSP purchases Extensity's applications at a discount and resells them together with implementation services to QSP's customers. Extensity has marketing referral arrangements in place with Visa International, US Bank, Xtra Online, Sabre BTS and Rosenbluth International. These marketing arrangements include joint marketing and selling.



     J.D. Edwards -- We have a worldwide distribution arrangement with J.D. Edwards World Solution Company. J.D. Edwards is headquartered in Denver, Colorado and has over 50 offices worldwide supporting its 5,500 customers in more than 100 countries. Under a commercial agreement, J.D. Edwards purchases Extensity's products at a discount and resells the products to its customers. In addition, J.D. Edwards purchased $4.5 million of our Series F Preferred Stock in December 1999.


MARKETING AND SALES

     We focus our marketing efforts on achieving brand recognition, market awareness and lead generation. The market for our Extensity Application Suite includes enterprises of all sizes in many industries. We typically market to the senior financial officer in an organization, such as the Chief Financial Officer or Vice President of Finance. We also conduct public relations campaigns to keep the market aware of our product developments and major initiatives. Programs we use to attract customers include advertising in business and financial publications, trade shows, seminars, and direct mail. We also participate in various co-marketing initiatives with strategic partners. We maintain close relationships with industry analysts and frequently participate in industry conferences and events. Our website serves as another sales tool for prospective customers.

     We sell our Extensity Application Suite primarily through our direct sales organization. Our U.S. sales force is organized under three regional directors and a Vice President of Sales. We have sales offices in Boston, Chicago, Dallas, Los Angeles, Mahwah, NJ and San Francisco. Our U.S. sales organization included 17 direct sales representatives as of September 30, 1999. Our
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

direct sales representatives are supported by field-based sales engineers and sales development staff. Our European sales organization includes a general manager, two sales professionals and a marketing manager.

PRODUCT DEVELOPMENT

     We have been developing and enhancing the Java-based architecture of our applications for the Internet since 1996. We released our first Extensity application, Extensity Expense Reports, in March 1998. Extensity Expense Reports was one of the first workforce optimization applications to be architected specifically for the Internet. We introduced Extensity Travel Plans in December 1998 and Extensity Timesheets and Extensity Purchase Reqs in July 1999. These four applications, together with the Extensity System Administration Tool, comprise our Extensity Application Suite, Version 4.0.

     As of September 30, 1999, our engineering organization consisted of 47 employees and is grouped according to the following areas of focus: product development, core technology, release engineering, mobile engineering, architecture, tools development, quality assurance and technical documentation. Each group within Extensity's engineering organization regularly shares resources and collaborates with other groups on code development, quality assurance and documentation. Our engineering organization includes a number of key individuals that have developed Internet applications and services and have extensive experience with Java-based application development. We believe that a technically skilled and experienced engineering organization is a key factor in the market acceptance of our applications and, accordingly, we plan to continue to make significant investments in our engineering organization and efforts to promote the success of our products. If we are unsuccessful in hiring and training a sufficient number of personnel to staff our engineering organization, our business could suffer.

     To date, we have made significant investments in our technology architecture and applications, and we believe they provide us with a significant competitive advantage. Our research and development expenses totaled $5.0 million for the nine months ended September 30, 1999, $4.4 million in 1998, $1.7 million in 1997 and $519,000 in 1996. We intend to maintain our competitive advantage by continuing to focus on and refine our development efforts. Our engineering organization employs a defined product development methodology to each application, which includes technology and architectural roadmaps, product planning, requirement specifications, prototyping, design specifications, code review, identified program review points and beta testing.

     To successfully implement our business strategy, we have to provide software applications and related services that meet the demands of our customers and prospective customers. We expect that competitive factors will create a continuing need for us to improve and add to our suite of software solutions. We will have to, among other things, expend significant funds and engineering and other resources to continue to improve our suite of applications, and properly anticipate and respond to consumer preferences and demands. As organizations' needs change with respect to their enterprise applications, our existing suite of software applications may require modifications or improvements. The addition of new products and services will also require that we continue to improve the technology underlying our applications. These requirements are significant, and we may fail to execute on them quickly and efficiently. If we fail to expand the breadth of our applications quickly in response to customer needs, or these offerings fail to achieve market acceptance, our business will suffer significantly.

COMPETITION

     The markets for Internet-based workforce optimization applications are intensely competitive, and we expect the intensity of competition to increase in the future. Increased

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

competition may result in price reductions, reduced margins and loss of market share, any one of which could seriously harm our business. Competitors vary in size and in the scope and breadth of the products and services offered. Companies offering one or more products directly competitive with our products include Ariba, Captura Software, Concur Technologies and IBM. We also expect to encounter competition in the near future from major enterprise software vendors such as Oracle Corporation, PeopleSoft Corporation and SAP Corporation, to the extent they enhance their existing product offerings with competitive workforce optimization applications. As a result of the large market opportunity, we also expect competition from other established and emerging companies. For example, as the emergence of the ASP market enables hosted solutions from our competitors to become broadly available, our future success may also depend upon our ability to establish successful relationships with leading ASPs.

     We believe that the key competitive factors affecting our market include a significant base of reference customers, breadth and depth of products and product features, product quality and performance, core technology underlying our applications, customer service and ability to rapidly implement our solutions. We believe that our workforce optimization applications currently compete favorably with respect to these factors. However, because the market for our solutions is at an early stage of development and evolving rapidly, we cannot assure you that we will be able to maintain our competitive position against our current and potential competitors, particularly those with greater financial, marketing, technical service and other resources.

     Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than us. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidations. We may fail to successfully compete against our current and future competitors.

INTELLECTUAL PROPERTY RIGHTS

     Our success depends in large part upon our proprietary technology. We rely on a combination of copyright, trademark and trade secret protection, confidentiality and nondisclosure agreements and licensing arrangements to establish and protect our intellectual property rights. We license rather than sell our solutions and require our customers to enter into license agreements, which impose restrictions on their ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including requiring those persons with access to our proprietary information to execute nondisclosure agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

     We have no patents or current patent applications pending. Our future patents, if any, may be successfully challenged or may not provide us with any competitive advantages. We may not develop proprietary products or technologies that are patentable.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around our proprietary intellectual property.

     There has been a substantial amount of litigation in the software industry and the Internet industry regarding intellectual property rights. It is possible that in the future, third parties may claim that we or our current or potential future products infringe upon their intellectual property. We expect that software product developers and providers of Internet-based software applications will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

EMPLOYEES

     As of September 30, 1999, we had a total of 145 employees, including 47 in research and development, 52 in sales and marketing and business development, 30 in professional services and 16 in finance and administration. None of our employees are subject to a collective bargaining agreement and we believe our relations with our employees are good.

FACILITIES

     Our primary administrative, sales, marketing, research and development facility is located in Emeryville, California and consists of approximately 24,000 square feet of office space held under a lease that expires in June 2003. As of September 30, 1999, we also leased sales offices in New Jersey, Massachusetts and the United Kingdom. We believe our existing facilities meet our current needs and that we will be able to obtain additional commercial space as needed.

LEGAL PROCEEDINGS


     Although we are not currently a party to any litigation, we may from time to time become involved in litigation relating to claims arising from our ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.


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

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

     The names, ages and positions of our executive officers and other key employees as of December 31, 1999 are as follows:


              NAME                AGE                          POSITION
              ----                ---                          --------
Executive Officers and Directors
Robert A. Spinner...............  42    President and Chief Executive Officer and Director
Sharam I. Sasson................  44    Chairman of the Board of Directors and Founder
Kenneth R. Hahn.................  33    Chief Financial Officer
Elizabeth A. Ireland............  41    Vice President of Marketing
Allen F. Nordgren...............  54    Vice President of Professional Services
Eric C. Ruud....................  40    Vice President of Sales
John R. Hummer..................  51    Director
Mitchell E. Kertzman............  50    Director
Ted E. Schlein..................  35    Director
Maynard G. Webb.................  44    Director

Other Key Employees
Brian H. Mort...................  41    Vice President and General Manager of European
                                        Operations
Mark K. Oney....................  41    Vice President of Engineering
David A. Yarnold................  39    Vice President of Business Development


     Executive Officers

     ROBERT A. SPINNER has served as Extensity's President, Chief Executive Officer and as director since April 1999. Prior to joining Extensity, from January 1995 to January 1999, Mr. Spinner served as Senior Vice President of Worldwide Sales and International Operations at Clarify, Inc., a provider of integrated sales and service solutions for the front office. From October 1988 to December 1994, Mr. Spinner served as Director of Western Regional Sales at Sybase, Inc., a relational database management software company. Mr. Spinner has also held technical positions at Applied Data Research, Inc. and Chevron Corporation. Mr. Spinner received a B.A. in mathematics from Washington University.


     SHARAM I. SASSON is the founder and Chairman of the board of directors of Extensity and has served as a director since our inception in 1995. Mr. Sasson served as our President and Chief Executive Officer until March 1999. Prior to founding Extensity, Mr. Sasson was an executive at Scopus Technology, a provider of enterprise customer information management systems which he co-founded in 1991. Mr. Sasson has also served as a research scientist at Lockheed Missile and Space Company and as a developer of structural modeling software at PMB/Bechtel Corporation. Mr. Sasson received a B.S. in civil engineering from Queen Mary College, University of London, an M.S. in structural engineering from City University in London, and an M.S. in engineering from the University of California at Berkeley.



     KENNETH R. HAHN was appointed Extensity's Chief Financial Officer in December 1999, and has served as Vice President of Finance and Administration since January 1999 and previously served as Corporate Controller from January 1998 to January 1999. From September 1995 to December 1997, Mr. Hahn was employed as a management consultant with The Boston Consulting Group, a strategy consulting firm. Mr. Hahn attended the Stanford Graduate School of Business, where he earned an MBA and was named an Arjay Miller Scholar. Mr. Hahn also held various positions at PriceWaterhouse LLP, most recently as an Audit Manager. He received a B.A. in business administration from California State University, Fullerton and is a Certified Public Accountant and a Certified Management Accountant.

     ELIZABETH A. IRELAND has served as Extensity's Vice President of Marketing since January 1998. Prior to joining Extensity, Ms. Ireland was employed at MapInfo Corporation, a software company, from 1989 to October 1997, most recently as Vice President and General Manager of Internet Business. Additional positions held by Ms. Ireland at MapInfo Corporation include Vice President of Marketing and Business Development and Vice President of Information Products. Ms. Ireland received a B.S. in business administration from the University of South Carolina and is a Certified Public Accountant.

     ALLEN F. NORDGREN has served as Extensity's Vice President of Professional Services since November 1997. Prior to joining Extensity, Mr. Nordgren was employed from June 1996 to November 1997 at Logica, Inc., a systems integrator, as Vice President and General Manager of Western U.S. Operations. From October 1992 to May 1996, Mr. Nordgren was employed at Sybase, most recently as Practice Director of Professional Services for the Northwest Region. Mr. Nordgren attended Bernard Baruch University and served four years in the U.S. Military.

     ERIC C. RUUD has served as Extensity's Vice President of Sales since June 1997. Prior to joining Extensity, from September 1995 to June 1997, Mr. Ruud served as Sales Director for Documentum, a provider of document management solutions. From September 1992 to June 1995, Mr. Ruud served as District Sales Manager at Sybase. Mr. Ruud has also worked at System Industries and Xerox Corporation. Mr. Ruud received a B.S. from the University of Utah.

     Other Key Employees

     BRIAN H. MORT has served as Extensity's Vice President and General Manager of European Operations since July 1999. Prior to joining Extensity, Mr. Mort was employed from June 1996 to June 1999 at SAP (UK) Ltd., a provider of ERP applications, most recently as Global Access Director. From February 1994 to May 1996, Mr. Mort served as Global Account Sales Manager at Oracle Corporation, a relational database and software applications provider. Mr. Mort has also held senior sales positions at Dell Computer Corporation, Xerox Corporation and Granada Plc. Mr. Mort received a B.A. in history and politics from London University.

     MARK K. ONEY has served as Extensity's Vice President of Engineering since July 1999. Prior to joining Extensity, from May 1999 to June 1999, Mr. Oney served as the Vice President of Engineering for Ringer Software, a consumer information Internet company. From September 1998 through January 1999, Mr. Oney was a co-founder of and served as Vice President of Software Engineering for Crag Technologies, Inc., a developer and supplier of data storage solutions. Crag Technologies was acquired by Western Digital Corporation in February 1999. From July 1997 through May 1998, Mr. Oney was a co-founder of and served as Vice President of Software Engineering for Ridge Technologies, a Windows NT storage company which was acquired by Adaptec, Inc., in May 1998. Prior to founding Ridge, from May 1988 through June 1997, Mr. Oney served in a variety of engineering and management roles at Apple Computer, Inc., most recently as Director of Software Development for the PowerBook line of business. Mr. Oney received a B.S. in electrical engineering from Rochester Institute of Technology.

     DAVID A. YARNOLD has served as Extensity's Vice President of Business Development since August 1999. Prior to joining Extensity, from January 1996 to July 1999, Mr. Yarnold was employed at Clarify, Inc., most recently as Vice President of Northern American Sales. From January 1993 to October 1995, Mr. Yarnold served as Regional Vice President of Platinum

Software Corporation, a financial software provider. Mr. Yarnold received a B.S. in accounting from San Francisco State University and is a Certified Public Accountant.

     Directors


     JOHN R. HUMMER has served as a director of Extensity since January 1996. Mr. Hummer is a managing member of Hummer Winblad Venture Partners, a venture capital firm, which he co-founded in 1989. Mr. Hummer played professional basketball for the Buffalo Braves and Seattle Supersonics. Mr. Hummer holds a B.A. in English from Princeton and an MBA from Stanford University.


     MITCHELL E. KERTZMAN has served as a director of Extensity since August 1998. Mr. Kertzman has been President, Chief Executive Officer and a director of Liberate Technologies, a developer and marketer of software products, since November 1998. Prior to joining Liberate, Mr. Kertzman was a member of the board of directors of Sybase, from March 1995 to November 1998, and served as chairman of the board of directors from July 1997 to November 1998. Between February 1998 and August 1998, Mr. Kertzman served as Co-Chief Executive Officer of Sybase, and from July 1996 until February 1997 he served as Chief Executive Officer. From July 1996 until July 1997 he also served as President of Sybase. Between February 1995 and July 1996, Mr. Kertzman served as an Executive Vice President of Sybase. Prior to joining Sybase in March 1995 upon the acquisition by Sybase of Powersoft Corporation, Mr. Kertzman served as Chief Executive Officer and chairman of the board of directors of Powersoft, a provider of application development tools which he founded. Mr. Kertzman is also a director of CNET, Inc.

     TED E. SCHLEIN has served as a director of Extensity since May 1997. Mr. Schlein is a general partner at Kleiner Perkins Caufield & Byers, a venture capital firm, which he joined in November 1996. Mr. Schlein also manages the KPCB Java Fund, formed to invest in Java technology-based companies and related Internet, intranet, networking and communications companies. From June 1986 to October 1996, Mr. Schlein served in a variety of executive positions at Symantec Corporation, a provider of Internet security technology and business management technology solutions, most recently as Vice President, Networking and Client/ Server Solutions. Mr. Schlein holds a B.S. in economics from the University of Pennsylvania.


     MAYNARD G. WEBB has served as a director of Extensity since November 1999. Mr. Webb is currently President of eBay Technologies, which he joined in August 1999. Prior to his tenure at eBay, Mr. Webb was Senior Vice President and Chief Information Officer at Gateway, Incorporated from July 1998 to August 1999. From February 1995 to July 1998, Mr. Webb served as Vice President and Chief Information Officer at Bay Networks. Mr. Webb holds a B.A. degree in criminal justice from Florida Atlantic University.


BOARD OF DIRECTORS


     Our board of directors is currently comprised of six directors. In October 1999, the board of directors designated a Compensation Committee and an Audit Committee. Prior thereto, there were no such committees of the board of directors, and decisions regarding the compensation of executive officers were made by the board of directors as a whole. The Compensation Committee, which consists of Messrs. Hummer, Kertzman and Schlein, makes recommendations to the Board concerning the compensation of our officers and directors and the administration of our 1996 Stock Option Plan and Employee Stock Purchase Plan 2000. The Audit Committee, which consists of Messrs. Hummer, Kertzman and Schlein, reviews our financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our internal accounting controls and financial affairs.

DIRECTOR COMPENSATION


     Directors currently do not receive any cash compensation from Extensity for their services as members of the board of directors, although members are reimbursed for expenses in connection with attendance at board of directors and committee meetings. Directors are eligible to participate in Extensity's stock plans. On August 20, 1998, Mr. Kertzman was granted an option to purchase 100,000 shares of common stock at an exercise price of $0.33 per share, pursuant to the 1996 Stock Option Plan. On November 18, 1999, Maynard Webb was granted an option to purchase 50,000 shares of common stock at an exercise price of $6.00 per share, pursuant to the 1996 Stock Option Plan. Option grants to directors are at the discretion of the Company, and the Company has no specific plans regarding amounts to be granted to its directors in the future.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Compensation Committee currently consists of Messrs. Hummer, Kertzman and Schlein. Prior to the formation of the Compensation Committee, the board of directors performed the functions typically assigned to a compensation committee. Each of Mr. Sasson and Mr. Spinner participated in the board's deliberations concerning compensation of officers other than themselves. For a description of the transactions between us and members of the Compensation Committee or entities affiliated with such members, see the discussion under the heading "Certain Transactions." No member of the Compensation Committee and none of our executive officers has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.


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

EXECUTIVE COMPENSATION

     The following table sets forth in summary form information concerning the compensation paid by us during the fiscal years ended December 31, 1999, 1998 and 1997 to our Chief Executive Officer and each of our other most highly compensated executive officers. These individuals are referred to as the named executive officers in this prospectus. Compensation information for the named executive officers for the fiscal year ending December 31, 1999 is based on accrued compensation through November 15, 1999 and estimated projected compensation for the balance of the year.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            ------------
                                                    ANNUAL COMPENSATION      SECURITIES
                 NAME AND                           --------------------     UNDERLYING
            PRINCIPAL POSITION              YEAR     SALARY      BONUS        OPTIONS
            ------------------              ----    --------    --------    ------------
Robert A. Spinner.........................  1999    $210,417    $     --     1,266,070
  President & Chief Executive Officer       1998          --          --            --
                                            1997          --          --            --
Sharam I. Sasson..........................  1999     142,365          --            --
  Chairman of the Board of Directors        1998     120,000          --            --
                                            1997     120,000          --            --
Elizabeth A. Ireland......................  1999     150,833      45,000       110,000
  Vice President of Marketing               1998     135,872      40,000       150,000
                                            1997          --          --            --
Allen F. Nordgren.........................  1999     151,250      42,897        85,000
  Vice President of Professional Services   1998     125,000      15,000        75,000
                                            1997      12,820          --       100,000
Eric C. Ruud..............................  1999     125,000     217,196        50,000
  Vice President of Sales                   1998     125,000     107,675        50,000
                                            1997      32,211      30,000       200,000

     Mr. Spinner joined Extensity as its President and Chief Executive Officer in April 1999. Mr. Sasson served as President and Chief Executive Officer of Extensity from November 1995 until March 1999. In March 1999, Mr. Sasson resigned as President and Chief Executive Officer and was appointed Chairman of the board of directors.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth, as to the named executive officers, information concerning stock options granted during the fiscal year ending December 31, 1999.

     The information regarding stock options granted to named executive officers as a percentage of total options granted to employees in the fiscal year, as disclosed in the table is based upon options to purchase an aggregate of 2,885,028 shares of common stock that were granted to all employees as a group, including the named executive officers, through November 15, 1999. The stock option information disclosed in this table is estimated for the fiscal year ending December 31, 1999.

                                                                                                 POTENTIAL REALIZABLE
                                                   INDIVIDUAL GRANTS                                     VALUE
                           -----------------------------------------------------------------    AT ASSUMED ANNUAL RATE
                           NUMBER OF     PERCENT OF                   DEEMED                              OF
                           SECURITIES   TOTAL OPTIONS               FAIR MARKET                STOCK PRICE APPRECIATION
                           UNDERLYING    GRANTED TO     EXERCISE     VALUE ON                       FOR OPTION TERM
                            OPTIONS     EMPLOYEES IN    PRICE PER     DATE OF     EXPIRATION   -------------------------
                            GRANTED      FISCAL YEAR      SHARE        GRANT         DATE          5%            10%
                           ----------   -------------   ---------   -----------   ----------   -----------   -----------
Robert A. Spinner........  1,188,764        41.2%         $0.33        $1.95        2/18/09    $3,383,632    $5,620,236
                              77,306         2.7           0.33        $1.95        2/18/09       220,040       365,487
Sharam I. Sasson.........         --          --             --           --             --            --
Elizabeth A. Ireland.....     50,000         1.7           0.70        $5.22         7/1/09       390,142       641,967
                              60,000         2.1           6.00        $7.02       10/28/09       326,090       732,484
Allen F. Nordgren........     85,000         2.9           6.00        $7.02       10/28/09       461,961     1,037,686
Eric C. Ruud.............     50,000         1.7           6.00        $7.02       10/28/09       271,742       610,404



     The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission based on the deemed value of the common stock used by the Company for accounting purposes and do not represent our estimate or projection of our future stock prices.



     Except for options granted to Mr. Spinner, all options indicated in the table above have a ten year term, vest as to 25% of the shares one year from the vesting commencement date and vest at the rate of 1/48 of the shares at the end of each month thereafter, subject to continued service as an employee or consultant. Our board of directors has permitted Robert Spinner, Elizabeth Ireland, Allen Nordgren and Eric Ruud to exercise these options prior to vesting in exchange for shares of restricted common stock. We have a right to repurchase all unvested shares of restricted stock if executive officers are terminated for any reason. The repurchase right must be exercised by us within ninety days of termination of the executive officer. Our repurchase right lapses on the same terms as the option vesting period discussed above.



     In February 1999, Extensity granted to Mr. Spinner an option to purchase 1,188,764 shares of common stock, which vested as to 12.5% on September 1, 1999 and vest as to 1/48 of these shares on each month thereafter, so that all of these shares are fully vested and exercisable on the fourth anniversary of the vesting commencement date. Extensity also granted Mr. Spinner at such time an option to purchase an additional 77,306 shares of common stock. These shares vest in full on March 1, 2006, provided that if the board of directors determines that Mr. Spinner has achieved performance milestones specified for his first year as Chief Executive Officer of Extensity, then these shares shall vest in accordance with the same schedule as Mr. Spinner's option to purchase 1,188,764 shares of common stock. For additional details on Mr. Spinner's employment agreement, see "Certain Transactions -- Officer
Transactions -- Officer Employment Arrangements."


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information concerning option exercises and unexercised options for the fiscal year ending December 31, 1999 with respect to each of the named executive officers. The stock option information disclosed in this table is estimated for the fiscal year ending December 31, 1999.


     The value realized represents the difference between the deemed value of the common stock on the date of exercise used by us for accounting purposes and the exercise price of the option.

     The value of unexercised in-the-money options was calculated by determining the difference between $9.00, the midpoint of the estimated per share price range of the Company's initial public offering and the exercise price of the option exercised.



                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                         SHARES                   OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END
                        ACQUIRED       VALUE      ---------------------------   ---------------------------
        NAME           ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------   ----------   -----------   -------------   -----------   -------------
Robert A. Spinner....    900,433     $2,266,753          --        365,637       $             $3,170,073
Sharam I. Sasson.....         --             --          --             --             --              --
Elizabeth A.
  Ireland............     75,000        168,000          --        110,000             --         595,000
Allen F. Nordgren....     75,000        159,250          --         85,000             --         255,000
Eric C. Ruud.........     75,000        168,000      12,500         87,500        108,375         475,125


COMPENSATION PLANS

  1996 STOCK OPTION PLAN


     Extensity's 1996 Stock Option Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code), and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights (SPRs). The 1996 Option Plan was approved by the board of directors in February 1996 and by the stockholders in February 1996. Unless terminated sooner, the 1996 Option Plan will terminate automatically in 2006. A total of 6,100,000 shares of our common stock is currently reserved for issuance pursuant to the 1996 Option Plan. In October 1999, our board of directors approved an amendment, subject to stockholder approval, to amend the 1996 Stock Option Plan, to increase the maximum number of shares issuable under the plan to 7,000,000. This amendment will be effective at the completion of this offering. The following discussion reflects additional changes to the Plan made by such amendment. In addition, the 1996 Option Plan provides for automatic annual increases in the number of shares reserved for issuance under the plan, in an amount each year equal to the lesser of (1) 4% of the outstanding shares on such date, (2) 1,300,000 shares and (3) such lesser amount as may be determined by the board.


     The 1996 Option Plan may be administered by the board of directors or a committee of the Board (as applicable, the Administrator), which shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1996 Option Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 1996 Option Plan.

     Options and SPRs granted under the 1996 Option Plan are not generally transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 1996 Option Plan must generally be exercised within three months of the end of optionee's status as an employee or consultant of Extensity, or within twelve months after an optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term. In the case of SPRs, unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant Extensity a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with us for any reason (including death or disability). The purchase price for shares repurchased under the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the Administrator. The exercise price of all incentive stock options granted under the 1996 Option Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1996 Option Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1996 Option Plan may not exceed ten years.


     The 1996 Option Plan provides that in the event of a merger of Extensity with or into another corporation, a sale of substantially all of our assets, each option or right shall be assumed or an equivalent option or right substituted by the successor corporation. If the outstanding options or rights are not assumed or substituted, the Administrator shall provide for the Optionee to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be exercisable for a period of at least 15 days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.


  EMPLOYEE STOCK PURCHASE PLAN 2000

     Extensity's Employee Stock Purchase Plan 2000 was adopted by the board of directors and stockholders of Extensity in November 1999 and will become effective upon the closing of this offering. A total of 500,000 shares of common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan provides for automatic annual increases in the number of shares reserved for issuance under the plan, in an amount each year equal to the lesser of (1) 1.5% of the outstanding shares on such date, (2) 500,000 shares or (3) such lesser amount as may be determined by the board.

     The Purchase Plan, which is intended to qualify under Section 423 of the Code, contains consecutive, overlapping, twenty-four month offering periods. Each offering period generally includes four six-month purchase periods. The offering periods generally start on the first trading day after April 15 and October 15 of each year, except for the first such offering period. The first offering period commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before April 15, 2002. The first purchase period ends on the last trading day on or before October 15, 2000.

     Employees are eligible to participate in the Purchase Plan if they are customarily employed by Extensity or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who (1) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (2) whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year may be not be granted an option to purchase stock under the Purchase Plan. The Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's total compensation including base straight time gross earnings, bonuses and commissions, overtime, shift premium payments, incentive compensation, incentive payments and other compensation. The maximum aggregate number of shares that may be issued to employees during the first purchase period is

1.5% of the then outstanding shares of capital stock; thereafter, the maximum number of shares that may be issued to employees during a single purchase period is 1%.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the Purchase Plan is generally 85% of the lower of the fair market value of the common stock (1) at the beginning of the offering period or
(2) at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     Rights granted under the Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the Purchase Plan. The Purchase Plan provides that, in the event of a merger of Extensity with or into another corporation or a sale of substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The Purchase Plan will terminate in 2009. The board of directors has the authority to amend or terminate the Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for any liability arising with respect to (1) any breach of their duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or (3) any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation further provides that we are authorized to indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.


     We have entered into agreements to indemnify of our directors and officers, in addition to indemnification provided for in our certificate of incorporation. These agreements, among other things, require us to indemnify these directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Extensity, arising out of that person's services as a director or officer of Extensity, any subsidiary of Extensity or any other company or enterprise to which the person provides services at the request of Extensity.


     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of Extensity where indemnification would be required or permitted. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for such indemnification. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

                              CERTAIN TRANSACTIONS

  PREFERRED STOCK SALES


     The share numbers and price per share set forth below reflect the two-for-one stock split of our capital stock effected in April 1996.



     Series A Convertible Preferred Stock. In December 1995, we sold shares of our Series A Preferred Stock convertible into an aggregate of 2,000,000 shares of common stock at a price of $0.50 per share, to raise capital to finance our operations. The holders of our Series A Preferred Stock were allotted one seat on our board of directors, currently filled by John Hummer, in connection with their investment. This right expires upon closing of this offering.


     Series B and Series C Convertible Preferred Stock. In September 1997, we sold shares of our Series B Preferred Stock convertible into an aggregate of 3,750,000 shares of common stock at a price of $1.59 per share, to raise capital to finance our operations. In September 1997 we also sold warrants to purchase 937,500 shares of our Series C Preferred Stock at an exercise price of $2.00 per share to raise capital to finance our operations. The Series C warrants were converted to Series C Preferred Stock at the time of our Series D financing and are convertible into an aggregate of 937,500 shares of common stock. The holders of our Series B Preferred Stock and Series C Preferred Stock, voting together, were allotted one seat on our board of directors, currently filled by Ted Schlein, in connection with their investment. This right expires upon closing of this offering.

     Series D Convertible Preferred Stock. In June 1998, we sold shares of our Series D Preferred Stock convertible into an aggregate of 3,674,229 shares of common stock at a price of $3.30 per share, to raise capital to finance our operations. The holders of our Series D Preferred Stock were allotted one seat on our board of directors, currently filled by Mitchell Kertzman, in connection with their investment. This right expires upon closing of this offering.

     Series E Convertible Preferred Stock. In July 1999, we sold shares of our Series E Preferred Stock convertible into an aggregate of 3,732,820 shares of common stock at a price of $6.00 per share, to raise capital to finance our operations.


  INDEMNIFICATION AGREEMENTS



     We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors. See "Management -- Limitation of Liability and Indemnification Matters" on page 58 for more information regarding indemnification of our officers and directors.

     The following 5% stockholders purchased shares in the financings:

                                 NO. OF      NO. OF      NO. OF      NO. OF      NO. OF
                                SHARES OF   SHARES OF   SHARES OF   SHARES OF   SHARES OF
                                SERIES A    SERIES B    SERIES C    SERIES D    SERIES E      TOTAL        AGGREGATE
          PURCHASER             PREFERRED   PREFERRED   PREFERRED   PREFERRED   PREFERRED     SHARES     CONSIDERATION
          ---------             ---------   ---------   ---------   ---------   ---------   ----------   -------------
Funds Affiliated with Hummer
  Winblad Venture Partners
Hummer Winblad Venture
Partners II, L.P. ............  1,728,000     600,000    150,000     257,575           --    2,735,575    $3,537,998

  Hummer Winblad Technology
    Fund II, L.P. ............     72,000      21,250      5,312       4,242           --      102,804    $  119,999

  Hummer Winblad Technology
    Fund IIA, L.P. ...........         --       3,750        938       4,242           --        8,930    $   19,999

  Hummer Winblad Venture
    Partners III, L.P. .......         --          --         --     341,603      725,000    1,066,603    $5,477,290

  Hummer Winblad Technology
    Fund III, L.P. ...........         --          --         --      17,979           --       17,979    $   59,331

Funds Affiliated with Weiss
  Peck & Greer

  WPG Enterprise Fund III,
    L.L.C. ...................         --     550,162    137,543     204,654      128,640    1,020,999    $2,345,198

  Weiss Peck & Greer Venture
    Associates IV, L.L.C. ....         --     596,438    149,107     234,006      147,090    1,126,641    $2,628,760

  WP&G Venture Associates IV
    Cayman, L.P. .............         --      78,400     19,600      29,543       18,570      146,113    $  336,912

  WPG Information Sciences
    Entrepreneur Fund,
    L.P. .....................         --      25,000      6,250       9,068        5,700       46,018    $   64,124

Funds Affiliated with Kleiner
  Perkins Caufield & Byers

  KPCB Java Fund, L.P.........         --   1,203,125    300,782     196,969      183,333    1,884,209    $3,674,996

  Kleiner Perkins Caufield &
    Byers VIII, L.P. .........         --     446,799    111,700     176,878      164,633      900,010    $2,327,745

  KPCB Information Sciences
    Zaibatsu Fund II, L.P.....         --      42,969     10,742       9,848        9,166       72,725    $  156,244

  Kleiner Perkins Caufield &
    Byers VIII Founder's Fund,
    L.P. .....................         --      25,857      6,464      10,242        9,533       52,096    $   90,997

Berkeley International Capital
  Limited.....................         --          --         --          --    1,333,333    1,333,333    $7,999,998

Funds Affiliated with Lehman
  Brothers Venture Capital
  Partners

  LBI Group, Inc..............         --          --         --     863,207           --      863,207    $2,848,583

  Lehman Brothers MBG Venture
    Capital Partners 1998(A)
    L.P.......................         --          --         --      40,522           --       40,522    $  133,723

  Lehman Brothers MBG Venture
    Capital Partners 1998(B)
    L.P.......................         --          --         --         748           --          748    $    2,468

  Lehman Brothers MBG Venture
    Capital Partners 1998(C)
    L.P.......................         --          --         --       4,613           --        4,613    $   15,223

  Lehman Brothers VC Partners
    L.P.......................         --          --         --          --      166,667      166,667    $1,000,002

     In connection with the above transactions, we entered into agreements with the investors providing for registration rights with respect to these shares. The most recent such agreement is an Amended and Restated Investor Rights Agreement dated July 27, 1999, which restates and incorporates the registration rights of all investors. For more information regarding this agreement, see "Description of Capital Stock -- Registration Rights."

  OFFICER TRANSACTIONS

     Officer Employment Arrangements


     Under Robert Spinner's offer letter dated February 16, 1999, Mr. Spinner is entitled to an initial annual base salary of $300,000 and up to $100,000 in performance bonuses based upon satisfaction of agreed upon milestones. However, Mr. Spinner elected to reduce his initial annual base salary to $275,000 effective June 16, 1999 and declined an initial $50,000 bonus to which he was otherwise entitled payable in November 1999. Pursuant to the offer letter, Mr. Spinner was granted (1) an option to purchase 1,188,764 shares of common stock, subject to vesting over a four year period, and (2) a special option to purchase an additional 77,306 shares of common stock vesting on March 1, 2006 or sooner if milestones set by the board relating to his performance are achieved. Each option has an exercise price of $0.33 per share. In the event that Extensity terminates Mr. Spinner's employment other than for cause or Mr. Spinner's employment is constructively terminated, then Mr. Spinner is entitled to receive severance payment equal to six (6) months' continuation of salary. In addition, in the event that Extensity involuntarily terminates Mr. Spinner's employment within one year following a change of control of Extensity, Mr. Spinner is entitled to accelerated vesting of one half of the portion of the option to purchase 1,188,764 shares of common stock that is otherwise unvested on the date of termination.


     Officer Loan Transactions


     On March 12, 1999, Extensity loaned to Mr. Spinner an aggregate of $100,000 in order for Mr. Spinner to early exercise 303,030 shares of common stock which were granted to him under his offer letter. In connection with this loan, Mr. Spinner executed a promissory note in favor of Extensity. The promissory note bore interest at a rate of 4.77%, compounded semi-annually, was to mature on February 28, 2004 and was secured by a pledge of the common stock purchased by Mr. Spinner for cash, under the terms of a security agreement between Mr. Spinner and Extensity. Mr. Spinner repaid this loan in full, including interest of $3,081, on November 9, 1999. Mr. Spinner also early exercised at such time 454,576 shares for an aggregate of $150,000 in cash.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 1999 and as adjusted to reflect the sale of common stock offered for (1) each person who we know to beneficially own more than 5% of our common stock, (2) each of our directors,
(3) each of the named executive officers and (4) all directors and executive officers as a group. Except as indicated in the table below or the footnotes thereto and pursuant to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite each stockholder's name.


                                                                                    PERCENTAGE
                                                                                     OF SHARES
                                                                                  OUTSTANDING(2)
                                                             NUMBER OF SHARES   -------------------
                                                               BENEFICIALLY      BEFORE     AFTER
                     NAME AND ADDRESS                            OWNED(1)       OFFERING   OFFERING
                     ----------------                        ----------------   --------   --------
Berkeley International Capital Limited.....................     1,333,333          7.1%       5.9%
c/o Minden House
6 Minden Place
St. Helier, Jersey, Channel Islands
Entities affiliated with Hummer Winblad Venture Partners,
  and John R. Hummer(3)....................................     3,931,891         21.0       17.3
  2 South Park, 2nd Floor
  San Francisco, CA 94107
Entities affiliated with Kleiner Perkins Caufield & Byers,
  and Ted E. Schlein(4)....................................     2,909,040         15.5       12.8
  2750 Sand Hill Road
  Menlo Park, CA 94025
Entities affiliated with Lehman Brothers Venture Capital
  Partners(5)..............................................     1,075,757          5.7        4.7
  555 California Street
  San Francisco, CA 94104
Entities affiliated with Weiss Peck & Greer Venture
  Associates(6)............................................     2,339,771         12.5       10.3
  555 California Street, Suite 4760
  San Francisco, CA 94104
Robert A. Spinner(7).......................................       890,433          4.7        3.9
Sharam I. Sasson(8)........................................     1,599,000          8.3        6.9
Elizabeth A. Ireland(9)....................................       158,333            *          *
Allen F. Nordgren(10)......................................       166,500            *          *
Mitchell E. Kertzman.......................................        37,500            *          *
Maynard G. Webb............................................            --            *          *
Eric C. Ruud(11)...........................................       199,000          1.1          *
All executive officers and directors as a group (10
  persons)(12).............................................     9,930,397         53.0       43.6


-------------------------
  *  Less than 1% of the outstanding shares of common stock.


 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of December 31, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Percentage ownership is based on 18,751,999 shares of common stock outstanding at December 31, 1999, assuming the conversion of all outstanding shares of preferred stock into common stock.

 (2) Assumes no exercise of the Underwriters' over-allotment option.


 (3) Consists of 2,735,575 shares held by Hummer Winblad Venture Partners II, L.P., 102,804 shares held by Hummer Winblad Technology Fund II, L.P., 8,930 shares held by Hummer Winblad Technology Fund IIA, L.P., 1,066,603 shares held by Hummer Winblad Venture Partners III, L.P. and 17,979 shares held by Hummer Winblad Technology Fund III, L.P. John Hummer, a member of our board of directors, is a Managing Member of Hummer Winblad Venture Partners. Mr. Hummer disclaims beneficial ownership of the shares held by funds affiliated with Hummer Winblad Venture Partners, except to the extent of his pecuniary interest therein.



 (4) Consists of 1,884,209 shares held by KPCB Java Fund, L.P., 900,010 shares held by Kleiner Perkins Caufield & Byers VIII, L.P., 52,096 shares held by KPCB VIII Founder's Fund, L.P. and 72,725 shares held by KPCB Information Sciences Zaibatsu Fund II, L.P. Ted Schlein is a member of our board of directors and a general partner of Kleiner Perkins Caufield & Byers. Mr. Schlein disclaims beneficial ownership of the shares held by funds affiliated with Kleiner Perkins Caufield & Byers, except to the extent of his pecuniary interest therein.



 (5) Consists of 863,207 shares held by LBI Group, Inc., 40,522 shares held by Lehman Brothers MBG Venture Capital Partners 1998 (A) L.P., 748 shares held by Lehman Brothers MBG Venture Capital Partners 1998 (B) L.P., 4,613 shares held by Lehman Brothers MGB Venture Capital Partners 1998 (C) L.P., and 166,667 shares held by Lehman Brothers VC Partners L.P.



 (6) Consists of 1,020,999 shares held by WPG Enterprise Fund III, L.L.C., 1,126,641 shares held by Weiss Peck & Greer Venture Associates IV, L.L.C., 146,113 shares held by WP&G Venture Associates IV Cayman, L.P. and 46,018 shares held by WPG Information Sciences Entrepreneur Fund, L.P.



 (7) Includes 721,576 shares held by the Spinner Family Trust U/D/T dated August 3, 1999. Also includes 10,000 shares held by the Jacqueline Nicole Spinner Trust UTA dated August 3, 1999, 10,000 shares held by the Amanda Spinner Trust UTA dated August 3, 1999 and 10,000 shares held by the Samantha Sidney Spinner Trust UTA dated August 3, 1999, as to which shares Mr. Spinner disclaims beneficial ownership. Includes 916,339 shares subject to a right of repurchase in favor of Extensity which lapses over a period of time.



 (8) Includes 1,057,000 shares held by the Sasson Family Trust U/D/T dated December 28, 1994, 250,000 shares held by the Fariba J. Sasson Annuity Trust I U/I dated October 19, 1999 and 250,000 shares held by the Sharam I. Sasson Annuity Trust I U/I dated October 19, 1999. Also includes 10,000 shares held by the DAS Trust UTA dated September 24, 1998 and 10,000 shares held by the EIS Trust UTA dated September 24, 1998, as to which shares Mr. Sasson disclaims beneficial ownership.



(9) Includes 71,875 shares subject to a right of repurchase in favor of Extensity which lapses over a period of time.



(10) Includes 96,875 shares subject to a right of repurchase in favor of Extensity which lapses over a period of time.



(11) Includes 79,167 shares subject to a right of repurchase in favor of Extensity which lapses over a period of time.



(12) Includes 1,219,673 shares subject to a right of repurchase in favor of Extensity which lapses over a period of time.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     Our authorized capital stock as of September 30, 1999 consists of 30,000,000 shares of common stock, and 14,582,970 shares of preferred stock. As of September 30, 1999, there were outstanding 3,753,198 shares of common stock and 14,094,549 shares of preferred stock. Such shares were held of record by a total of 166 stockholders.


     Upon the closing of this offering:

     - our certificate of incorporation will be amended and restated to provide for total authorized capital consisting of 75,000,000 shares of common stock and 5,000,000 shares of preferred stock; and


     - all shares of preferred stock will convert into common stock, and a total of 21,847,747 shares of common stock and no shares of preferred stock will be outstanding, based on the number of shares outstanding as of September 30, 1999 and assuming no exercise of the underwriters' over-allotment option, after giving effect to the sale of common stock we are offering.


     Common Stock


     The holders of our common stock are entitled to receive dividends as may be declared by our board of directors and paid out of legally available funds. Holders of shares of common stock are entitled to one vote per share upon all matters upon which stockholders have the right to vote. Cumulative voting of shares is not permitted. In the event of a voluntary or involuntary liquidation, dissolution or winding up of Extensity, the holders of our common stock are entitled to receive and share ratably in all assets remaining available for distribution to stockholders after payment of any preferential amounts to which the holders of preferred stock may be entitled. Our common stock has no preemptive rights and is not redeemable, assessable or entitled to the benefits of any sinking fund. Shares of our common stock held by all other persons are not convertible. All outstanding shares of our common stock are, and the common stock to be issued in this offering will be, validly issued, fully paid and nonassessable.


     Preferred Stock


     As of the closing date of this offering, each outstanding share of preferred stock will automatically convert into one share of common stock. Pursuant to an amended and restated certificate of incorporation to be filed upon the closing date, a total of 5,000,000 shares of preferred stock will be authorized for issuance, none of which has been designated in any series. Our board of directors is authorized, without further stockholder action, to authorize and issue any of the 5,000,000 undesignated shares of preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, preemption rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences of such shares of our preferred stock. The issuance of any class or series of preferred stock could adversely affect the rights of the holders of common stock by restricting dividends on, diluting the power of, impairing the liquidation rights of common stock, or delaying, deferring or preventing a change in control of Extensity. We have no present plans to issue any preferred stock.

WARRANTS


     In connection with certain credit arrangements, we issued to Comdisco warrants to purchase a total of 160,303 shares of Series D Preferred Stock at an exercise price, subject to certain adjustments, of $3.30 per share. Following the closing of the offering, the warrants automatically will become exercisable for a similar number of shares of common stock at the same exercise price per share. Comdisco may exercise such warrants by means of (1) a cash payment in an amount equal to the exercise price or (2) in the event the common stock is publicly traded, a net issue exercise whereby Comdisco would receive shares equal to the value of the warrant, as calculated pursuant to the terms set forth therein. The warrants expire upon the earlier to occur of (A) various dates ranging from March 25, 2008 to December 25, 2008, (B) 5 years after the effective date of our initial public offering, or (C) a change in control of Extensity.



     In connection with certain credit arrangements, we issued to Silicon Valley Bank a warrant to purchase 23,585 shares of Series B Preferred Stock at an exercise price, subject to certain adjustments, of $1.59 per share. Following the closing of this offering, the warrant automatically will become exercisable for a similar number of shares of Common Stock at the same exercise price per share. Silicon Valley Bank may exercise the warrant by means of (1) a cash payment in an amount equal to the exercise price or (2) in the event our common stock is publicly traded, a net issue exercise whereby Silicon Valley Bank would receive shares equal to the value of the warrant, as calculated pursuant to the terms set forth therein. The warrant expires on January 28, 2002.


REGISTRATION RIGHTS


     The holders of approximately 14,094,549 shares of outstanding common stock held by investors who purchased shares of Series A, Series B, Series C, Series D and Series E Preferred Stock and by certain current and former officers, and the holders of warrants to purchase preferred stock convertible into 183,741 shares of our common stock will be entitled to certain rights with respect to the registration of such shares of common stock under the Securities Act. Under the terms of the Amended and Restated Investor Rights Agreement dated July 27, 1999, if we propose to register any of our common stock under the Securities Act, the holders of the registrable securities are entitled to notice of the registration and have the right to include their registrable securities in the registration. However, the underwriters have certain rights to limit the number of shares included in any registration. Beginning 180 days after the closing of the offering, the holders of at least 40% of the registrable securities (other than Comdisco or Silicon Valley Bank), have the right to require us on no more than two occasions, to file a registration statement under the Securities Act in order to register all or any part of their registrable securities, subject to certain conditions and limitations. Comdisco and Silicon Valley Bank may include their shares acquired pursuant to warrant agreements where we have been required to file a registration statement. We may in certain circumstances defer such registrations, and the underwriters have the right (subject to certain limitations) to limit, and in the case of our initial public offering, to exclude entirely, the number of shares included in such registrations. Further, the holders of registrable securities may require us to register all or any portion of their registrable securities on Form S-3, when such form becomes available to us, subject to certain conditions and limitations.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, AND BYLAWS AND OF DELAWARE LAW

     Certain provisions of our certificate of incorporation, bylaws and Delaware law, described below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

     Certificate of Incorporation and Bylaws


     Certain provisions of our certificate of incorporation and Bylaws are designed to enhance the likelihood of continuity and stability of our board of directors and in the policies formulated thereby. Accordingly, such provisions may have the effect of preventing, discouraging or delaying any potential acquisition proposals or changes in the control of the Company and of preventing changes in the management of the Company.


     Effect of Delaware Anti-Takeover Statute


     We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder, unless:


     - the transaction is approved by the board of directors prior to the date the "interested stockholder" attained such status;

     - upon the closing of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

     - on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

     Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Equiserve.

LISTING

     We have applied to list our common stock on the Nasdaq National Market under the trading symbol EXTN.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, we will have 21,847,747 shares of common stock outstanding. Of these shares, the 4,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. All stock outstanding prior to this offering is subject to 180-day lock-up agreements with the underwriters, and may not be sold in the public market prior to the expiration of the lock-up agreements (unless the lock-up agreements are released earlier at the discretion of the underwriters). DBSI may release the shares subject to the lock-up agreements in whole or in part at any time without prior public notice. However, DBSI has no current plans effect such a release. Upon the expiration of the lock-up agreements, approximately 13,935,887 additional shares will be available for sale in the public market, subject in some cases to compliance with the volume and other limitations of Rule 144.



           DAYS AFTER DATE                  SHARES
         OF THIS PROSPECTUS            ELIGIBLE FOR SALE                      COMMENT
         ------------------            -----------------                      -------
Upon effectiveness...................      4,000,000       Freely tradable shares sold in this offering
90 days..............................              0       All holders of securities are bound by lock-up
                                                           agreements
181 days.............................     13,935,887       Lock-up released; shares saleable under Rule
                                                           144, 144(k) or 701
Various dates thereafter.............      3,748,820       Restricted securities held for one year or
                                                           less as of 180 days following effectiveness


RULE 144

     In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of


     - 1% of the then outstanding shares of our common stock (approximately 218,477 shares immediately after this offering) or


     - the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to the sale.

     A person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell these shares pursuant to Rule 144(k) without regard to the limitations described above. Affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

     We cannot estimate the number of shares that will be sold under Rule 144, as this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Any future sale of substantial amounts of our common stock in the open market may adversely affect the market price of our common stock.

LOCK-UP AGREEMENTS

     We and our directors, executive officers, stockholders and holders of options and warrants to purchase our capital stock have agreed pursuant to the underwriting agreement and other agreements that we will not sell any of our common stock without the prior consent of the underwriters until 180 days from the date of this prospectus, except that we may, without such consent, grant options and sell shares pursuant to our 1996 Stock Option Plan and our Employee Stock Purchase Plan 2000.

STOCK OPTIONS

     We intend to file a registration statement on Form S-8 under the Securities Act to register shares of our common stock that are subject to outstanding options or reserved for issuance under our 1996 Stock Option Plan and our Employee Stock Purchase Plan 2000 within 180 days after the date of this prospectus, thus permitting the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act.

RULE 701

     Any of our employees or consultants who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of September 30, 1999, the holders of options exercisable into approximately 2,096,344 shares of our common stock will be eligible to sell their shares in reliance upon Rule 701 or pursuant to the Form S-8 upon the expiration of the 180-day lockup period.

REGISTRATION RIGHTS

     After this offering, the holders of 14,278,290 shares of our common stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by our affiliates. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Hambrecht & Quist LLC, have severally agreed to purchase from Extensity the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Deutsche Bank Securities Inc................................
Bear, Stearns & Co. Inc.....................................
Hambrecht & Quist LLC.......................................
                                                              ---------
  Total.....................................................
                                                              =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

     The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to
dealers at a price that represents a concession not in excess of $     per share
under the public offering price. The underwriters may allow, and these dealers
may re-allow, a concession of not more than $     per share to other dealers.
After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.


     We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 4,000,000 shares are being offered.


     The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is currently expected to be approximately 7% of the initial public offering price. We have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                       TOTAL FEES
                                                     ----------------------------------------------
                                                      WITHOUT EXERCISE OF     WITH FULL EXERCISE OF
                                    FEE PER SHARE    OVER-ALLOTMENT OPTION    OVER-ALLOTMENT OPTION
                                    -------------    ---------------------    ---------------------
Fees paid by Extensity............       $                    $                        $


     In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,100,000.

     We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.


     Each of our officers and directors, stockholders and holders of options and warrants to purchase our stock, has agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters. There are no agreements between the representative and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the 180-day period.


     The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.


     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 360,000 shares for our vendors, employees, family members of employees, customers and other third parties. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.



     In July 1999, we sold shares of our Series E Preferred Stock in a private placement at a price of $6.00 per share. Each of the shares of Series E Preferred Stock is convertible at the option of the holder into one share of our common stock. In this private placement, BT Investment Partners, Inc., an affiliate of Deutsche Bank Securities Inc., purchased 166,666 shares of Series E Preferred Stock for an aggregate purchase price of $999,996. BT Investment Partners, Inc. purchased the Series E Preferred Stock on the same terms as the other investors in the private placement. Upon conversion of these shares into common stock, based upon an assumed public offering price of $9.00, the value of these shares is $1,499,994. The difference between the amount that BT Investment Partners, Inc. originally paid for the Series E preferred stock and the value of the Series E Preferred Stock based upon the assumed initial public offering price equals $499,998. The National Association of Securities Dealers, Inc. may deem this amount to be additional underwriting compensation received in connection with this offering. If this is deemed to be underwriting compensation, these shares of Series E Preferred Stock, and the common stock issued upon conversion thereof, could not be sold, transferred, assigned, pledged or hypothecated by any person for a period of one year after the effective date of this offering, except to officers or partners of the underwriters and members of the selling group and their officers or partners.

PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiation among us and the representatives of the underwriters. Among the primary factors considered in determining the public offering price were:

     - prevailing market conditions;

     - our results of operations in recent periods;

     - the present stage of our development;

     - the market capitalization and stage of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

     - estimates of our business potential.

     The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS


     The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, Irvine, California. At the close of this offering, WS Investments, an investment partnership composed of some current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, a Professional Corporation, as well as an individual attorney at this firm, will beneficially own a total of 47,603 shares of our common stock.


                                    EXPERTS


     The consolidated financial statements of Extensity as of December 31, 1997, 1998 and September 30, 1999 and for each of the three years in the period ended December 31, 1998, and the nine month periods ended September 30, 1998 and 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedule, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C., and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

     Upon completion of this offering, Extensity will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the website of the SEC referred to above.

     We intend to provide our stockholders with annual reports containing financial statements audited by an independent public accounting firm and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each year.

                                EXTENSITY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statements of Stockholders' Deficit............   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Extensity, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Extensity, Inc. as of December 31, 1997, 1998 and September 30, 1999, and the results of its operations and its cash flows for the three years in the period ended December 31, 1998 and for the nine month periods ended September 30, 1998 and 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

November 5, 1999
San Jose, California

                                EXTENSITY, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS


                                                                                                  PRO FORMA
                                                                                                STOCKHOLDERS'
                                                        AS OF DECEMBER 31,         AS OF        EQUITY AS OF
                                                        -------------------    SEPTEMBER 30,    SEPTEMBER 30,
                                                         1997        1998          1999             1999
                                                        -------    --------    -------------    -------------
                                                                                                 (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................  $ 2,560    $  5,239      $ 15,308
  Short term investments..............................       --       5,644         6,974
  Restricted short term investment....................       33          82            76
  Trade accounts receivable, net of allowance for
    doubtful accounts of $0, $0 and $200 in 1997,
    1998, and 1999, respectively......................       --       1,178         2,931
  Prepaids and other assets...........................       99         119           566
                                                        -------    --------      --------
      Total current assets............................    2,692      12,262        25,855
Property and equipment, net...........................      892       1,476         2,021
Other assets..........................................       --          73            77
                                                        -------    --------      --------
      Total assets....................................  $ 3,584    $ 13,811      $ 27,953
                                                        =======    ========      ========
                       LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                     AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
  Accounts payable....................................  $   280    $    349      $  1,128
  Accrued liabilities.................................       51         678         1,250
  Deferred revenue....................................      300       2,513         5,664
  Capital lease obligations, current portion..........       --         287           445
  Notes payable, current portion......................       --       1,116         1,191
                                                        -------    --------      --------
      Total current liabilities.......................      631       4,943         9,678
                                                        -------    --------      --------
Capital lease obligations, noncurrent portion.........       --         746           807
Notes payable, noncurrent portion.....................       --       1,725           885
Deferred rent.........................................       10         140           179
                                                        -------    --------      --------
      Total liabilities...............................      641       7,554        11,549
Commitments (Note 5)
Mandatorily redeemable convertible preferred stock:
    14,582,970 shares authorized; 5,750,000,
    10,361,729 and 14,094,549 shares outstanding
    actual (aggregate liquidation preference
    $43,359,898) and none outstanding pro forma
    (unaudited).......................................    6,983      21,269        43,648
                                                        -------    --------      --------
Stockholders' equity (deficit):
  Common stock, $0.001 par value,
    30,000,000 shares authorized actual; 1,936,542,
    2,013,904 and 3,753,198 shares issued and
    outstanding actual; 17,847,747 shares issued and
    outstanding pro forma (unaudited).................        2           2             4               18
  Additional paid-in capital..........................       17          30         6,710           50,344
  Notes receivable from stockholders..................       --          --          (230)            (230)
  Deferred stock compensation.........................       --          --        (3,607)          (3,607)
  Accumulated deficit.................................   (4,059)    (15,044)      (30,121)         (30,121)
                                                        -------    --------      --------         --------
      Total stockholders' equity (deficit)............   (4,040)    (15,012)      (27,244)          16,404
                                                        -------    --------      --------         ========
      Total liabilities, mandatorily redeemable
         convertible preferred stock and stockholders'
         equity (deficit).............................  $ 3,584    $ 13,811      $ 27,953
                                                        =======    ========      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                EXTENSITY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                            -----------------------------    -------------------
                                             1996      1997        1998       1998        1999
                                            ------    -------    --------    -------    --------
REVENUES
Licenses..................................  $   --    $    --    $    718    $   542    $  2,376
  Services and maintenance................                            409        183       1,575
                                            ------    -------    --------    -------    --------
    Total revenues........................      --         --       1,127        725       3,951
                                            ------    -------    --------    -------    --------
COST OF REVENUES:
  Licenses................................                             90         37         145
  Services and maintenance................                          1,554        989       3,074
                                            ------    -------    --------    -------    --------
    Total cost of revenues................      --         --       1,644      1,026       3,219
                                            ------    -------    --------    -------    --------
Gross profit (loss).......................      --         --        (517)      (301)        732
OPERATING EXPENSES:
  Sales and marketing.....................     102      1,082       4,703      3,266       6,406
  Research and development................     519      1,713       4,401      2,865       4,986
  General and administrative..............     233        540       1,392        898       1,956
  Amortization of non-cash stock based
    compensation..........................      --         --          --         --       2,479
                                            ------    -------    --------    -------    --------
    Total operating expenses..............     854      3,335      10,496      7,029      15,827
                                            ------    -------    --------    -------    --------
    Loss from operations..................    (854)    (3,335)    (11,013)    (7,330)    (15,095)
Interest income...........................      24        107         332        188         407
Interest expense..........................      --         --        (299)      (181)       (388)
Other expense.............................      --         --          (5)        (5)         --
                                            ------    -------    --------    -------    --------
      Net loss............................  $ (830)   $(3,228)   $(10,985)   $(7,328)   $(15,076)
                                            ======    =======    ========    =======    ========
Net loss per share:
  Basic and diluted.......................  $(3.79)   $ (4.35)   $  (8.28)   $ (5.85)   $  (8.96)
                                            ======    =======    ========    =======    ========
  Weighted average shares.................     219        742       1,326      1,252       1,683
Pro forma net loss per share (unaudited):
  Basic and diluted                                              $  (1.12)              $  (1.18)
                                                                 ========               ========
  Weighted average shares                                           9,766                 12,822


  The accompanying notes are an integral part of these consolidated financial statements.

                                EXTENSITY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                       (in thousands, except share data)


                                                                      NOTES
                                    COMMON STOCK      ADDITIONAL    RECEIVABLE      DEFERRED                        TOTAL
                                 ------------------    PAID-IN         FROM          STOCK       ACCUMULATED    STOCKHOLDERS'
                                  SHARES     AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION     DEFICIT         DEFICIT
                                 ---------   ------   ----------   ------------   ------------   ------------   -------------
                                                               (IN THOUSANDS EXCEPT SHARE DATA)
Balance at December 31, 1995...  1,750,000   $   1    $       --    $      --     $        --    $         (1)  $         --
Net loss.......................         --      --            --           --              --            (830)          (830)
                                 ---------   ------   ----------    ---------     -----------    ------------   ------------
Balance at December 31, 1996...  1,750,000       1            --           --              --            (831)          (830)

Exercise of stock options......    186,542       1            17           --              --              --             18

Net loss.......................         --      --            --           --              --          (3,228)        (3,228)
                                 ---------   ------   ----------    ---------     -----------    ------------   ------------
Balance at December 31, 1997...  1,936,542       2            17           --              --          (4,059)        (4,040)

Common stock issued for
 services rendered.............     31,953      --             7           --              --              --              7

Exercise of stock options......     45,409      --             6           --              --              --              6

Net loss.......................         --      --            --           --              --         (10,985)       (10,985)
                                 ---------   ------   ----------    ---------     -----------    ------------   ------------
Balance at December 31, 1998...  2,013,904       2            30           --              --         (15,044)       (15,012)

Exercise of stock options......  1,739,294       2           594         (230)             --              --            366

Deferred stock compensation....         --      --         6,086           --          (6,086)             --             --

Amortization of deferred stock
 compensation..................         --      --            --           --           2,479              --          2,479

Net loss.......................         --      --            --           --              --         (15,076)       (15,076)
                                 ---------   ------   ----------    ---------     -----------    ------------   ------------
Balance at September 30, 1999..  3,753,198   $   4    $    6,710    $    (230)    $    (3,607)   $    (30,121)  $    (27,244)
                                 =========   ======   ==========    =========     ===========    ============   ============


     The accompanying notes are an integral part of these consolidated financial statements.

                                EXTENSITY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                            NINE MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                                                              ---------------------------   ------------------
                                                               1996     1997       1998      1998       1999
                                                              ------   -------   --------   -------   --------
Cash from operating activities:
Net loss....................................................  $ (830)  $(3,228)  $(10,985)  $(7,328)  $(15,076)
  Adjustments to reconcile net loss to cash used in
    operating activities:
    Depreciation and amortization...........................      36       153        528       359        634
    Amortization of deferred stock compensation.............      --        --         --        --      2,479
    Common stock issued for services rendered...............      --        24          7         7         --
    Amortization of debt discount and lease line issuance
      cost..................................................      --        --         58        39         66
    Changes in operating assets and liabilities:
      Increase in accounts receivable.......................      --        --     (1,178)   (1,213)    (1,753)
      Increase in prepaids and other assets.................      (6)      (94)       (55)      (10)      (451)
      Increase (decrease) in accounts payable...............      (7)      270         69        34        779
      Increase in accrued liabilities.......................      12        38        628       210        572
      Increase in deferred revenue..........................      --       300      2,213     1,403      3,151
      Increase (decrease) in deferred rent..................      16        (6)       130        95         39
                                                              ------   -------   --------   -------   --------
        Net cash used in operating activities...............    (779)   (2,543)    (8,585)   (6,404)    (9,560)
                                                              ------   -------   --------   -------   --------
Cash from investing activities:
  Capital expenditures......................................    (185)     (894)      (429)     (245)      (874)
  Purchase of short term investments........................      --        --     (5,644)   (1,505)    (1,330)
  (Increase) decrease in restricted short term
    investments.............................................     (10)      (23)       (49)      (43)         6
                                                              ------   -------   --------   -------   --------
        Net cash used in investing activities...............    (195)     (917)    (6,122)   (1,793)    (2,198)
                                                              ------   -------   --------   -------   --------
Cash from financing activities:
  Proceeds from loan........................................      --       250      3,500     2,500         --
  Payments on loan..........................................      --      (250)      (446)      (78)      (832)
  Payments on capital lease obligations.....................      --        --       (186)     (185)      (326)
  Proceeds from sale-lease back.............................      --        --        535       535        240
  Net proceeds from issuance of preferred stock.............      --     5,933     13,978    13,868     22,379
  Proceeds from issuance of preferred stock warrants........      --        37         --        --         --
  Proceeds from issuance of common stock....................      --        19          5         5        366
                                                              ------   -------   --------   -------   --------
        Net cash provided by financing activities...........      --     5,989     17,386    16,645     21,827
                                                              ------   -------   --------   -------   --------
Increase in cash............................................    (974)    2,529      2,679     8,448     10,069
Cash and cash equivalents, beginning of period..............   1,005        31      2,560     2,560      5,239
Cash and cash equivalents, end of period....................  $   31   $ 2,560   $  5,239   $11,008   $ 15,308
                                                              ======   =======   ========   =======   ========
Supplemental cash flow information:
  Interest paid.............................................  $    5   $     5   $    241   $   142   $    322
                                                              ======   =======   ========   =======   ========
  Income taxes paid.........................................  $    1   $     1   $      1   $     1   $      1
                                                              ======   =======   ========   =======   ========
Noncash investing and financing activities:
  Purchase of equipment under capital leases................  $   --   $    --   $  1,218   $    --   $     --
                                                              ======   =======   ========   =======   ========
  Notes receivable from stockholders........................  $   --   $    --   $     --   $    --   $    230
                                                              ======   =======   ========   =======   ========
  Convertible preferred stock warrants issued...............  $   --   $    24   $    309   $   309   $     --
                                                              ======   =======   ========   =======   ========


     The accompanying notes are an integral part of these consolidated financial statements.

                                EXTENSITY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION


     Extensity, Inc. (the Company) provides Internet-based workforce optimization software applications designed to improve the productivity of employees across the enterprise and to enhance enterprise operating efficiency. The Company was incorporated as Celerity, Inc. in Delaware in November 1995, effective April 12, 1996, changed its name from Celerity, Inc. to At Large Software, Inc. and changed its name from At Large Software, Inc. to Extensity, Inc., effective August 19, 1997.


     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Extensity Europe Limited, which commenced operations in September 1999. All significant intercompany balances and transactions have been eliminated in consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all investments with an original maturity of three months or less to be cash equivalents. The Company periodically maintains cash balances at banks in excess of the Federal Deposit Insurance Corporation insurance limit of $100,000.

SHORT TERM INVESTMENTS

     The Company accounts for its investments in quality corporate debt securities under the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities. The Company has classified all marketable debt securities as held-to-maturity and has accounted for these investments at amortized cost. As of December 31, 1998, the Company's carrying value of its short term investments approximated their amortized cost basis.

RESTRICTED SHORT TERM INVESTMENT

     The restricted short term investment consists of several one year certificates of deposit required as collateral for the Company's letters of credit (Note 5).

CONCENTRATION OF CREDIT RISK AND CERTAIN RISKS

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, short term investments and accounts receivable. The Company's accounts receivable are derived from revenue earned from customers located primarily in the United States. The Company performs credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company

                                EXTENSITY, INC.

maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

     At December 31, 1998, two customers accounted for 60% of total accounts receivable. At September 30, 1999, no customer accounted for more than 10% of total accounts receivable.

     Three customers accounted for 53% of total revenue during fiscal 1998. Four customers accounted for 72% of total revenues during the nine month period ended September 30, 1998. Three customers accounted for 48% of total revenues during the nine month period ended September 30, 1999.

     All of the Companies' revenues were derived from U.S. customers.

     The market in which the Company competes is characterized by changing customer needs, frequent new software product introductions and rapidly evolving industry standards. Significant technological change could adversely affect the Company's operating results.


     The Company operates in one single reportable business segment and, therefore, no disclosures under SFAS 131, Disclosures about Segments of an Enterprise and Related Information, are necessary.


SOFTWARE DEVELOPMENT COSTS

     The Company capitalizes internally generated software development costs under the provision of Statement of Financial Accounting Standards No. 86 (SFAS
86), Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Capitalization of computer software development costs begins upon the establishment of technological feasibility, which the Company has defined as completion of a working model. Internally generated capitalizable software development costs have not been material for years ended December 31, 1998 and 1997. The Company has not capitalized any software development costs to date, and has charged software development costs as incurred to research and development expense in the accompanying consolidated statements of operations.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are calculated using the straight-line method over estimated useful lives of three years, or over the lease term if it is shorter for leasehold improvements.

     When assets are sold or retired, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in operations. Maintenance and repairs are charged to operations as incurred.

INCOME TAXES

     Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes(SFAS No. 109). Under SFAS No. 109, deferred income tax liabilities and assets are determined based on the difference between the financial reporting amounts and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates in effect for the years in which the differences are expected to affect taxable income. Valuation allowances are

                                EXTENSITY, INC.

established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

REVENUE RECOGNITION

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2, Software Revenue Recognition (SOP 97-2).The Company adopted SOP 97-2 beginning in fiscal 1998. SOP 97-2 has been modified by SOP 98-4 and SOP 98-9 as it relates to certain transactions. These standards generally require revenues earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, postcontract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence that is specific to the vendor. Evidence of the fair value of each element is based on the price charged when the element is sold separately or, if the element is not being sold separately, the price for each element established by management having relevant authority.


     The Company's software products prior to the release in July 1999 of Version 4.0 typically required significant customization, installation and other services. Additionally, it was difficult to generate dependable estimates of the costs necessary to complete product implementations. Therefore, the Company accounted for its software licenses and implementation revenues using the completed contract method as required under the provisions of SOP 97-2. Amounts billed for maintenance are deferred and recognized ratably over the service period.



     Following the release of Version 4.0 in July 1999, the Company concluded that the implementation services it offers no longer included significant modifications or customization of the software. Additionally, the Company was unable to determine vendor specific objective evidence of the fair values of the respective elements of the contract. Consequently, the Company commenced recognizing revenues from both licenses and services ratably over the maintenance period, which is typically one year. SOP 97-2 requires revenue to be recognized ratably over the maintenance period in circumstances where vendor specific objective evidence of the fair values of the respective elements of the contract do not exist and the only remaining undelivered element of such contract are the maintenance services.


STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25) and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation(SFAS No. 123). Under APB No. 25, compensation expense is based on the difference, if any, between the fair value of the Company's stock and the exercise price of the option on the measurement date, which is typically the date of grant (see Note 8).

     The Company accounts for options granted to non-employees under SFAS No.
123. Under SFAS No. 123, options are recorded at their fair value on the measurement date, which is typically the date of grant.

                                EXTENSITY, INC.

HISTORICAL AND PRO FORMA NET LOSS PER SHARE

     Historical basic and diluted net loss per share are computed using the weighted average number of common shares outstanding. Options, warrants and preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

     Pro forma net loss per share has been computed assuming the conversion of all outstanding shares of convertible preferred stock into shares of common stock.

     The following table sets forth the computation of historical and pro forma basic and diluted net loss per share for the periods indicated (in thousands, except per share data):


                                                                                 NINE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                                                  ----------------------------   ------------------
                                                   1996      1997       1998      1998       1999
                                                  -------   -------   --------   -------   --------
HISTORICAL:
Numerator:
  Net loss......................................  $  (830)  $(3,228)  $(10,985)  $(7,328)  $(15,076)
Denominator:
  Weighted average shares.......................    1,750     1,835      1,982     1,963      2,956
  Weighted average unvested common shares.......   (1,531)   (1,093)      (656)     (711)    (1,273)
                                                  -------   -------   --------   -------   --------
         Total weighted average shares..........      219       742      1,326     1,252      1,683
                                                  -------   -------   --------   -------   --------
Net loss per share:
  Basic and diluted.............................  $ (3.79)  $ (4.35)  $  (8.28)  $ (5.85)  $  (8.96)

PRO FORMA:
Numerator:
  Net loss......................................                      $(10,985)            $(15,076)
                                                                      ========             ========
Denominator:
  Weighted average common shares, basic and
    diluted.....................................                         1,326                1,683
  Conversion of convertible preferred stock.....                         8,440               11,139
                                                                      --------             --------
         Total weighted average shares..........                         9,766               12,822
                                                                      ========             ========
Pro forma net loss per share:
  Basic and diluted.............................                      $  (1.12)            $  (1.18)
                                                                      ========             ========


3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                            DECEMBER 31,
                                                          ----------------    SEPTEMBER 30,
                                                           1997      1998         1999
                                                          ------    ------    -------------
                                                                   (IN THOUSANDS)
Computer hardware and software..........................  $  876    $  585       $   985
Furniture and fixtures..................................     178       133           504
Leasehold improvements..................................      25        --            56
Office equipment........................................      --        44            90
Assets under capital leases.............................      --     1,429         1,734
                                                          ------    ------       -------
                                                           1,079     2,191         3,369
Less accumulated depreciation and amortization..........    (187)     (715)       (1,348)
                                                          ------    ------       -------
  Total property and equipment, net.....................  $  892    $1,476       $ 2,021
                                                          ======    ======       =======

                                EXTENSITY, INC.

     Accumulated amortization relating to assets under capital leases amounted to $0, $466,000 and $693,000 as of December 31, 1997 and 1998 and September 30,
1999, respectively.

4. INCOME TAXES

     The provision for income taxes for the years ended December 31, 1997 and 1998 and the nine month periods ended September 30, 1998 and 1999 relates to minimum state income tax. The difference between the amount of income tax benefit recorded of zero and the amount of income tax benefit calculated using the federal statutory rate of 34% is primarily due to net operating losses being fully offset by a valuation allowance. Significant components of the Company's deferred tax balances are as follows (in thousands):

                                                          DECEMBER 31,
                                                       ------------------    SEPTEMBER 30,
                                                        1997       1998          1999
                                                       -------    -------    -------------
Deferred tax assets:
Net operating loss carryforwards.....................  $ 1,594    $ 5,325      $ 10,240
  Research and development credit carryforwards......      105        365           625
  Other..............................................       26         75           100
                                                       -------    -------      --------
       Total deferred tax asserts....................    1,725      5,765        10,965
  Valuation allowance................................   (1,725)    (5,765)      (10,965)
                                                       -------    -------      --------
       Net deferred tax assets.......................  $    --    $    --      $     --
                                                       =======    =======      ========

     Due to the uncertainty of realization, a valuation allowance has been provided to offset net deferred tax assets at December 31, 1997 and 1998 and September 30, 1999. The increase in the valuation allowance was $1,366,000, $4,040,000 and $5,200,000 during the years ended December 31, 1997 and 1998, and the nine month period ended September 30, 1999, respectively.

     As of September 30, 1999, the Company had net operating loss carryforwards of approximately $26.3 million and $20.9 million for federal and state income tax purposes, respectively. Such carryforwards expire through 2018 and 2003 for federal and state income tax purposes, respectively. At September 30, 1999, the Company also had research and experimentation tax credit carryforwards of $380,000 and $245,000 for federal and state purposes, respectively, and expire in varying amounts through 2013.


     Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances including as a result of a cumulative ownership change of more than 50%, as defined, over a three-year period. The issuance of the Company's convertible preferred securities may have resulted in a limitation on utilization of such net operating loss carryforwards.


5. COMMITMENTS

     During 1998, the Company entered into various lease agreements for computer and office equipment. The Company leases office space under a noncancelable operating lease expiring in June 2003. Total rent expense for 1998 and 1997 aggregated $383,000 and $88,000,

                                EXTENSITY, INC.

respectively. Minimum future rental payments under capital and operating leases at September 30, 1999 are as follows (in thousands):

              FISCAL YEAR ENDING DECEMBER 31,                 CAPITAL    OPERATING
              -------------------------------                 -------    ---------
1999........................................................  $  128      $  136
2000........................................................     529         556
2001........................................................     529         586
2002........................................................     285         608
2003........................................................      85         306
Thereafter..................................................      --          --
                                                              ------      ------
Total minimum lease payments................................   1,556      $2,192
                                                                          ======
Less amount representing interest and discount..............     304
                                                              ------
Present value of minimum lease payments.....................   1,252
Less current portion of capital lease obligations...........     445
                                                              ------
Long term portion...........................................  $  807
                                                              ======


     In connection with certain capital lease transactions, the Company granted to the lessor warrants to purchase 22,425 shares of Series D preferred stock at an exercise price of $3.30 per share. Such warrants were valued at approximately $44,000 using the Black-Scholes valuation model with the following assumptions: expected volatility of 40%, risk-free interest rate of 6% and expected life of 10 years. The value of these warrants was recorded as a long-term asset, which is being amortized over the capital lease term of 4 years. Such amortization amounted to $5,000 and $14,000 during the year ended December 31, 1998 and the nine-month period ended September 30, 1999.


     The Company has established a $45,000 letter of credit with a bank for the benefit of the Company's office space lessor. The letter of credit accrues interest at the bank's prime rate and is collateralized by a $33,000 certificate of deposit. As of September 30, 1999, no amounts were outstanding under the letter of credit.

6. DEBT

     In March 1998, the Company entered into a loan and security agreement with a lender for $3,500,000. Borrowings under this loan accrue interest at an average rate of 11.4% per annum and mature through March 25, 2001. The agreement provides the lender with the right to exercise warrants to purchase 137,878 shares of Series D preferred stock at an exercise price of $3.30 per share. The Company recorded the loan at a discount of approximately $265,000, which was allocated to the warrants. The debt discount was calculated in accordance with the provisions of APB No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrant. The fair value of the warrants was estimated on the date of grant using the Black-Scholes model with expected volatility of 40%, risk-free interest of 6% and expected life of 10 years. Amortization of the debt discount was recorded as interest expense and amounted to $58,000 and $66,000 during the year ended December 31, 1998 and the nine-month period ended September 30, 1999, respectively.

                                EXTENSITY, INC.

Scheduled repayments of the loan subsequent to September 30, 1999 are as follows (in thousands):

                YEAR ENDING DECEMBER 31,
                ------------------------
1999.....................................................  $   285
2000.....................................................    1,225
2001.....................................................      712
                                                           -------
Total....................................................    2,222
Less current portion.....................................   (1,191)
                                                           -------
Long-term portion........................................  $ 1,031
                                                           =======

     The non-current portion of the Notes payable of $885,000 as of September 30, 1999 is net of the remaining debt discount of $146,000.

7. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Mandatorily Redeemable Convertible Preferred consists of the following (in thousands, except share data):

                                                              OUTSTANDING
                                                                SHARES         AMOUNT
                                                              -----------    -----------
Issuance of Series A preferred stock........................   2,000,000     $       988
                                                              ----------     -----------
Balance at December 31, 1996................................   2,000,000     $       988
  Issuance of Series B preferred stock......................   3,750,000           5,933
  Issuance of Series B preferred stock warrants.............          --              62
                                                              ----------     -----------
Balance at December 31, 1997................................   5,750,000     $     6,983
  Issuance of Series C preferred stock......................     937,500           1,872
  Issuance of Series D preferred stock......................   3,674,229          12,105
  Issuance of Series D preferred stock warrants.............          --             309
                                                              ----------     -----------
Balance at December 31, 1998................................  10,361,729     $    21,269
  Issuance of Series E preferred stock......................   3,732,820          22,379
                                                              ----------     -----------
Balance at September 30, 1999...............................  14,094,549     $    43,648
                                                              ==========     ===========


     In July 1999, the Company's Board of Directors approved an amendment to the Company's Certificate of Incorporation to increase the number of its authorized shares of common stock and preferred stock to 30,000,000 and 14,582,970, respectively.


     Each share of Series A, B, C, D and E preferred stock is convertible into common stock at the option of the stockholder on a one-for-one basis, subject to certain adjustments. Each share of Series A, B, C, D and E preferred stock will automatically convert to common stock upon the earlier of the closing date of an underwritten public offering of the Company's common stock with an offering price of not less than $8.00 per share and aggregate proceeds in excess of $15,000,000 or the date of mutual consent of the holders of 60% of the then outstanding preferred stock voting as a class.

     Holders of preferred stock are entitled to one vote for each share of common stock into which such shares may be converted. Each share of Series A, B, C, D and E preferred stock entitles the stockholder to receive annual noncumulative dividends of $0.045, $0.144, $0.18, $0.30 and $0.54 respectively, in preference to holders of shares of common stock, if and when declared by the Board of Directors. No dividends have been declared to date.

                                EXTENSITY, INC.

     In the event of any liquidation, dissolution or winding up of the Company, holders of Series A, B, C, D and E preferred stock are entitled to receive $0.50, $1.60, $2.00, $3.30 and $6.00 per share, respectively, and all declared but unpaid dividends prior and in preference to any distribution to holders of common stock. After payment has been made to the holders of preferred stock, any remaining assets will be distributed ratably among the holders of preferred and common stock in proportion to the number of shares of common stock held by each, assuming conversion of all Series A, B, C, D and E preferred stock until certain limits are reached. If the Company's assets are insufficient to provide for the full preference amount for the preferred stock outstanding, then such assets will be distributed ratably among the holders of the preferred stock in proportion to the amount of such stock owned by each stockholder.

     At any time after May 31, 2004, the holders of at least 75% of the then outstanding shares of Series A, B, C, D and E preferred stock may require the Company to redeem all or any part of the then outstanding shares of Series A, B, C, D and E preferred stock at a price equal to $0.50, $1.60, $2.00, $3.30 and $6.00 per share, respectively, plus all declared but unpaid dividends on such shares.

PREFERRED STOCK WARRANTS ISSUED IN CONNECTION WITH FINANCINGS


     On January 29, 1997, the Company entered into a loan and security agreement with a bank. During fiscal 1997, $250,000 was drawn on the loan and was repaid in the same year. This loan expired on June 15, 1997. In conjunction with this loan agreement, the Company issued to the lender a warrant to purchase 23,585 shares of Series B preferred stock at an exercise price per share of $1.59. The Company recorded the loan at a discount of $24,000 which discount was allocated to the warrant and amortized as interest expense during 1997. The fair value of the warrant was estimated on the date of grant using the Black-Scholes model with expected volatility of 60%, risk-free interest of 5.50% and expected life of 5 years. The warrant expires on January 28, 2002 and was not exercised as of September 30, 1999.


     During 1998, the Company entered into financing agreements with a financial institution (see Note 6). In conjunction with these transactions, the Company issued to the financial institution warrants to purchase shares of Series D preferred stock at an exercise price of $3.30 per share. These warrants expire through December 2008 and none were exercised as of September 30, 1999.


8. COMMON STOCK



     During 1998, the Company issued a total of 31,953 shares of its common stock at fair value to several service providers. The Company recorded the fair values of the common stock which amounted to $7,300 as compensation expense.



     During the nine month period ended September 30, 1999, the Company loaned to three officers an aggregate of $230,000 to exercise options to purchase 933,439 shares of the Company's common stock. The officers paid $193,750 in cash in conjunction with this exercise. The promissory note to one of the officers bears interest at 4.77%, is due on February 28, 2004 and is collateralized by the common stock purchased for cash. The cash portion of the exercise of $150,000 exceeded the face value of the note by $50,000. The officer repaid the note in full, including $3,000 in interest, in November 1999. The notes of the other two officers bear interest at 5.87%, are due on July 16, 2004 and are collateralized by their personal assets.

                                EXTENSITY, INC.

9. STOCK OPTIONS


     In 1996, the Company adopted the 1996 Stock Option Plan (the Plan) under which eligible employees, directors, and consultants can receive options to purchase shares of the Company's common stock at a price generally not less than 100% of the fair value of the common stock on the date of the grant for incentive stock options and nonstatutory stock options. The Plan, as amended through September 30, 1999, allows for the issuance of a maximum of 6,100,000 shares of the Company's common stock. This number of shares of common stock has been reserved for issuance under the Plan. The options granted under the Plan vest according to varying schedules determined by the Plan Administrator, currently the Board of Directors. Options generally vest over four years and expire ten years from the date of grant.

     A summary of the activity under the Plan since inception is set forth below:


                                                             OPTIONS OUTSTANDING
                                      SHARES     -------------------------------------------
                                    AVAILABLE    NUMBER OF        PRICE         AGGREGATE
                                    FOR GRANT      SHARES       PER SHARE         PRICE
                                    ----------   ----------   -------------   --------------
                                                                              (IN THOUSANDS)
Balance at December 31, 1996......     630,500      619,500           $0.10       $   62
                                    ----------   ----------   -------------       ------
Additional shares reserved........     250,000           --              --           --
Options granted...................    (908,992)     908,992   $0.10 - $0.16          140
Options exercised.................          --     (209,784)  $0.10 - $0.16          (21)
Options forfeited.................     319,458     (319,458)  $0.10 - $0.16          (32)
                                    ----------   ----------   -------------       ------
Balance at December 31, 1997......     290,966      999,250   $0.10 - $0.16          149
Additional shares reserved........   2,100,000           --              --           --
Options granted...................  (1,066,500)   1,066,500   $0.16 - $0.33          280
Options exercised.................          --      (45,409)  $0.10 - $0.16           (5)
Options forfeited.................     115,874     (115,874)  $0.10 - $0.16          (18)
                                    ----------   ----------   -------------       ------
Balance at December 31, 1998......   1,440,340    1,904,467   $0.16 - $0.33          406
Additional shares reserved........   2,500,000           --                           --
Options granted...................  (2,773,395)   2,773,395   $0.33 - $3.25        1,894
Options exercised.................          --   (1,739,294)  $0.05 - $0.15         (596)
Options forfeited.................     255,875     (255,875)  $0.16 - $0.55          (47)
                                    ----------   ----------   -------------       ------
Outstanding at September 30,
  1999............................   1,422,820    2,682,693   $0.10 - $3.25       $1,657
                                    ==========   ==========   =============       ======


     The following table summarizes information with respect to stock options outstanding at September 30, 1999:

                                 OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                     -------------------------------------------    -----------------------
                                        WEIGHTED        WEIGHTED                   WEIGHTED
                                        AVERAGE         AVERAGE                    AVERAGE
     RANGE OF          NUMBER          REMAINING        EXERCISE      NUMBER       EXERCISE
  EXERCISE PRICES    OUTSTANDING    CONTRACTUAL LIFE     PRICE      EXERCISABLE     PRICE
  ---------------    -----------    ----------------    --------    -----------    --------
   $0.10 - $0.33      1,371,243           8.4            $0.26        405,469       $0.19
   $0.55 - $0.70        696,500           9.6            $0.63             --
   $1.00 - $1.50        560,950           9.7            $1.37             --
       $3.25             54,000           9.8            $3.25             --
                      ---------                          -----       --------
                      2,682,693           8.9            $0.62        405,469

                                EXTENSITY, INC.

     The Plan allows certain option holders to exercise their options prior to vesting. However, such exercises are subject to repurchase by the Company if not vested. The Company's repurchase right lapses over a four year period. As of September 30, 1999, 887,243 shares of common stock acquired by option holders are subject to repurchase by the Company.

     The Company accounts for employee and board of director stock options in accordance with the provisions of APB No. 25 and complies with the disclosure provisions of SFAS No. 123.

     Under APB No. 25, compensation expense is recognized based on the amount by which the fair value of the underlying common stock exceeds the exercise price of the stock options at the measurement date, which in the case of employee stock options is typically the date of grant. For financial reporting purposes, the Company has determined that the deemed fair market value on the date of grant of certain employee stock options was in excess of the exercise price of the options. This amount is recorded as deferred compensation and is classified as a reduction of stockholders' equity and is amortized as a charge to operations over the vesting period of the applicable options. The vesting period is generally four years. The fair value per share used to calculate deferred compensation was derived by reference to the preferred stock values and the Company's initial public offering price range. Consequently, the Company recorded deferred stock compensation of $0 and $6,086,195 during the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively. Amortization recognized for the year ended December 31, 1998 and the nine months ended September 30, 1999 totaled $0 and $2,478,809, respectively.

     The weighted average fair values of the options granted in fiscal 1996, 1997, 1998 and the nine month periods ended September 30, 1998 and 1999 were $0.03, $0.06, $0.81, $0.50 and $2.87, respectively.

     Had compensation cost for option grants to employees been determined consistent with SFAS No. 123, the Company's net loss would have been as follows (in thousands, except per share data):


                                                                         NINE MONTHS
                                        YEAR ENDED DECEMBER 31,      ENDED SEPTEMBER 30,
                                      ---------------------------    -------------------
                                       1996      1997      1998       1998        1999
                                      ------    ------    -------    -------    --------
Pro forma net loss..................  $  839    $3,248    $11,023    $7,356     $15,854
Pro forma net loss per share, basic
and diluted.........................  $(3.84)   $(4.38)   $ (8.31)   $(5.88)    $ (9.42)


     The above pro forma disclosures are not necessarily representative of the effects on reported income or loss for future years as additional grants are made each year and options vest over several years.

     The fair value of each option grant was estimated on the date of grant using the minimum value options pricing model with the following weighted average assumptions by period:

                                                                       NINE MONTHS
                                     YEAR ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                                  -----------------------------    --------------------
                                   1996       1997       1998        1998        1999
                                  -------    -------    -------    --------    --------
Risk-free interest rate.........      5.9%       5.7%       5.5%       5.5%        5.6%
Expected life (in years)........        4          4          4          4           4
Dividends.......................       --         --         --         --          --

                                EXTENSITY, INC.

     Because the Company does not have actively traded equity securities, volatility is not considered in determining the value of options granted to employees.


10. 401(k) PLAN


     In January 1998, the Company adopted a 401(k) plan for employees. All employees who meet certain service requirements are eligible to participate. Matching contributions are at the discretion of the Company. The Company made no matching or discretionary contributions during 1998 and the nine month period ended September 30, 1999.


11. SUBSEQUENT EVENTS


     In October 1999, the Company's Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission for the purpose of an initial public offering of the Company's common stock. Upon the completion of this offering, the Company's preferred stock will be converted into shares of common stock, and all outstanding shares of preferred stock will be cancelled and retired. The pro forma effect of the conversion has been presented as a separate column in the Company's balance sheet, assuming the conversion had occurred as of September 30, 1999.

     The Board of Directors also authorized, subject to stockholders' approval,
(i) establishment of the Employee Stock Purchase Plan 2000 (ESPP) with 500,000 shares reserved for issuance and (ii) the amendment of the Company's 1996 Stock Option Plan to provide for, among other things, an increase to 7,000,000 of the number of shares of common stock reserved for issuance thereunder, and an annual replenishment of the shares of common stock authorized for issuance thereunder equal to the lesser of (a) 1,300,000 shares, (b) 4% of the outstanding shares on such date or (c) a lesser amount to be determined by the Board. The ESPP and the amendment to the Company's 1996 Stock Option Plan will become effective upon the closing of the initial public offering.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................     4
Special Note Regarding Forward-
  Looking Statements and Industry
  Data................................    17
Use of Proceeds.......................    18
Dividend Policy.......................    18
Capitalization........................    19
Dilution..............................    20
Selected Consolidated Financial
  Data................................    21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    22
Business..............................    34
Management............................    51
Certain Transactions..................    60
Principal Stockholders................    63
Description of Capital Stock..........    65
Shares Eligible for Future Sale.......    68
Underwriting..........................    70
Legal Matters.........................    72
Experts...............................    72
Where You Can Find Additional
  Information.........................    72
Index to Consolidated Financial
  Statements..........................   F-1


UNTIL        , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT BUY, SELL OR TRADE IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. DEALERS ARE ALSO OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
---------------------------------------------------------
                                     [LOGO]

4,000,000 SHARES


COMMON STOCK

DEUTSCHE BANC ALEX. BROWN
BEAR, STEARNS & CO. INC.
HAMBRECHT & QUIST
PROSPECTUS

                 , 1999

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.


                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
Registration Fee............................................  $   15,985
NASD Fee....................................................       6,250
Nasdaq National Market Listing Fee..........................      *
Printing and Engraving......................................     225,000
Legal Fees and Expenses.....................................     325,000
Accounting Fees and Expenses................................     300,000
Blue Sky Fees and Expenses..................................       6,000
Transfer Agent Fees.........................................      20,000
Miscellaneous...............................................      *
                                                              ----------
  Total.....................................................  $1,100,000
                                                              ==========


-------------------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the Company or its stockholders. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the certificate of incorporation of the Registrant provides, inter alia, that each person who is made a party or is threatened to be made a party to or otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, is authorized to be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee's heirs, executors and administrators; provided, however, that, except with respect to the proceedings brought by an indemnitee to enforce rights to indemnification (subject to certain restrictions and as more fully described in the Registrant's certificate of incorporation), the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in the Registrant's certificate of incorporation includes the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition; provided, however, that, if and to the extent that the Delaware General Corporation Law requires, such an advancement of expenses incurred by an indemnitee in his or her capacity in which service was or is rendered by such indemnitee, including, without limitation, service with respect to an employee benefit plan, shall be made only upon delivery to the Company of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the Company's certificate of incorporation or otherwise.

     The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. The indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. Pursuant to the indemnity agreements, the Company will not be obligated to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under such indemnity agreement, the Company's certificate of incorporation, Bylaws or any statute or law, or as otherwise required under Section 145 of the Delaware General Corporation Law. Also under the indemnity agreements, the Company is not obligated to indemnify the indemnified party for (i) any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous, (ii) acts, omissions or transactions on the part of the indemnified party from which such party may not be relieved of liability under applicable law or (iii) expenses and the payment of profits arising from the purchase and sale by the indemnified party of securities in violation of Section 16(b) of the Exchange Act, or any similar or successor statute.

     The indemnification provisions in the certificate of incorporation and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the 1933 Act.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:


EXHIBIT
NUMBER                               DOCUMENT
-------                              --------
   1.1     Form of Underwriting Agreement
   3.1     Certificate of Incorporation of the Registrant
   3.2     Form of Amended and Restated Certificate of Incorporation of
           the Registrant
  10.1     Form of Indemnification Agreement entered into by the
           Registrant with each of its directors and executive officers

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following sets forth information regarding all securities sold by us since January 1997:

      1. In January 1997, we issued and sold a warrant to purchase 23,585 shares of Series B Preferred Stock at an exercise price of $1.59 per share to Silicon Valley Bank. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.


      2. In May 1997, we issued and sold an aggregate of 3,750,000 shares of Series B Preferred Stock to a total of nine investors for $1.59 per share, or an aggregate of $5,962,500. In May 1997 we also issued and sold warrants to purchase up to 937,500 shares of Series C Preferred Stock at an exercise price of $2.00 per share to the same nine investors, all of whom exercised their warrants in June 1998. We believe that because the offering was made to sophisticated persons without the means of a general solicitation, the offering was exempt from registration under Section 4(2) of the Securities Act, and Regulation D promulgated thereunder.


      3. From August 1997 through December 1997 we issued and sold an aggregate of 27,758 shares of common stock at a purchase price of $0.16 per share to five consultants. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

      4. In March 1998, we issued and sold an aggregate of 2,500 shares of common stock at a purchase price of $0.16 per share to a consultant. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

      5. On June 2, 1998, we issued and sold an aggregate of 1,445 shares of common stock at a purchase price of $0.16 per share to a consultant. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.


      6. On June 26, 1998, September 15, 1998 and September 30, 1998, we issued and sold an aggregate of 3,674,229 shares of Series D Preferred Stock to a total of 14 investors for $3.30 per share, or an aggregate of $12,124,957.



      7. In June 1998 and December 1998, we issued and sold warrants to purchase 160,303 shares of Series D Preferred Stock to Comdisco, Inc. at an exercise price of $3.30 per share for an aggregate purchase price of $529,003. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.


      8. On July 6, 1998, we issued and sold an aggregate of 10,000 shares of common stock at a purchase price of $0.33 per share to two consultants. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

      9. In June 1999, we issued and sold an aggregate of 4,000 shares of common stock at a purchase price of $0.70 per share to two investors for an aggregate purchase price of $2,800. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to
         Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     10. In August 1999, we issued and sold an aggregate of 25,000 shares of common stock to three investors for an aggregate purchase price of $37,500. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.


     11. On July 27, 1999 and August 20, 1999, we issued and sold an aggregate of 3,732,820 shares of Series E Preferred Stock to a total of 47 investors for $6.00 per share, or an aggregate of $22,396,920. We believe that because the offering was made to a sophisticated entity without the means of a general solicitation, the offering was exempt from registration under Section 4(2) of the Securities Act, and Regulation D promulgated thereunder.



     12. On December 16, 1999, we issued and sold an aggregate of 500,000 shares of Series F Preferred Stock to one investor for $9.00 per share, or an aggregate of $4,500,000. We believe that because the offering was made to a sophisticated entity without the means of a general solicitation, the offering was exempt from registration under Section 4(2) of the Securities Act, and Regulation D promulgated thereunder.



     13. Since January 1997, we have granted stock options under our 1996 Stock Option Plan, covering an aggregate of 4,876,389 shares of common stock (net of expirations and cancellations) at exercise prices ranging from $0.10 to $6.00.



     14. Since January 1997, options to purchase an aggregate of 2,050,265 shares of common stock under our 1996 Stock Option Plan were exercised with a weighted average exercise price of approximately $0.62 per share.



     None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access to information about the Company.



     In particular, the securities described in the Preferred Stock financings and warrant issuances pursuant to numbers 1, 2 (except for the warrant issued to Silicon Valley Bank), 6, 7, 11 and 12 are owned in their entirety by individuals or large institutional investors who (A) represented to us that they were "accredited investors" within the definition of Rule 501 of Regulation D, familiar with investing in private companies, (B) represented to us that they understood that the securities they were purchasing were restricted and the risk of possible loss associated with their investment, (C) represented to us that they were familiar with our history and business, (D) received our recent financial information and (E) were afforded the opportunity to ask questions of our management. Each of the investors had expressed previous interest to our officers and directors in making an investment in us when an opportunity was available, and such investors were contacted only on a one-on-one basis without any general solicitation or advertising of the investment opportunity. Accordingly, we believe that the each of the foregoing transactions was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


    EXHIBIT                       EXHIBIT DESCRIPTION
    -------                       -------------------
     1.1*     Form of Underwriting Agreement
     3.1+     Certificate of Incorporation of the Registrant
     3.2+     Form of Amended and Restated Certificate of Incorporation of
              the Registrant
     3.3+     Bylaws of the Registrant
     4.1+     Form of Registrant's Common Stock Certificate
     5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, P.C. regarding legality of the securities being issued
    10.1+     Form of Indemnification Agreement entered into by and
              between the Registrant and each of its directors and
              executive officers
    10.2+     Warrant dated January 28, 1997 issued to Silicon Valley Bank
    10.3+     Warrant dated June 29, 1998 issued to Comdisco, Inc.
    10.4+     Warrant dated June 29, 1998 issued to Comdisco, Inc.
    10.5+     Warrant dated June 29, 1998 issued to Comdisco, Inc.
    10.6+     Warrant dated December 1, 1998 issued to Comdisco, Inc.
    10.7+     Warrant dated December 11, 1998 issued to Comdisco, Inc.
    10.8+     Lease agreement by and between the Registrant and Spieker
              Properties, Inc.
    10.9+     Offer Letter dated February 16, 1999 by and between the
              Registrant and Robert Spinner
    10.10+    1996 Stock Option Plan
    10.11+    Employee Stock Purchase Plan 2000 and related agreements
    23.1*     Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
    23.2      Consent of PricewaterhouseCoopers LLP, Independent
              Accountants
    24.1+     Power of Attorney (See page II-5)
    27+       Financial Data Schedule


---------------

* To be filed by amendment.

+ Previously filed.


(b) FINANCIAL STATEMENT SCHEDULES

     Schedule II -- Valuation and Qualifying Accounts and Reserves.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on the 21(st) day of December, 1999.


                                        EXTENSITY, INC.

                                        By:      /s/ ROBERT A. SPINNER
                                           -------------------------------------
                                                    Robert A. Spinner,
                                            President, Chief Executive Officer
                                                       and Director


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



            SIGNATURES                            TITLE                       DATE
            ----------                            -----                       ----
       /s/ ROBERT A. SPINNER          President and Chief Executive     December 21, 1999
----------------------------------   Officer and Director (Principal
        Robert A. Spinner                   Executive Officer)

      * /s/ KENNETH R. HAHN         Vice President and Chief Financial  December 21, 1999
----------------------------------   Officer (Principal Financial and
         Kenneth R. Hahn                   Accounting Officer)

      * /s/ SHARAM I. SASSON        Chairman of the Board of Directors  December 21, 1999
----------------------------------             and Founder
         Sharam I. Sasson

       * /s/ JOHN R. HUMMER                      Director               December 21, 1999
----------------------------------
          John R. Hummer

    * /s/ MITCHELL E. KERTZMAN                   Director               December 21, 1999
----------------------------------
       Mitchell E. Kertzman

       * /s/ TED E. SCHLEIN                      Director               December 21, 1999
----------------------------------
          Ted E. Schlein

    * By:/s/ ROBERT A. SPINNER
----------------------------------
        Robert A. Spinner,
         Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                      EXHIBIT DESCRIPTION
-------                      -------------------
 1.1*    Form of Underwriting Agreement
 3.1+    Certificate of Incorporation of the Registrant
 3.2+    Form of Amended and Restated Certificate of Incorporation of
         the Registrant
 3.2+    Bylaws of the Registrant
 4.1+    Form of Registrant's Common Stock Certificate
 5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, P.C. regarding legality of the securities being issued
10.1+    Form of Indemnification Agreement entered into by and
         between the Registrant and each of its directors and
         executive officers
10.2+    Warrant dated January 28, 1997 issued to Silicon Valley Bank
10.3+    Warrant dated June 29, 1998 issued to Comdisco, Inc.
10.4+    Warrant dated June 29, 1998 issued to Comdisco, Inc.
10.5+    Warrant dated June 29, 1998 issued to Comdisco, Inc.
10.6+    Warrant dated December 1, 1998 issued to Comdisco, Inc.
10.7+    Warrant dated December 11, 1998 issued to Comdisco, Inc.
10.8+    Lease agreement dated by and between the Registrant and
         Spieker Properties, Inc.
10.9+    Offer Letter dated February 16, 1999 by and between the
         Registrant and Robert Spinner
10.10+   1996 Stock Option Plan
10.11+   Employee Stock Purchase Plan 2000 and related agreements
23.1*    Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
23.2     Consent of PricewaterhouseCoopers Independent Accountants
24.1+    Power of Attorney (See page II-5)
27+      Financial Data Schedule


---------------

* To be filed by amendment.

+ Previously filed.